                                  SCHEDULE 14C
                                 (RULE 14C-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

 INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

         CHECK THE APPROPRIATE BOX:
[ ] Preliminary Information Statement            [ ] Confidential, for Use of the Commission
                                                    only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

                                   HSN, INC.
                (Name of Registrant as Specified in Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [ ]  No fee required.

      [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

      [X]  Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                [HSN, INC. LOGO]


                                                                   June 27, 1997

Dear Fellow Stockholders:

     As you may be aware, HSN, Inc. ("HSNi") recently entered into an agreement with Paul G. Allen pursuant to which HSNi intends to issue a number of shares of HSNi Common Stock in exchange (the "Exchange") for approximately 47% of the outstanding common stock of Ticketmaster Group, Inc. ("Ticketmaster"). Enclosed is an Information Statement that more fully describes the terms and conditions of the Exchange as well as certain information relating to Ticketmaster. Your shares of HSNi Common Stock will not be affected by the Exchange transaction.

     The Exchange, and HSNi's resulting investment in Ticketmaster, represent a strategic opportunity for HSNi. Your Board of Directors has unanimously approved the Exchange, and no action is required on your part (HSNi is not asking you for a proxy and you are requested not to send a proxy). In addition, the Board of Directors has received an opinion from Allen & Company Incorporated that, as of the date of such opinion, the terms of the Exchange are fair to HSNi from a financial point of view.

     I encourage you to read this Information Statement carefully.

                                          Very truly yours,

                                          /s/ BARRY DILLER
                                          Barry Diller
                                          Chairman of the Board and
                                          Chief Executive Officer


                             [HSN, INC. LETTERHEAD]

                                   HSN, INC.
                                  1 HSN DRIVE
                         ST. PETERSBURG, FLORIDA 33729

                   NOTICE OF ACTION TAKEN BY WRITTEN CONSENT

TO THE STOCKHOLDERS OF HSN, Inc.:

     NOTICE IS HEREBY GIVEN in accordance with Section 228(d) of the Delaware General Corporation Law (the "DGCL") and Article II, Section 8 of the By-laws of HSN, Inc. ("HSNi"), that stockholders representing approximately 71% of the total outstanding voting power of HSNi, have acted without a meeting of stockholders by written consent (the "Consent") to approve the issuance of up to 13,125,466 shares of Common Stock, par value $.01 per share of HSNi (the "HSNi Common Stock"), pursuant to the Stock Exchange Agreement by and between Paul G. Allen and HSNi, dated as of May 20, 1997 (the "Exchange Agreement") in exchange for up to 15,360,405 shares (the "Shares") of Common Stock, no par value, of Ticketmaster (the "Ticketmaster Common Stock"), representing up to approximately 59% of the total number of outstanding shares of Ticketmaster Common Stock. The Consent shall be effective on July 17, 1997.

     In accordance with the rules of the National Association of Securities Dealers, Inc., and pursuant to the DGCL and HSNi's Amended and Restated Certificate of Incorporation, as amended, the affirmative vote or written consent of the holders of a majority of the voting power of outstanding common stock entitled to vote, with holders of HSNi Common Stock and Class B Common Stock, par value $.01 per share, of HSNi voting together as a single class, is necessary to approve the issuance of the HSNi Common Stock (the "Stock Issuance") under the Exchange Agreement.

     BY VIRTUE OF THE CONSENT, THE STOCK ISSUANCE HAS BEEN APPROVED AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH MAY BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OR CONSENT OF ANY OTHER STOCKHOLDERS. None of the Stock Issuance or the transactions contemplated in connection therewith will afford to HSNi stockholders the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

                                            By Order of the Board of Directors

                                            /s/ JAMES G. GALLAGHER
                                            James G. Gallagher
                                            Vice President, General
                                            Counsel and Secretary

St. Petersburg, Florida
June 27, 1997

                                   HSN, INC.

                             INFORMATION STATEMENT

                            ------------------------

                                  INTRODUCTION

     This Information Statement is being furnished to the holders of record as of the close of business on June 26, 1997 of the common stock, par value $.01 per share (the "HSNi Common Stock"), and Class B common stock, par value $.01 per share (the "HSNi Class B Common Stock" and together with the HSNi Common Stock, the "Common Stock"), of HSN, Inc., a Delaware corporation ("HSNi"), in connection with the approval of the issuance (the "Stock Issuance") by HSNi of up to 13,125,466 shares of HSNi Common Stock in exchange for (the "Exchange") up to 15,360,405 shares (the "Shares") of common stock, no par value (the "Ticketmaster Common Stock"), of Ticketmaster Group, Inc., an Illinois corporation ("Ticketmaster"), on the terms set forth in the Stock Exchange Agreement dated as of May 20, 1997 by and between HSNi and Paul G. Allen, annexed hereto as Annex A (the "Exchange Agreement"). In consideration for the Shares, at the closing of the Exchange (the "Closing") HSNi will issue to Mr. Allen, Chairman of the Board of Directors of Ticketmaster, and certain other stockholders of Ticketmaster who are parties to a stockholders agreement with Mr. Allen that provide for rights to participate with Mr. Allen in any sale by him of Ticketmaster Common Stock ("Tag-Along Rights") and who elect to participate in the transaction (together with Mr. Allen, the "Tag-Along Group") an aggregate of up to 9,052,045 shares of HSNi Common Stock (the "HSNi Shares"), subject to the issuance of up to a maximum of 4,073,421 additional shares of HSNi Common Stock to be reserved for contingent issuance in July 1998 (the "Adjustment Shares," and together with the HSNi Shares, the "Tag-Along Group Shares") if the average market price of the HSNi Common Stock over certain periods prior to such time is below $29 per share (the "Adjustment"). See "The Exchange -- Terms of the Exchange." However, HSNi has been advised by a member of the Tag-Along Group holding 2,544,526 shares of Ticketmaster Common Stock (the "Non-Electing Holder") that it does not intend to elect to exercise Tag-Along Rights. Accordingly, it is assumed that HSNi will acquire a maximum of 12,815,879 shares of Ticketmaster Common Stock in exchange for a maximum of 7,552,530 shares of HSNi Common Stock, subject to possible adjustment as described below. The Closing is subject to specified conditions described herein. See "The Exchange -- Terms of the Exchange." As of the date of this Information Statement, it is anticipated that the Closing will occur on or about July 17, 1997.

     Pursuant to the rules of the National Association of Securities Dealers, Inc. (the "NASD"), the issuance of shares of HSNi Common Stock under the Exchange Agreement requires stockholder approval given that the number of shares of HSNi Common Stock to be issued under the Exchange Agreement may be equal to or in excess of 20% of the number of shares of Common Stock outstanding before such issuance.

     Pursuant to the rules of the NASD and in accordance with the Delaware General Corporation law (the "DGCL") and HSNi's Amended and Restated Certificate of Incorporation, as amended (the "HSNi Charter"), the affirmative vote or written consent of the holders of a majority of the voting power of outstanding Common Stock entitled to vote (with holders of HSNi Common Stock and HSNi Class B Common Stock voting together as a single class) is necessary to approve the issuance of the HSNi Common Stock under the Exchange Agreement. On May 20, 1997, in accordance with Section 228(d) of the DGCL and Article II, Section 8 of HSNi's Amended and Restated By-laws (the "HSNi By-laws"), stockholders representing approximately 71% of the total outstanding voting power of HSNi acted without a meeting of stockholders by written consent (the "Consent") to approve the Stock Issuance and the transactions contemplated in connection therewith. See "The Exchange -- Approval of the Exchange," and "Security Ownership of Certain Beneficial Owners and Management of HSNi." The Consent shall be effective on July 17, 1997. ACCORDINGLY, THE STOCK ISSUANCE HAS BEEN APPROVED AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH MAY BE CONSUMMATED WITHOUT THE AFFIRMATIVE VOTE OR CONSENT OF ANY OTHER STOCKHOLDERS. IN LIGHT OF THE FOREGOING, HSNi HAS DETERMINED NOT TO SOLICIT PROXIES OR CONSENTS FROM ITS STOCKHOLDERS. YOU ARE ADVISED, HOWEVER, TO READ THE ATTACHED INFORMATION STATEMENT IN ITS ENTIRETY FOR A DESCRIPTION OF THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE STOCK ISSUANCE.

                     HSNi IS NOT ASKING YOU FOR A PROXY AND
                     YOU ARE REQUESTED NOT TO SEND A PROXY

                  NO DISSENTERS' RIGHTS; NO PREEMPTIVE RIGHTS

     None of the corporate actions described in this Information Statement will afford to stockholders of HSNi the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares of Common Stock. The issuance of HSNi Common Stock in the Exchange will not result in stockholders of HSNi having any preemptive rights to acquire additional shares of Common Stock. The rights of holders of Common Stock, as holders of Common Stock, will not be affected by the Exchange or the transactions contemplated in connection therewith.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HSNi OR ANY OTHER PERSON.

     The date of this Information Statement is June 27, 1997 and it is being mailed to stockholders on or about such date.

                            ------------------------

                             AVAILABLE INFORMATION

     HSNi and Ticketmaster are each subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information (http://www.sec.gov). In addition, materials filed by HSNi and Ticketmaster should be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO HSNi HAS BEEN SUPPLIED BY HSNi, AND ALL INFORMATION RELATING TO TICKETMASTER, UNLESS OTHERWISE INDICATED, HAS BEEN SUPPLIED BY TICKETMASTER OR TAKEN FROM TICKETMASTER'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1997. HSNi TAKES NO RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION SUPPLIED BY TICKETMASTER OR TAKEN FROM TICKETMASTER'S FILINGS WITH THE COMMISSION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Information Statement incorporates documents by reference that are not presented herein or delivered herewith. There will be provided without charge to each person, including any beneficial owner, to whom an Information Statement is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated by reference herein (excluding exhibits unless such exhibits are specifically incorporated by reference herein). With respect to HSNi's documents, requests should be directed to HSN, Inc., Investor Relations Department, 1 HSN Drive, St. Petersburg, Florida 33729 (telephone (813) 572-8585). In order to ensure timely delivery of the documents in advance of the consummation of the Stock Issuance to which this Information Statement relates, any such request should be made within 14 calendar days from the date of this Information Statement. HSNi incorporates herein by reference HSNi's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, HSNi's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and the description of HSNi Common Stock and HSNi Class B Common Stock set forth in HSNi's Registration Statement on Form 10 dated August 27, 1992 (No. 0-20570), as amended.

     All reports and definitive proxy or information statements filed by HSNi pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the date of the consummation of the Stock Issuance shall be deemed incorporated by reference into this Information Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                           FORWARD-LOOKING STATEMENTS

     THIS INFORMATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS REGARDING HSNI'S OR TICKETMASTER'S EXPECTED FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH HSNI BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS (CERTAIN OF WHICH ARE BEYOND HSNI'S OR TICKETMASTER'S CONTROL) THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS HEREIN INCLUDE, AMONG OTHERS, GENERAL ECONOMIC, BUSINESS AND MARKET CONDITIONS, CHANGES IN FEDERAL LAWS AND REGULATION OF THE TELECOMMUNICATIONS AND BROADCAST INDUSTRIES, DIFFICULTIES IN ACHIEVING EXPECTED COST SAVINGS, INCREASED COMPETITIVE PRESSURE, AND THE COSTS OR DIFFICULTIES RELATING TO THE INTEGRATION OF ACQUIRED BUSINESSES.

                               TABLE OF CONTENTS

INTRODUCTION...........................................................................     i
NO DISSENTERS' RIGHTS; NO PREEMPTIVE RIGHTS............................................    ii
AVAILABLE INFORMATION..................................................................   iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................   iii
FORWARD-LOOKING STATEMENTS.............................................................   iii
TABLE OF CONTENTS......................................................................    iv
INDEX OF DEFINED TERMS.................................................................    vi

THE PARTIES............................................................................     1
  HSNi.................................................................................     1
  Ticketmaster.........................................................................     1
     Recent Developments...............................................................     1

THE EXCHANGE...........................................................................     2
  Background of the Exchange...........................................................     2
  Approval of the Exchange.............................................................     3
     HSNi Board Approval...............................................................     3
     HSNi Stockholder Approval.........................................................     4
  Reasons for the Exchange.............................................................     4
     Opinion of HSNi's Financial Advisor...............................................     5
  Terms of the Exchange................................................................     8
     The Exchange......................................................................     8
     Representations and Warranties....................................................     9
     Covenants.........................................................................     9
     Board Representation..............................................................    10
     Conditions to Closing.............................................................    11
     Termination.......................................................................    12
  Interests of Certain Persons in the Exchange.........................................    12
     Liberty HSN, Liberty and TCI......................................................    12
     Mr. Diller........................................................................    14
     Other.............................................................................    14
  Accounting Treatment.................................................................    14
  Certain Federal Income Tax Consequences..............................................    15
  Regulatory Approvals.................................................................    15

INFORMATION CONCERNING TICKETMASTER....................................................    16
  Business.............................................................................    16
     General...........................................................................    16
     Client Relationships..............................................................    17
     Distribution System...............................................................    19
     The Ticketmaster System...........................................................    21
     Industry Overview.................................................................    23
     Ticketmaster History..............................................................    23
     Joint Ventures And Licensees......................................................    24
     Competition.......................................................................    26
     Trademarks and Patents............................................................    27
     Regulation........................................................................    27
     Employees.........................................................................    27
  Properties...........................................................................    28
  Legal Proceedings....................................................................    28
  Market Prices and Dividends..........................................................    29

SELECTED FINANCIAL DATA OF TICKETMASTER................................................    31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TICKETMASTER..................................................    32
  General..............................................................................    32

  Revenues.............................................................................    32
  Operating Costs......................................................................    33
  Other................................................................................    34
  Pro Forma Financial Information......................................................    34
  Fiscal Year 1997 Compared with Fiscal Year 1996......................................    40
     Consolidated Businesses...........................................................    40
     Unconsolidated Joint Ventures.....................................................    42
     Managed Businesses................................................................    42
  Fiscal Year 1996 Compared with Fiscal Year 1995......................................    43
     Consolidated Businesses...........................................................    43
     Unconsolidated Joint Ventures.....................................................    44
     Managed Businesses................................................................    45
  Liquidity and Capital Resources......................................................    45
  Seasonality..........................................................................    46
  Inflation Risk.......................................................................    46
  Foreign Currency Risk................................................................    46
  Effect of Recent Accounting Changes..................................................    47
SELECTED FINANCIAL DATA OF HSNi........................................................    47
SELECTED PRO FORMA FINANCIAL DATA OF HSNi..............................................    48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HSNi.................    48
MARKET PRICES..........................................................................    51
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA......................   F-1
Annex A -- Stock Exchange Agreement between Paul G. Allen and HSN, Inc., dated May 20,
  1997
Annex B -- Stockholders Agreement by and among Paul G. Allen, Barry Diller and Liberty
  Media Corporation, dated as of May 20, 1997
Annex C -- Opinion of Allen & Company Incorporated, dated May 19, 1997

                         INDEX OF CERTAIN DEFINED TERMS

Adjustment.............................          i
Adjustment Shares......................          i
Allen & Company........................          3
Antitrust Division.....................         15
August Stockholders Agreement..........          4
Australian Joint Ventures..............         24
BDTV...................................          4
BDTV Entities..........................          4
BDTV II................................          4
CIE....................................         24
Closing................................          i
Commission.............................        iii
Common Stock...........................          i
Consent................................          i
Consolidated Businesses................         16
Contingent Rights......................         12
Contingent Rights Shares...............         12
Credit Agreement.......................         30
DGCL...................................          i
Diller-Liberty-Allen Stockholders
  Agreement............................         10
Distribution...........................          1
Distribution Date......................          1
District Court.........................         28
Engagement Letter......................          7
EBITDA.................................          6
EPS....................................         47
ETG....................................         33
European Joint Venture.................         25
Exchange...............................          i
Exchange Act...........................        iii
Exchange Agreement.....................          i
Exchangeable Promissory Note...........         25
Fair Market Value......................          8
FCC....................................          8
FCC Excess Shares......................          8
First Amendment........................          4
FTC....................................         15
Fundamental Matter.....................          4
HBI....................................         29
Home Shopping..........................          1
Home Shopping Merger...................          1
HSNCC..................................         48
HSNi...................................          i
HSNi Board.............................          2
HSNi By-laws...........................          i
HSNi Charter...........................          i
HSNi Class B Common Stock..............          i
HSNi Common Stock......................          i
HSNi Shares............................          i
HSR Act................................          9
IPO....................................          6
IPO Price..............................          6
Latin American Venture.................         24
Liberty................................          4
Liberty Exchange.......................         13
Liberty Exchange Agreement.............         13
Liberty Exchange Shares................         13
Liberty HSN............................         12
Mergers................................          1
Microsoft..............................         29
Montgomery.............................          2
MovieFone..............................         25
NASD...................................          i
NASDAQ.................................         30
New East...............................         25
NNM....................................         30
Non-Electing Holder....................          i
Pacer Joint Venture....................         25
PCI....................................         21
Preferred Stock........................         25
Savoy..................................          1
Savoy Merger...........................          1
Second Closing.........................          8
Securities Act.........................          9
Shares.................................          i
Silver King............................          1
SKBC...................................          1
SKTV...................................         47
SKTV Stations..........................         48
Statement 109..........................         48
Stock Issuance.........................          i
Stockholders Agreement.................          4
Tag-Along Group........................          i
Tag-Along Group Shares.................          i
Tag-Along Rights.......................          i
Tag-Along Sale.........................          8
TCI....................................         12
TCW....................................         29
Ticketmaster...........................          i
Ticketmaster Common Stock..............          i
Ticketmaster Credit Agreement..........         11
Ticketmaster Shareholders Agreement....          8
Unconsolidated Joint Ventures..........         16
WIL....................................         25

                                  THE PARTIES

HSNI

     HSNi, formerly known as Silver King Communications, Inc. ("Silver King"), is a holding company, the subsidiaries of which conduct the operations of HSNi's various business activities. HSNi was incorporated in July 1986 in Delaware as Silver King Broadcasting Company, Inc. ("SKBC") as part of a strategy to broaden the viewership of Home Shopping Network, Inc. ("Home Shopping"). SKBC subsequently changed its name to HSN Communications, Inc. and thereafter, to Silver King. On December 28, 1992 (the "Distribution Date"), Home Shopping, the sole stockholder, distributed the capital stock (the "Distribution") of HSNi to Home Shopping's stockholders in the form of a pro-rata tax free stock dividend. On December 19 and 20, 1996, Silver King consummated mergers with Savoy Pictures Entertainment, Inc. ("Savoy") and Home Shopping, respectively (respectively, the "Savoy Merger" and the "Home Shopping Merger," and collectively, the "Mergers") and changed its name to HSN, Inc. Following the Mergers, HSNi's principal areas of business are electronic retailing and television broadcasting.

     HSNi's principal executive offices are located at 1 HSN Drive, St. Petersburg, Florida, 33729 and its telephone number is (813) 572-8585.

TICKETMASTER

     Ticketmaster, through its subsidiaries and those unconsolidated joint ventures in which it acts as managing partner, is the leading provider of automated ticketing services in the U.S. with over 3,500 clients, including many of the country's foremost entertainment facilities and promoters and 77 professional sports franchises. Ticketmaster has established its market position by providing these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and Ticketmaster's World Wide Web site. Revenue is generated principally from convenience charges received by Ticketmaster for tickets sold on its clients' behalf. Ticketmaster generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets. Ticketmaster sold 60.0 million tickets in fiscal 1997, while generating revenues from its Managed Business (as defined herein) of $298.5 million.

     Ticketmaster's principal offices are located at 8800 Sunset Boulevard, West Hollywood, California 90069, and its telephone number is (310) 360-6000. Ticketmaster uses a fiscal year ending on January 31. Therefore, as used in this Information Statement, references to a "fiscal" year with respect to Ticketmaster refer to the 12-month period ending on January 31 of each year (e.g., "fiscal 1997" shall mean Ticketmaster's fiscal year ended January 31,
1997).

Recent Developments

     Pursuant to an Agreement of Purchase and Sale of Stock, dated as of May 13, 1997, Ticketmaster acquired all of the issued and outstanding shares of capital stock of its Canadian licensee for a purchase price of Cdn. $44,650,000 (approximately U.S. $32,350,000) consisting of approximately Cdn. $22,325,000 in cash and 1,115,531 non-voting, non-participating Class B Shares of Ticketmaster's new Canadian subsidiary. Upon the occurrence or satisfaction, as applicable, of certain specified events and conditions relating to operations in Canada, the purchase price will be increased by approximately 12.3%, payable on May 1, 1998, 50% in cash and 50% in additional Class B Shares of the Canadian subsidiary. Holders of the Class B Shares have the right, at any time, to exchange such Class B Shares for shares of Ticketmaster Common Stock on a one-for-one basis, subject to adjustment. In addition, Ticketmaster has the right to require such exchange to occur at any time on or after January 1, 2001, or earlier if certain specified events occur.

     The following summarizes certain recent events that have taken place with respect to the matters described under "Information Concerning
Ticketmaster -- Legal Proceedings:" (i) with regard to Ticketmaster's action against Microsoft (as defined herein), an amended complaint was filed by Ticketmaster on May 9, 1997; (ii) with regard to the action against HBI (as defined herein), Ticketmaster's motion for partial summary judgment was granted in part on May 9, 1997; and (iii) with regard to the action filed against Ticketmaster by Ticketmaster Group Limited Partnership, Ticketmaster filed its answer, affirmative defenses and counterclaim on May 5, 1997.

     With respect to the New York City collective bargaining agreement, described below (see "Information Concerning Ticketmaster -- Business"), a decision has been made to close the New York City call center on or about August 10, 1997.

                                  THE EXCHANGE

BACKGROUND OF THE EXCHANGE

     HSNi regularly evaluates its strategic options, including significant investment opportunities in other companies, that could complement and strengthen its business. Since Barry Diller became Chairman of the Board and Chief Executive Officer of HSNi in August 1995, HSNi has evaluated growth strategies, including growth through internal development, acquisitions and strategic investments. In early 1997, Mr. Diller approached Mr. Allen and presented to Mr. Allen the outlines of a transaction involving the exchange of HSNi stock for Mr. Allen's stake in Ticketmaster. Mr. Diller and Mr. Allen from time to time then discussed generally the possibility of such a share exchange.

     Several weeks prior to the execution of the Exchange Agreement, HSNi and Mr. Allen's financial advisor, Montgomery Securities ("Montgomery"), entered into a confidentiality agreement pursuant to which HSNi agreed to share with Montgomery certain non-public information concerning HSNi in connection with Mr. Allen's evaluation of the proposed terms of a share exchange transaction. Thereafter HSNi and Mr. Allen, through their representatives, conducted mutual due diligence investigations of Ticketmaster and HSNi, respectively.

     At the point in the discussions between Messrs. Diller and Allen when they believed that a transaction was possible, they informed Fredric D. Rosen, President and Chief Executive Officer of Ticketmaster, of the potential transaction to seek his views. Thereafter, the parties agreed that they each would instruct their financial and legal advisors to seek to negotiate the terms of a definitive agreement.

     At a telephonic information meeting on May 15, 1997, the HSNi Board of Directors (the "HSNi Board") was informed of the possibility of a share exchange transaction involving the Shares and was briefed by Mr. Diller and HSNi's legal and financial advisors on Ticketmaster and its businesses, the background of the proposed transaction, and the status of the discussions with Mr. Allen. During that meeting, the HSNi Board made an extensive evaluation of the business and financial consequences of the proposed transaction to HSNi.

     From May 9, 1997 through the date of the Exchange Agreement, the parties and their financial and legal advisors negotiated the terms of the definitive Exchange Agreement.

     On May 20, 1997, HSNi announced the execution of the Exchange Agreement and issued the following press release:

           HSN, INC. TO ACQUIRE CONTROLLING INTEREST IN TICKETMASTER
          GROUP, INC.; HSN, INC. AND PAUL G. ALLEN TO EXCHANGE SHARES
                         IN STOCK-FOR-STOCK TRANSACTION

          ST. PETERSBURG, Fla., May 20 -- HSN, Inc. (Nasdaq:HSNI) today announced plans to acquire Paul G. Allen's 47.5% equity interest in Ticketmaster Group, Inc. (Nasdaq:TKTM) in a stock-for-stock transaction. The shares to be issued by HSN, Inc. to Mr. Allen will represent approximately 11% of HSN, Inc.'s equity after consummation of the transaction. The 47.5% interest gives effect to shares recently issued by Ticketmaster to acquire its Canadian licensee.

          Under the terms of the Agreement, HSN, Inc. will issue approximately
     7.2 million shares of HSN, Inc. to Mr. Allen in exchange for approximately
     12.3 million shares of Ticketmaster. The transaction is subject to certain customary terms and conditions, and is expected to close in July 1997.

          HSN, Inc. currently intends to purchase additional Ticketmaster shares from time to time, through open market purchases or otherwise, in order to increase its ownership to over 50% and to consolidate the two companies' operating results for accounting purposes. The two companies will continue to operate as independent entities.

          Upon the closing of the initial exchange of shares, Paul Allen, Fredric D. Rosen, and William Savoy are expected to join HSN, Inc.'s Board of Directors. Mr. Rosen will remain President and Chief Executive Officer of Ticketmaster Group, Inc.

          Barry Diller, Chairman and Chief Executive Officer of HSN, Inc., said, "Interactivity and electronic commerce is the core business of the Home Shopping Network. We believe that the Transactional Processing Center of the Home Shopping Network, our full service fulfillment operations, which receive 60 million calls per year and mail over 24 million packages annually, is a key operating asset. As all forms of electronic commerce grow, the need for efficient transactional capability will exponentially grow and we intend to be an aggressive player in offering these services to the thousands of companies that will need them as they develop their own versions of interactive direct commerce. Ticketmaster, a great brand name with rich experience in transactions, with 60 million tickets worth $1.8 billion sold annually and a database of over 25 million active names, is well matched to our existing infrastructure. We believe this transaction will help us gain the scale and experience for the kind of expansion we foresee as a key component to our overall growth.

          "Fred Rosen is one of those rare executives whose vision and willfulness against great odds, created the Ticketmaster business. He knows how much I really do hope he will play an expanded role in the development of this and allied businesses.

          "We're also very pleased that as part of this transaction we will have a key investor like Paul Allen join our Company's interests and its Board. I've known Mr. Allen for some time and have great respect for his ability and decency. For a great long time before others saw anything, he saw the future and acted upon it in all these myriad computer enabled forms of interactivity."

          "This transaction creates a powerful partnership between two leaders in electronic commerce and provides Ticketmaster with additional channels for growth," said Mr. Rosen. "I am pleased to be in business with Barry Diller."

          Mr. Allen, Chairman of Ticketmaster Group, Inc. said, "I'm pleased to be entering into a long-term relationship with HSN, Inc. and Barry Diller. Our mutual interest and strategic investments in the electronic commerce market will create not only synergy, but also unique opportunities that support this and future business ventures."

          Under the terms of the agreement, up to a maximum of 3.3 million additional shares of HSN, Inc. Common Stock will also be issued in August 1998 if the average closing stock price of HSN, Inc. is below $29 per share for the first 20 consecutive trading days in July 1998, subject to certain conditions described below. This adjustment will be made, subject to the maximum number of shares set forth above, to ensure that Paul Allen will be receiving value for his stock equal to but not to exceed $209 million. However, in no event will Paul Allen be entitled to any such adjustment if the average closing stock price of HSN, Inc. equals or exceeds $29 per share for any 20 consecutive trading days between December 1, 1997 and June 30, 1998.

          Certain other shareholders of Ticketmaster have tag-along rights with respect to Mr. Allen's sale of shares. HSN, Inc. has been advised that the shareholder controlling in excess of 80% of such rights does not intend to exercise them due to its own planning considerations.

APPROVAL OF THE EXCHANGE

HSNi Board Approval

     On May 19, 1997, at a meeting of the HSNi Board, during which meeting Allen & Company Incorporated ("Allen & Company"), HSNi's financial advisor, delivered its opinion that the Exchange was fair to HSNi from a financial point of view, the HSNi Board unanimously approved the Exchange and the transactions contemplated in connection therewith, including the Stock Issuance. The Board of Directors recommended that the stockholders vote to approve the Stock Issuance and the transactions contemplated in connection therewith.

HSNi Stockholder Approval

     In accordance with the rules of the NASD, the affirmative vote or written consent of the holders of a majority of the voting power of outstanding Common Stock entitled to vote (with holders of HSNi Common Stock and HSNi Class B Common Stock voting together as a single class) is necessary to approve the Stock Issuance. On May 20, 1997, in accordance with Section 228 of the DGCL and
Article II, Section 8 of HSNi's By-laws, BDTV INC. ("BDTV") and BDTV II INC. ("BDTV II," and together with BDTV, the "BDTV Entities"), as the holders of shares of HSNi Class B Common Stock representing in the aggregate approximately 71% of the outstanding total voting power of HSNi executed the Consent, approving the Stock Issuance and the transactions contemplated in connection therewith. See "Beneficial Security Ownership of Certain Beneficial Owners and Management of HSNi."

     The action taken by the BDTV Entities in executing the Consent was in turn consented to by Mr. Diller and Liberty Media Corporation ("Liberty") as stockholders of the BDTV Entities. Mr. Diller and Liberty are parties to a stockholders agreement, dated as of August 24, 1995 (the "August Stockholders Agreement"), as amended by the first amendment (the "First Amendment") thereto, dated as of August 25, 1996 (the First Amendment, together with the August Stockholders Agreement, the "Stockholders Agreement"), pursuant to which the parties thereto and certain of their affiliates have formed the BDTV Entities. Mr. Diller beneficially owns all the outstanding voting stock of each of the BDTV Entities and Liberty currently holds all of the non-voting common stock of each of the BDTV Entities, representing in excess of 99% of the equity of each of them, which shares are convertible under certain circumstances into shares of voting common stock.

     Under the terms of the Stockholders Agreement, the Stock Issuance, together with the transactions contemplated in connection therewith, constitute a "Fundamental Matter." The Stockholders Agreement provides that the taking of any action by the BDTV Entities with respect to any Fundamental Matter requires the unanimous approval of each holder of a voting or non-voting equity interest in the BDTV Entities.

     See "-- Interests of Certain Persons in the Exchange."

REASONS FOR THE EXCHANGE

     The HSNi Board believes that HSNi's ownership of a significant equity interest in Ticketmaster would provide meaningful benefits to HSNi. In reaching its conclusion to approve the Exchange and the transactions contemplated in connection therewith, the HSNi Board considered a number of factors. The material factors considered by the HSNi Board are as follows: (i) its review of the financial condition, results of operations, cash flows, business and prospects of Ticketmaster; (ii) its view of the strategic opportunities presented by a significant ownership interest in Ticketmaster, including without limitation, the possibility of fulfillment and other arrangements between HSNi and Ticketmaster; (iii) the opinion of Allen & Company that the terms of the Exchange are fair to HSNi from a financial point of view; (iv) the fact that as a result of the Stock Issuance, HSNi would issue additional shares of Common Stock to Liberty in satisfaction of HSNi's obligation under the Contingent Rights (as defined herein) (see "-- Interests of Certain Persons in the Acquisition"); and (v) the fact that there will continue to be public ownership of, and a public market for, shares of Ticketmaster Common Stock.

     In view of the nature of the factors considered in connection with its evaluation of the terms of the Exchange, the HSNi Board did not attempt to quantify or assign relative importance to such factors. THE HSNI BOARD HAS CONCLUDED THAT THE EXCHANGE IS IN THE BEST INTERESTS OF HSNI.

Opinion of HSNi's Financial Advisor

     At the meeting of the HSNi Board on May 19, 1997, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the terms of the Exchange were fair to HSNi from a financial point of view.

     The full text of the written opinion, dated May 19, 1997, is set forth as Annex C to this Information Statement and describes the assumptions made, matters considered and limits on the review undertaken. HSNI STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. The summary of the opinion of Allen & Company set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Allen & Company reviewed and analyzed (i) the terms and conditions of the Exchange Agreement; (ii) financial aspects of the proposed transaction and consideration to be paid by HSNi in the Exchange; (iii) the present financial conditions and prospects of HSNi and Ticketmaster; (iv) publicly available historical business and financial information relating to HSNi and Ticketmaster, as presented in documents filed with the Commission; (v) selected non-public financial and operating data provided to Allen & Company by HSNi and Ticketmaster relating to HSNi's and Ticketmaster's respective businesses; (vi) the trading histories of the HSNi Common Stock and Ticketmaster Common Stock, including their performance in comparison to market indices and to selected companies with operating statistics and dynamics similar to those of HSNi and Ticketmaster; (vii) certain stock market data and financial information relating to selected public companies; (viii) public financial and transaction information relating to change of control transactions deemed by Allen & Company to be generally similar to the Exchange; (ix) discussions with certain members of HSNi management and Ticketmaster management; and (x) such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

     In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purposes of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of HSNi or Ticketmaster. With respect to non-public financial and operating data, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and Allen & Company expressed no opinion with respect to such forecasts or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of Ticketmaster Common Stock or HSNi Common Stock following the consummation of the Exchange, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     Neither HSNi nor Ticketmaster makes, as a matter of course, public forecasts or projections as to future performance or earnings. However, in connection with their ongoing budgetary and financing activities, management of HSNi and Ticketmaster, respectively, periodically prepare certain projections for internal use. Certain of such projections were provided Allen & Company in connection with the Exchange and related transactions. Such projections were not prepared for, or with a view toward, dissemination to the public. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE COMMISSION REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF HSNi, TICKETMASTER, OR THEIR AFFILIATES. In addition, such projections are based upon a variety of assumptions and estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of HSNi Ticketmaster and their affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by HSNi; Ticketmaster, or any other person that the projections will prove to be correct. None of Allen & Company or any party to whom any of these projections were provided assumes any responsibility for the accuracy of such information and, in connection with its review, Allen & Company assumed without independent verification that these projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements which prepared the projections.

     The following is a summary of the presentation made by Allen & Company to the HSNi Board in connection with the rendering of Allen & Company's fairness opinion:

     Prior to delivering its written opinion to the HSNi Board, Allen & Company reviewed certain information with the HSNi Board relating to HSNi and Ticketmaster, including the information reviewed and analyzed in connection with rendering their opinion, the financial terms of the Exchange Agreement, the consideration to be paid by HSNi and the financial analyses summarized below.

     Allen & Company reviewed the price performance of Ticketmaster Common Stock and trading volume of Ticketmaster Common Stock since Ticketmaster's initial public offering consummated on November 22, 1996 ("IPO"). Allen & Company also reviewed the volume trading history of Ticketmaster Common Stock at a series of price ranges since the IPO and noted that in excess of two-thirds of the trading activity had taken place above the $13 per share trading price on May 15, 1997. Allen & Company also reviewed recent reports of Wall Street analysts addressing Ticketmaster Common Stock, noting twelve month target price estimates of $15 to $17 per share of Ticketmaster Common Stock.

     While noting that there are no publicly traded companies directly comparable to Ticketmaster, Allen & Company performed a comparable company analysis by comparing Ticketmaster to four market segments that Allen & Company believed best reflected the nature and dynamics of Ticketmaster's business. The market segments were represented by indices of companies in the following industries: (i) diversified entertainment; (ii) telemarketing; (iii) transaction processing; and (iv) direct marketing. The financial information compared included recent trading price performance, historical and projected operating results, and historical and projected multiples of key valuation measures and financial statistics. Based upon such analysis, Allen & Company concluded that the $13 trading price per share of Ticketmaster Common Stock on May 15, 1997, was within the range of the multiples provided by such analysis.

     As part of its analysis, Allen & Company also reviewed recent transactions valuing Ticketmaster Common Stock, which included (i) the initial purchase by Mr. Allen in December 1993 of approximately 12.2 million shares of Ticketmaster Common Stock at an implied price of $14.14 per share, and (ii) the IPO of 7.25 million shares, in which the price per share of Ticketmaster Common Stock to the public ("IPO Price") was $14.50, which reflected an enterprise value multiple of projected fiscal 1998 attributable earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately 10x.

     Allen & Company also analyzed the implied value of the consideration to be paid by HSNi for the Shares. Based upon the market value of $26 per share of HSNi Common Stock as of May 15, 1997, Allen & Company determined that the implied offer value was approximately $15.32 to $17.09 per share (depending upon the amount of the Adjustment), representing a premium of 18% to 32% over the market price of $13 per Share of Ticketmaster Common Stock on May 15, 1997.

     Allen & Company noted that control premiums paid in comparably sized transactions ($100 million to $500 million) to the Exchange have averaged in excess of 30% over the past several years. Among these transactions, the premium to the target entity's stock price one day prior to announcement ranged from 4.9% to 99.6% with a mean of 32.5% (30.8% excluding the high and low) and a median of 28.3%.

     Allen & Company analyzed the enterprise value of Ticketmaster represented by the consideration to be paid by HSNi in the Exchange based upon the implied value as a multiple of projected fiscal 1998 attributable EBITDA (9.7x to 10.5x) (which was approximately $52.1 million, including Allen & Company's estimated pro forma adjustments for Ticketmaster's acquisition of its Canadian licensee; Allen & Company's estimate was based upon Ticketmaster management's projection of fiscal 1998 attributable EBITDA of approximately $47.7 million, which projection did not reflect pro forma adjustments for Ticketmaster's acquisition of its Canadian licensee). Allen & Company noted such multiple range was consistent with the range of current trading multiples for similar companies and with the multiple paid for Ticketmaster Common Stock at the time of the IPO. Allen & Company stated its belief that Ticketmaster's financial and operating performance has improved since the IPO.

     Allen & Company also performed a discounted cash flow analysis of Ticketmaster based upon budgets provided by Ticketmaster management and certain other assumptions made by Allen & Company. The discounted cash flow valuation of Ticketmaster was determined by adding (i) the present value of projected unlevered after-tax free cash flow of Ticketmaster over the five year period from fiscal 1998 through fiscal 2002 and (ii) the present value of Ticketmaster's terminal value in the year 2002. The range of terminal values for Ticketmaster's common equity at the end of the five year period was calculated by applying a range of multiples (from 8.0x to 10.0x) to Ticketmaster's projected EBITDA. The cash flows and terminal values of Ticketmaster were discounted to present value using different discount rates (from 10% to 15%) chosen to reflect various assumptions regarding Ticketmaster's estimated cost of capital. Based upon this analysis, Allen & Company valued Ticketmaster Common Stock at $12.56 to $20.27 per share.

     No company used in the comparable company analysis summarized above is identical to Ticketmaster, and no transaction reviewed in the control premium analysis is identical to the Exchange. Accordingly, any such analysis of the value of Ticketmaster or the consideration offer by HSNi in the Exchange involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

     The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

     In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of HSNi or Ticketmaster. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness to HSNi, from a financial point of view, of the terms of the Exchange. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. HSNi retained Allen & Company based on such qualifications as well as its familiarity with HSNi and Ticketmaster.

     HSNi entered into a letter agreement with Allen & Company dated May 19, 1997 (the "Engagement Letter"), pursuant to which Allen & Company agreed to act as financial advisor to HSNi and to assist in evaluating the fairness to HSNi, from a financial point of view, of the terms of a proposed transaction between HSNi and Mr. Allen. Under the Engagement Letter, HSNi agreed to pay Allen & Company a fee in an amount to be agreed upon by HSNi and Allen & Company, which fee has not yet been determined. HSNi has agreed to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by HSNi and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

     Allen & Company has from time to time provided financial advisory services to each of Ticketmaster and HSNi, acted as managing underwriter of Ticketmaster's IPO, and acted as placement agent in March 1996 for the private placement of Home Shopping convertible debentures. Allen & Company and certain principals and employees of Allen & Company hold positions in HSNi securities. From time to time in the ordinary course of its business as a broker-dealer, Allen & Company may hold positions and trade in securities of HSNi and Ticketmaster.

TERMS OF THE EXCHANGE

     The following is a brief summary of the terms of the Exchange. This summary does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is annexed to this Information Statement as Annex A and incorporated herein by reference.

The Exchange

     At the Closing, HSNi will acquire from Mr. Allen the 12,283,014 Shares held by him, and, in consideration therefor, HSNi will issue to Mr. Allen an aggregate of 7,238,507 shares of HSNi Common Stock, subject to adjustment as follows: if the unweighted average closing price of a share of HSNi Common Stock, during the first 20 trading days in July 1998 (the "Fair Market Value") is less than $29 per share, Adjustment Shares will be issued to Mr. Allen at a second closing (the "Second Closing"). The number of Adjustment Shares to be issued will equal the difference between the number obtained by dividing $209,916,709 by the Fair Market Value and 7,238,507. Notwithstanding the foregoing, (i) if the Fair Market Value is less than $20 per share, the Fair Market Value will be deemed to be $20 per share, and (ii) no adjustment will be required or made if the Fair Market Value during any consecutive 20 trading day period commencing on December 1, 1997 and ending on the day immediately prior to the Second Closing equals or exceeds $29 per share.

     In the event that the issuance of all or any portion of the Adjustment Shares would cause Mr. Allen to be in violation of the rules and regulations of the Federal Communications Commission ("FCC"), Mr. Allen, at his option, may elect to (i) receive in lieu of the Adjustment Shares that may not be issued under FCC law (the "FCC Excess Shares") non-voting participating preferred stock of HSNi, convertible upon transfer or upon compliance with FCC regulatory restrictions into HSNi Common Stock, and designed to be the economic equivalent of the FCC Excess Shares, (ii) deliver a proxy complying with FCC law to Mr. Diller to vote the FCC Excess Shares, or (iii) enter into such other arrangements to comply with FCC law as are acceptable to HSNi.

     The Exchange Agreement also provides that, subject to specified conditions, pursuant to the terms of the Shareholders Agreement, dated as of December 15, 1993, by and among Mr. Allen and the other members of the Tag-Along Group (the "Ticketmaster Shareholders Agreement"), HSNi will purchase shares of Ticketmaster Common Stock from those members of the Tag-Along Group who exercise their Tag-Along Rights in accordance with the terms of the Ticketmaster Shareholders Agreement. As a result, as part of the Exchange, HSNi may acquire up to an additional 3,077,391 shares of Ticketmaster Common Stock, in the aggregate, from those members of the Tag-Along Group other than Mr. Allen (532,865 additional shares of Ticketmaster Common Stock excluding shares held by the Non-Electing Holder), and in exchange therefor may issue to such members up to an additional 1,813,538 shares of HSNi Common Stock, in the aggregate, at the Closing (314,023 additional shares of HSNi Common Stock excluding shares that would be issuable to the Non-Electing Holder) and an additional 816,092 shares of HSNi Common Stock, in the aggregate, in the Adjustment (141,310 additional shares of HSNi Common Stock excluding shares that would be issuable to the Non-Electing Holder).

     Under the Ticketmaster Shareholders Agreement, if at any time during the term of such Agreement, Mr. Allen enters into an agreement to transfer (other than certain permitted or exempt transfers) any of his shares of Ticketmaster Common Stock (such transfer, a "Tag-Along Sale"), then each of the members of the Tag-Along Group other than Mr. Allen has the right to participate in such Tag-Along Sale upon the same terms and conditions as Mr. Allen. The number of shares of Ticketmaster Common Stock that each such member is entitled to include in such Tag-Along Sale is determined by multiplying (i) the number of shares of Ticketmaster Common Stock continuously held by such member from the date of the Ticketmaster Shareholders Agreement by (ii) a fraction, the numerator of which shall equal the number of shares of

Ticketmaster Common Stock proposed by Mr. Allen to be sold or otherwise disposed of pursuant to the Tag-Along Sale and the denominator of which shall equal the total number of Shares held by Mr. Allen.

     Pursuant to the Ticketmaster Shareholders Agreement, Mr. Allen has provided the required notice of the Tag-Along Sale to the members of the Tag-Along Group. No less than ten business days prior to the Closing, each member of the Tag-Along Group other than Mr. Allen is required to provide written notice to Mr. Allen of such member's desire to participate in the Exchange, which notice will constitute such member's binding agreement to sell such member's shares of Ticketmaster Common Stock in the Exchange on the terms and conditions provided in the Exchange Agreement. In addition, HSNi has agreed to extend the period of time until January 6, 1998 for Mr. Rosen to decide whether to participate in the Exchange. HSNi is therefore unable to determine at this time the actual number of Shares it will acquire, or the actual number of Tag-Along Group Shares it will issue, in the Exchange. HSNi has been advised by the Non-Electing Holder, which holds 2,544,526 shares of Ticketmaster Common Stock, that it does not intend to exercise Tag-Along Rights.

Representations and Warranties

     In the Exchange Agreement, each of HSNi and Mr. Allen makes substantially parallel representations and warranties concerning each of HSNi and Ticketmaster customary for transactions similar to the Exchange. With certain exceptions, the representations and warranties contained in the Exchange Agreement will not survive the Closing.

Covenants

     HSNi covenants that it will reserve authorized but unissued shares of HSNi Common Stock as will be sufficient to effect the Adjustment. HSNi also granted to Mr. Allen certain registration rights on the basis of one demand registration right for each 4,000,000 Shares exchanged by him, together with customary "piggyback" registration rights relating thereto. Accordingly, under the Exchange Agreement, HSNi covenants that following the one year anniversary of the Closing, if requested by Mr. Allen, it shall promptly cause the Tag-Along Group Shares owned by Mr. Allen or his affiliates to be registered under the Securities Act of 1933, as amended (the "Securities Act"), in order to permit Mr. Allen or such affiliate to sell such shares in one or more (but not more than three) registered public offerings. Mr. Allen will also be entitled to customary "piggyback" registration rights in which he or his affiliates may sell Tag-Along Group Shares owned by him in a registered public offering not initiated by him or his affiliates. HSNi has also agreed to provide demand registration rights to members of the Tag-Along Group other than Mr. Allen on the basis of one demand registration right for each 4,000,000 Shares sold to HSNi pursuant to the Tag-Along Rights. In addition, to the extent any such member of the Tag-Along Group other than Mr. Allen receives under the Exchange Agreement more than 1% of HSNi's outstanding equity securities, such member will be permitted to "piggyback" on any demand registration by Mr. Allen if at the time thereof such member cannot sell his or its Tag-Along Group Shares under Rule 144 under the Securities Act (or its equivalent) without volume limitation.

     HSNi and Mr. Allen agree to (and, in the case of Mr. Allen, to use all reasonable efforts to cause Ticketmaster to) file promptly any forms required under applicable law and take any other action reasonably requested in connection with obtaining the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). In addition,
(i) Mr. Allen will use all reasonable efforts to cause Ticketmaster and its subsidiaries and each of their officers, directors, employees, agents, representatives, accountants and counsel to, and (ii) HSNi and its subsidiaries and each of their officers, directors, employees, agents, representatives, accountants and counsel will: (x) afford the officers, employees and authorized agents, accountants, counsel and representatives of the other party reasonable access to its offices, properties, plants, other facilities, books and records, and to those officers, directors, employees, agents, accountants and counsel who have any knowledge relating to its business and (y) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the other party such additional financial and operating data and other information regarding its assets, properties and goodwill as the other party may from time to time reasonably request.

     During the period from the date of the Exchange Agreement to the Closing, Mr. Allen has agreed to use all reasonable efforts to cause Ticketmaster to carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, use all reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it to the end that its goodwill and on-going business shall be unimpaired at the Closing, including, without limitation, refraining from: (i) making any change or agreement to change the character or nature of its businesses; (ii) purchasing, selling, transferring, assigning, conveyancing or pledging its properties, except in the ordinary course of business; (iii) waiving or modifying any right or rights of substantial value, or paying, directly or indirectly, in satisfaction of any liability, in each case, having a material adverse effect on Ticketmaster; (iv) incurring any liability, contract, agreement, license or other commitment relating to its business, assets or properties, except in the ordinary course of business; (v) making any loan, advance or capital expenditure, except for loans, advances and capital expenditures made in the ordinary course of business; (vi) adopting a change in the accounting principles, methods, practices or procedures or any change in the depreciation or amortization policies or rates theretofore adopted in connection with the respective business; (vii) declaring or paying any dividends, or other distributions in respect of the outstanding shares of capital stock of Ticketmaster and its subsidiaries (other than dividends declared or paid by wholly owned subsidiaries); (viii) other than in connection with the exercise of outstanding employee stock option, issuing any shares of capital stock of Ticketmaster and its subsidiaries; (ix) granting or awarding any options, warrants, conversion rights or other rights to acquire any shares of capital stock of Ticketmaster or any of its subsidiaries, except as contemplated by the Exchange Agreement or except pursuant to employee benefit plans, programs or arrangements in the ordinary course of business consistent with past practice; and (x) increasing the compensation or benefits of any director, officer or other key employee of Ticketmaster or any of its subsidiaries. In addition, as an accommodation to HSNi to facilitate an orderly transition, Mr. Allen will continue to serve as Chairman of Ticketmaster for a period not to exceed six months following the Closing.

Board Representation

     Mr. Allen will use all reasonable efforts to cause Ticketmaster and its directors to exercise all authority under applicable law so that, effective upon the Closing, the Board of Directors of Ticketmaster will consist of up to a majority of individuals designated by HSNi. Such designees will be reasonably satisfactory to Ticketmaster's directors in the exercise of their fiduciary duties to Ticketmaster's stockholders.

     HSNi has agreed that prior to the Closing, HSNi will take such action under applicable law so that, effective upon the Closing, Mr. Allen will be elected to serve as a director of HSNi. Subject to applicable law (including the rules and regulations of the FCC), so long as Mr. Allen has not disposed of one-third or more of the Tag-Along Group Shares acquired by him under the Exchange Agreement (other than to certain specified transferees), and provided that at all times Mr. Allen is the beneficial owner of at least 5% of HSNi's outstanding equity securities (assuming for this purpose that all HSNi equity securities issuable under the Liberty Agreements (as defined in the Exchange Agreement) are outstanding)), HSNi shall take all necessary action to cause Mr. Allen (or a designee of Mr. Allen acceptable to HSNi) to be included in the slate of nominees recommended by the HSNi Board and shall use all reasonable efforts to cause the election of Mr. Allen or such designee.

     In addition, in connection with the Exchange Agreement, Mr. Allen, Mr. Diller and Liberty have entered into a Stockholders Agreement (the "Diller-Liberty-Allen Stockholders Agreement") pursuant to which, among other things, each of Mr. Diller and Liberty agrees to vote all shares of HSNi voting stock over which he or it may then exercise voting power, at any annual or special meeting of stockholders of HSNi called for the purpose of the election of directors or to execute written consents of stockholders without a meeting with respect to the election of directors, in favor of Mr. Allen or a designee of Mr. Allen acceptable to HSNi, so long as Mr. Allen is entitled to representation on the HSNi Board under the Exchange Agreement. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Diller-Liberty-Allen Stockholders Agreement, which is annexed to this Information Statement as Annex B and incorporated herein by reference.

Conditions to Closing

     Under the Exchange Agreement, Mr. Allen's obligations to consummate the Exchange are subject to the following conditions: (i) the representations and warranties of HSNi remaining true; (ii) the performance by HSNi of all covenants, agreements, and conditions required by the Exchange Agreement to be performed, satisfied or complied with by it on or prior to the Closing; (iii) the expiration or termination of the waiting periods under the HSR Act applicable to Mr. Allen's acquisition of HSNi Common Stock and to HSNi's acquisition of the Shares; (iv) the absence of any temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction which would prohibit or otherwise seek to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by the Exchange Agreement; (v) the Diller-Liberty-Allen Stockholders Agreement having been executed; (vi) the receipt of all authorizations, consents (including any required consent under the Credit Agreement dated as of November 18, 1994, as amended, among Ticketmaster, its lenders and Wells Fargo Bank, National Association, as agent (the "Ticketmaster Credit Agreement")), approvals, licenses, franchises, permits and certificates by or of, and the making of all filings and the effectuation of all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions contemplated by the Exchange Agreement; (vii) the absence of any action, suit, investigation or proceeding pending with, or to the knowledge of HSNi, threatened by, any public or governmental authority, against or affecting Ticketmaster or its respective properties or rights, before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by the Exchange Agreement, or challenges the validity or legality of any transactions contemplated by the Exchange Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions; (viii) the passing of 20 calendar days from the mailing of this Information Statement to HSNi's stockholders, and ten calendar days from the mailing, if required, of a Ticketmaster information statement to Ticketmaster's stockholders; and (ix) the taking of all corporate and other proceedings to be taken by HSNi in connection with the transactions contemplated by the Exchange Agreement. The Required Lenders (as defined in the Ticketmaster Credit Agreement) have executed an amendment to the Ticketmaster Credit Agreement, which will become effective upon the Exchange to, among other things, approve and consent to the Exchange.

     HSNi's obligations to consummate the Acquisition are subject to the following conditions: (i) the representations and warranties of Mr. Allen remaining true; (ii) the performance by Mr. Allen of all covenants, agreements and conditions required by the Exchange Agreement to be performed, satisfied or complied with by him on or prior to the Closing; (iii) the absence of any condition, event or development having, or likely to have (in the reasonable judgment of HSNi), a material adverse effect on Ticketmaster and its subsidiaries considered as a whole; (iv) the expiration or termination of the waiting periods under the HSR Act applicable to Mr. Allen's acquisition of HSNi Common Stock and to HSNi's acquisition of the Shares; (v) the absence of any temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction which would prohibit or otherwise seek to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by the Exchange Agreement; (vi) the receipt of all authorizations, consents (including any required consent under the Ticketmaster Credit Agreement), approvals, licenses, franchises, permits and certificates by or of, and the making of all filings and the effectuation of all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions contemplated by the Exchange Agreement; (vii) the absence of any action, suit, investigation or proceeding pending with, or to the knowledge of Mr. Allen, threatened by, any public or governmental authority, against or affecting Mr. Allen or HSNi or their respective properties or rights, before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by the Exchange Agreement, or challenges the validity or legality of any transactions contemplated by the Exchange Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions; (viii) the passing of 20 calendar days from the mailing of this Information Statement to HSNi's stockholders, and ten calendar days from the mailing, if required, of a Ticketmaster information statement to Ticketmaster's stockholders; and (ix) the taking of all corporate and other proceedings to be taken by Ticketmaster in connection with the transactions contemplated by the Exchange Agreement.

Termination

     The Exchange Agreement may be terminated, for any reason, at any time prior to the Closing, by the mutual written consent of Mr. Allen and HSNi. In addition, the Exchange Agreement may be terminated by action of Mr. Allen or HSNi if and to the extent that (i) the Closing shall not have occurred at or prior to 5:00 p.m., Eastern Time, on December 31, 1997 (provided, however, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Exchange Agreement was the cause of, or resulted in, the failure of the Closing to occur); or (ii) any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in effect any statute, rule or regulation, temporarily, preliminarily or permanently restraining, enjoining or otherwise prohibiting the Exchange or the consummation of the transactions contemplated by the Exchange Agreement.

     The Exchange Agreement may be terminated by action of HSNi, if (i) Mr. Allen shall have failed to comply in any material respect with any of the covenants or agreements contained in the Exchange Agreement to be complied with or performed by him at or prior to such date of termination, and Mr. Allen shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure; (ii) there shall have been a misrepresentation or breach by Mr. Allen with respect to any representation or warranty made by him in the Exchange Agreement and such misrepresentation or breach cannot be cured prior to the Closing; or (iii) there shall have occurred and be continuing any condition, event or development having, or reasonably likely to have, a material adverse effect on Ticketmaster and its subsidiaries considered as a whole.

     The Exchange Agreement may be terminated by action of Mr. Allen, if (i) HSNi shall have failed to comply in any material respect with any of the covenants or agreements contained in the Exchange Agreement to be complied with or performed by HSNi at or prior to such date of termination and HSNi shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure;
(ii) there shall have been a misrepresentation or breach by HSNi with respect to any representation or warranty made by it in the Exchange Agreement and such misrepresentation or breach cannot be cured prior to the Closing; (iii) there shall have occurred and be continuing any condition, event or development having, or reasonable likely to have, a material adverse effect on HSNi and its subsidiaries considered as a whole; or (iv) Mr. Diller shall have ceased serving HSNi as its Chief Executive Officer and Chairman of the Board.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE

Liberty HSN, Liberty and TCI

     Liberty HSN, Inc. ("Liberty HSN") is an indirect, wholly owned subsidiary of Liberty, which, in turn, is a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"). Prior to the Home Shopping Merger, TCI, through Liberty and Liberty HSN, exercised voting control over Home Shopping. A total of 2,591,752 of the shares of HSNi Class B Common Stock issuable to Liberty HSN pursuant to the Home Shopping Merger were not issued, but instead are represented by HSNi's contractual obligation to issue to Liberty HSN such shares upon the occurrence of certain events, including a change in applicable FCC regulations or other event that would permit Liberty HSN to hold additional shares of HSNi Class B Common Stock (such contractual right, the "Contingent Rights," and such underlying shares, the "Contingent Rights Shares").

     As a consequence of the issuance of shares to the Tag-Along Group under the Exchange Agreement, under applicable FCC authority, Liberty HSN will be permitted to hold an indirect interest in a greater number of shares of Common Stock. Therefore, under the terms of the Contingent Rights, Contingent Rights Shares will become issuable to Liberty HSN. At the Closing under the Exchange Agreement, HSNi will issue 7,238,507 shares of HSNi Common Stock to Mr. Allen (up to 7,552,530 shares of HSNi Common Stock if all members of the Allen Group other than the Non-Electing Holder exercise their Tag-Along Rights). In accordance with the terms of the Contingent Rights held by Liberty HSN, at least 2,002,591 Contingent Rights Shares (and up to 2,087,935 Contingent Rights Shares if all members of the Tag-Along Group other than the Non-Electing Holder exercise their Tag-Along Rights) will become issuable to Liberty HSN simultaneous with or immediately following the closing under the Exchange Agreement.

     In addition, the Exchange Agreement provides that, depending upon the market price of the Common Stock, in August 1998 up to 3,257,328 Adjustment Shares may be required to be issued to Mr. Allen (up to 3,398,639 Adjustment Shares if all members of the Allen Group other than the Non-Electing Holder exercise their Tag-Along Rights). Accordingly, in the event Adjustment Shares become issuable to members of the Tag-Along Group pursuant to the Stock Exchange Agreement in August 1998, additional Contingent Rights Shares will become issuable to Liberty HSN. Assuming the maximum of 3,257,328 of such Adjustment Shares are issued to Mr. Allen (3,398,639 if all members of the Tag-Along Group other than the Non-Electing Holder exercise their Tag-Along Rights) the remaining 589,161 Contingent Rights Shares will become issuable to Liberty HSN. Because the trading price of HSNi Common Stock is uncertain, and therefore the number of shares of HSNi Common Stock issuable to the Tag-Along Group under the Exchange Agreement is uncertain, and because the participation in the transaction by the members of the Tag-Along Group other than Mr. Allen is uncertain, as of the date hereof HSNi can only estimate the actual number of Contingent Rights Shares that will ultimately be issued as a result of the transactions contemplated by the Exchange Agreement.

     Because the Home Shopping class B shares are entitled to ten votes per share, upon consummation of the Home Shopping Merger, HSNi owned 80.1% of the equity and 90.8% of the voting power of Home Shopping and Liberty HSN owned 19.9% of the equity and 9.2% of the voting power of Home Shopping. After the Home Shopping Merger, pursuant to an Exchange Agreement, dated as of December 20, 1996, between HSNi and Liberty HSN (the "Liberty Exchange Agreement"), at such time from time to time as Liberty HSN or its permitted transferee may be allowed under applicable FCC authority to have an indirect equity interest in an additional number of shares of Common Stock, Liberty HSN or its permitted transferee will exchange its shares of Home Shopping common stock and its Home Shopping class B common stock for shares of HSNi Common Stock and HSNi Class B Common Stock, respectively, at the applicable conversion ratio (such exchange and such shares of HSNi Class B Common Stock and HSNi Common Stock issued pursuant thereto are referred to herein as the "Liberty Exchange" and the "Liberty Exchange Shares," respectively). Liberty HSN, however, is obligated to effect a Liberty Exchange only after all of the Contingent Rights Shares have been issued, subject to certain conditions. Assuming the maximum of 3,257,328 of such Adjustment Shares are issued to Mr. Allen (3,398,639 if all members of the Allen Group other than the Non-Electing holder exercise their Tag-Along Rights), 296,113 Liberty Exchange Shares (419,863 Liberty Exchange Shares if all members of the Tag-Along Group other than the Non-Electing Holder exercise their Tag-Along Rights) will become issuable to Liberty HSN. Because there can be no assurance as to the actual number of Contingent Rights Shares that will ultimately be issued as a result of the Acquisition, there can also be no assurance as to the actual number of shares of Common Stock that may be issued pursuant to the Liberty Exchange Agreement as a result of the Exchange. Upon completion of the exchange of all shares of Home Shopping common stock and its Home Shopping class B common stock for shares of HSNi Common Stock and HSNi Class B Common Stock, Home Shopping would become a wholly owned subsidiary of HSNi.

     The actual number of Contingent Rights Shares or Liberty Exchange Shares issuable could vary from the numbers contained in the above description of the interests of Liberty HSN, Liberty and TCI in the Exchange, as a result of events subsequent to the date of this Information Statement, including, among other things, a change in law, or the occurrence of some event other than the Exchange which could cause the issuance of Contingent Rights Shares or Liberty Exchange Shares prior to the Closing or the Adjustment.

     The issuance of the Contingent Rights Shares and Liberty Exchange Shares by HSNi was approved in connection with the Mergers, and therefor no additional stockholder action will be required to approve issuance of the Contingent Rights Shares and Liberty Exchange Shares. Under the terms of the Contingent Rights and the Liberty Exchange Agreement, no additional consideration is payable by Liberty HSN to HSNi in connection with the issuance of Contingent Rights Shares or Liberty Exchange Shares.

Mr. Diller

     Pursuant to the Stockholders Agreement, Mr. Diller exercises voting control over the Common Stock held by the BDTV Entities, Mr. Diller, Liberty, Arrow Holdings, LLC and certain of their affiliates, subject to certain restrictions on Mr. Diller's authority to vote such shares with respect to certain matters relating to HSNi and otherwise as provided in the Stockholders Agreement. Pursuant to the Stockholders Agreement, Mr. Diller and Liberty have agreed that the Common Stock owned by any of Mr. Diller, Liberty and certain of their affiliates will not be voted in favor of the taking of any action in connection with certain extraordinary matters except with the consent of each of Mr. Diller and Liberty. Each of Mr. Diller and Liberty has given such consent to the Exchange and the transactions contemplated thereby.

     Due to the voting control afforded Mr. Diller under the Stockholders Agreement, the issuance of Contingent Rights Shares to Liberty HSN and the potential issuance of Liberty Exchange Shares to Liberty HSN as a consequence of the issuance of the Stock Issuance, the Stock Issuance indirectly will have the effect of increasing Mr. Diller's voting control over HSNi.

     In view of the number of shares of Common Stock as to which the BDTV Entities or Mr. Diller already has voting power, Mr. Diller is already able to control the outcome of any vote of stockholders as to any proposal or matter on which the holders of HSNi Common Stock and HSNi Class B Common Stock vote together as a single class and the outcome of any matter as to which only the holders of HSNi Class B Common Stock vote as a separate class. In addition, Mr. Diller, subject to the terms of the Stockholders Agreement, is already effectively able to control the outcome of all matters submitted to a vote or for the consent of stockholders (other than with respect to the election by the holders of HSNi Common Stock of 25% of the members of the HSNi Board (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of HSNi Common Stock is required under the DGCL). Therefore, the increase in Mr. Diller's voting control over HSNi is not expected to have any material effect on HSNi.

     It is anticipated that, effective upon the Closing, Mr. Diller will be elected to serve as a director of Ticketmaster.

Other

     Bruce Ramer, a Director of HSNi, owns 2,500 shares of Ticketmaster Common Stock. The HSNi Board was aware of Mr. Ramer's ownership of Ticketmaster Common Stock during its consideration of the Exchange.

ACCOUNTING TREATMENT

     In the event that the number of Shares acquired by HSNi in the Exchange is less than 50% of the total number of outstanding shares of Ticketmaster Common Stock, HSNi would be required to account for the acquired Shares as a investment under the equity method (which is used when an investor owns a sufficient number of shares in an unconsolidated company to exercise significant control over the actions of that company), in which case the acquired Shares would be recorded on the books of HSNi at their cost of acquisition, and the proportionate share of earnings reported by Ticketmaster would be debited to HSNi's investment account and credited to HSNi's earnings.

     If the number of Shares acquired by HSNi in the Exchange is less than 50% of the total number of outstanding shares of Ticketmaster Common Stock, HSNi currently intends to acquire additional shares of Ticketmaster Common Stock from time to time in the open market or otherwise until the number of shares owned by HSNi exceeds 50% of the total number of outstanding shares of Ticketmaster Common Stock. As a result, HSNi expects to consolidate the financial reporting of Ticketmaster's operating results. The outstanding equity interest of Ticketmaster not owned by HSNi would be reported as a minority interest by HSNi. As a result of HSNi's acquisition of in excess of 50% of the outstanding shares of Ticketmaster Common Stock, options granted to employees of Ticketmaster under the Ticketmaster Stock Plan would vest and become exercisable. See Note 9 of the Notes to Ticketmaster Group, Inc. and Subsidiaries, Notes to Consolidated Financial Statements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the U.S. federal income tax consequences to HSNi and its stockholders resulting from the Exchange is for general information only. This summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. This discussion does not cover all aspects of U.S. federal taxation that may be relevant and it does not address state, local, foreign or other tax laws.

     Mr. Allen's (and that of the other members of this Tag-Along Group, if applicable) sale of the Shares to HSNi is generally a taxable transaction to Mr. Allen (and the other members of the Tag-Along Group, if applicable) for federal income tax purposes, and may be taxable for state, local and other tax purposes. HSNi's tax basis in the Shares for federal income tax purposes will be equal to the fair market value of the purchase price. There will be no tax consequences to HSNi's stockholders as a result of the Exchange.

REGULATORY APPROVALS

     With the exception of any required filings under the Exchange Act and the HSR Act, there are no federal or state regulatory filing requirements or approvals in connection with the Exchange.

     Under the HSR Act certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Notification and Report Forms with respect to the Exchange were filed under the HSR Act by both HSNi in connection with its acquisition of the Shares in the Exchange on May 30, 1997, and by Mr. Allen in connection with his acquisition of HSNi Common Stock in the Exchange on May 29, 1997. The waiting periods with respect to each of the filings under the HSR Act have been terminated.

     At any time before or after the Exchange, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Exchange or seeking the divestiture of the HSNi Common Stock by Mr. Allen or the Ticketmaster Common Stock by HSNi. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to HSNi, HSNi believes that the Exchange does not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Exchange on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

                      INFORMATION CONCERNING TICKETMASTER

     Unless the context otherwise requires, references to "Ticketmaster" include Ticketmaster Group, Inc., its predecessors and its subsidiaries. References to the "Managed Businesses" include Ticketmaster's wholly and majority owned subsidiaries (the "Consolidated Businesses") together with Ticketmaster's interest in those unconsolidated joint ventures in which it acts as managing partner (the "Unconsolidated Joint Ventures"). The following information concerning Ticketmaster is taken from Ticketmaster's Annual Report on Form 10-K for the fiscal year ending January 31, 1997. More complete information is contained in such Annual Report.

BUSINESS

General

     Ticketmaster, through the Managed Businesses, is the leading provider of automated ticketing services in the U.S. with over 3,500 clients, including many of the country's foremost entertainment facilities and promoters and 77 professional sports franchises. Ticketmaster has established its market position by providing these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and Ticketmaster's World Wide Web site. Revenue is generated principally from convenience charges received by Ticketmaster for tickets sold on its clients' behalf. Ticketmaster generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets. Ticketmaster, through the Managed Businesses, sold 60.0 million tickets in fiscal 1997, while generating revenues of $298.5 million.

     Based upon recent trends in the entertainment, sporting and leisure industries, Ticketmaster believes that its principal business, live entertainment ticketing, will experience increased revenues under existing venue contracts. Ticketmaster believes that significant opportunities exist through continued penetration of this principal market. Additionally, Ticketmaster believes that further ticketing opportunities will arise from the construction of new and larger facilities, the increase in the number of professional sports teams and the development of new sports leagues. Furthermore, Ticketmaster plans to continue to broaden its client base to include such venues as museums, zoos, amusement parks, state and county fairs, and other locations such as golf courses, ski resorts and trade shows.

     Ticketmaster also believes that significant opportunities exist internationally to attract additional venues in a historically under-penetrated market for automated ticketing services. In addition, the continued enthusiasm for soccer and growing popularity of major American sports such as football, baseball and basketball should lead to increased utilization of these international venues and provide additional revenue opportunities. In order to be in a position to capitalize on these trends, Ticketmaster expects to expand its existing operations in the United Kingdom, Australia and Mexico, and is exploring further opportunities in Europe, the Pacific Rim, and Central and South America.

     Ticketmaster is continuing to leverage its widely recognized brand name and extensive distribution capabilities by developing new opportunities in related areas, such as entertainment information and publishing, merchandising, advertising, promotional services, and direct marketing. Specific examples of its efforts include offering integrated brand management and marketing services to strategic partners, such as MasterCard International, Sprint Communications and United Parcel Service, through sponsorship and advertising opportunities during live events, during telephone ticketing services, on its ticket stock and envelopes, on event promotional material and in additional media outlets which Ticketmaster is developing. In addition, in February 1996, Ticketmaster launched Live!, a monthly entertainment magazine and event guide which Ticketmaster believes is a natural extension of its existing distribution channels. Ticketmaster has also launched Ticketmaster Online (http://www.ticketmaster.com), its site on the World Wide Web, designed to promote ticket sales for live events, disseminate event information and offer transactional and merchandising services. Ticketmaster Online began transactional services in September 1996 and is currently processing retail transactions for Ticketmaster and ticketing transactions for its entire clientele. These efforts to create new promotional, marketing and distribution opportunities by utilizing and integrating Ticketmaster's traditional principal ticketing services and brand name have formed the basis for new growth opportunities in the future.

     Ticketmaster believes that the Ticketmaster System and its extensive distribution capabilities provide a competitive advantage that enhances Ticketmaster's ability to attract new clients and maintain its existing client base. The Ticketmaster System, which includes both hardware and software, is typically installed in a client's facility box office and provides a single centralized inventory control management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. The Ticketmaster System is capable of processing over 100,000 tickets per hour in certain markets, and each of its 18 computer systems can support 10,000 users per system, of which as many as 3,000 can be online at any one time.

     Through its Managed Businesses, Ticketmaster has a comprehensive domestic distribution system that includes approximately 2,700 remote sales outlets in 44 states covering many of the major metropolitan areas in the U.S. and 16 domestic call centers with approximately 1,750 operator positions. Ticketmaster provides the public with convenient access to tickets and information regarding entertainment events. Ticket purchasers are assessed a convenience charge for each ticket sold offsite by Ticketmaster on behalf of its clients. These charges are negotiated and included in Ticketmaster's contracts with its clients. The versatility of the Ticketmaster System allows it to be customized to satisfy a full range of client requirements.

     From fiscal 1991 through 1997, the number of tickets sold and revenues for the Managed Businesses have grown from 29.1 million tickets and $96.1 million of revenues to 60.0 million tickets and $298.5 million of revenues.

  Client Relationships

     Ticketmaster's clients include many of the most well known arenas, stadiums, theaters, sports teams and promoters in the U.S. Ticketmaster currently has in excess of 3,500 clients ranging in size from large stadiums with more than 60,000 seats to smaller theaters with seating in the hundreds, and from multi-event promoters to one-time single event promoters.

     Representative of Ticketmaster's clients are the following:

                                   ARENAS, STADIUMS AND THEATERS
----------------------------------------------------------------------------------------------------
Alamodome, San Antonio, TX                        Market Square Arena, Indianapolis, IN
Arie Crown Theater, Chicago, IL                   Meadowlands Sports Complex, East Rutherford, NJ
Astrodome, Houston, TX                            Miami Arena, Miami, FL
Blossom Amphitheatre, Cleveland, OH               Nassau Coliseum, Uniondale, NY
Bradley Center, Milwaukee, WI                     Nederlander New York Broadway Theatres, New
                                                  York, NY
Cajundome, Lafayette, LA                          The New World Music Theatre, Tinley Park, IL
Centrum, Worcester, MA                            The Omni, Atlanta, GA
Charlotte Coliseum, Charlotte, NC                 Orlando Arena and Centroplex, Orlando, FL
Chicago Theater, Chicago, IL                      Orpheum Theatre, Boston, MA
Coral Sky Amphitheatre, West Palm Beach, FL       The Palace at Auburn Hills, Auburn Hills, MI
Deer Creek Music Center, Indianapolis, IN         Pine Knob Music Theatre, Clarkston, MI
Fargo Dome, Fargo, ND                             The Pond, Anaheim, CA
Fleet Center, Boston, MA                          Pontiac Stadium, Detroit, MI
Freedom Hall, Louisville, KY                      Pro Player Stadium, Miami, FL
Garden State Arts Center, Holmdel, NJ             Pyramid, Memphis, TN
The Georgia Dome, Atlanta, GA                     Radio City Music Hall, New York, NY
Great Western Forum, Inglewood, CA                RCA Dome, Indianapolis, IN
Greek Theatre, Los Angeles, CA                    Rosemont Horizon, Rosemont, IL
Gund Arena, Cleveland, OH                         Rupp Arena, Lexington, KY
Ice Palace, Tampa, FL                             Sun Dome, Tampa, FL

                                   ARENAS, STADIUMS AND THEATERS
----------------------------------------------------------------------------------------------------
Irvine Meadows Amphitheatre, Costa Mesa, CA       Star Lake Amphitheatre, Pittsburgh, PA
Joe Louis Arena, Detroit, MI                      The Summit, Houston, TX
John G. Shedd Aquarium and Oceanarium, Chicago,   Tacoma Dome, Tacoma, WA
  IL
Jones Beach Theatre, Wantagh, NY                  Target Center, Minneapolis, MN
Key Arena, Seattle, WA                            Tennessee Performing Arts Center, Nashville, TN
Los Angeles Memorial Coliseum, Los Angeles, CA    Turner Field, Atlanta, Georgia
Louisiana Superdome, New Orleans, LA              The United Center, Chicago, IL
Madison Square Garden, New York, NY               The Wang Center for the Performing Arts, Boston,
                                                  MA

                                   PROMOTERS

Avalon Attractions                                  Livent
Belkin Productions                                  Pace Management
Cellar Door Concerts                                Sunshine Promotions
Jam Productions                                     Universal Concerts

                                    GENERAL

American Music Festival                             Houston Exposition and Rodeo
Beale Street Music Festival                         New Orleans Jazz and Heritage Festival
Chicago International Film Festival                 U.S. Hotrod Nationals
Del Mar Fair                                        Walt Disney's Magic Kingdom on Ice
The 500 Festival Parade

     Ticketmaster's clients also include 77 professional sports franchises, including 15 Major League Baseball teams, 20 National Football League teams, 20 National Basketball Association teams, 14 National Hockey League teams and eight Major League Soccer teams.

     Ticketmaster generally enters into written agreements with its clients pursuant to which it agrees to provide the Ticketmaster System and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold outside of the facility's box office, including any tickets sold at remote sales outlets, over the phone or through other medium, for a specified period, typically three to five years. Pursuant to an agreement with a facility, Ticketmaster generally is granted the right to sell tickets for all events presented at that facility, and as part of such arrangement Ticketmaster installs the Ticketmaster System in the facility's box office. An agreement with a promoter generally grants Ticketmaster the right to sell tickets for all events presented by that promoter at any facility, unless the facility is covered by an exclusive agreement with Ticketmaster or another automated ticketing service company. The terms of the agreements with clients are negotiated on a contract-by-contract basis. In the case of contracts subject to public bid (e.g., by facilities owned or managed by municipalities or governmental agencies), the terms are defined, to a material degree, by the specifications and conditions set forth in the formal requests for bid.

     Clients are routinely required by contract to include the Ticketmaster name in print, radio and television advertisements for entertainment events sponsored by such clients. The Ticketmaster name and logo are also prominently displayed on printed tickets and ticket envelopes.

     Ticketmaster generally does not buy tickets from its clients for resale to the public and has no financial risk for unsold tickets. In the United Kingdom, Ticketmaster may from time to time buy tickets from its clients for resale to the public in an amount typically not exceeding L250,000 in the aggregate. All ticket prices are determined by Ticketmaster's clients and their customers. Ticketmaster's clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster. Facilities and promoters, for example, often handle group sales and season tickets in-house. Ticketmaster only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

     Among the primary benefits derived by Ticketmaster's clients by use of the Ticketmaster System are (i) centralized control of total ticket inventory as well as accounting information and market research data, (ii) centralized accountability for ticket proceeds, (iii) manageable and predictable transaction costs, (iv) broader and expedited distribution of tickets, (v) wide dissemination of information about upcoming events through Ticketmaster's call centers, Ticketmaster's World Wide Web site and other media platforms, (vi) the ability to easily add additional performances if warranted by demand and (vii) marketing and promotional support.

     The Ticketmaster System also provides Ticketmaster's clients with flexibility in processing season, subscription and group ticketing. For example, a sports team may want to give priority to season tickets, mini-ticket plans and group sales, permitting those ticket purchasers to have first choice of tickets before their sale to the general public. In addition, clients have the ability to structure single or multiple events, including season events, in almost any number and type of pricing and discount plans.

     In general, Ticketmaster negotiates a contract with each client. Pursuant to such contracts, Ticketmaster is granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold at remote sales outlets, by telephone, through Ticketmaster's World Wide Web site and other media. There is an additional per order handling charge on all tickets sold by Ticketmaster at other than remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is determined during the contract negotiation process, and typically varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through Ticketmaster's World Wide Web site or otherwise. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster and its client prior to the commencement of ticket sales. During fiscal 1997, the convenience charges generally ranged from $1.50 to $7.00 per ticket. During fiscal 1997, convenience charges, when added to per order handling charges, averaged $3.60 per ticket. Generally, the agreement between Ticketmaster and a client will also establish the amounts and frequency of any increases in the convenience charge and handling charge during the term of the agreement.

     The agreements with certain of Ticketmaster's clients may provide for a client to participate in the convenience charges paid by ticket purchasers for tickets bought through Ticketmaster for that client's events. The amount of such participation, if any, is determined by negotiation with clients. Some agreements also may provide for Ticketmaster to make participation advances to the client, generally recoupable by Ticketmaster out of the client's future right to participations. In isolated instances, Ticketmaster may make an up-front, non-recoupable payment to a client for the right to sell tickets for that client.

     If an event is canceled, Ticketmaster's current policy is to refund the per ticket convenience charges (but not the handling charge which is payable with respect to transactions by telephone and online orders). Refunds of the ticket price for a canceled event are funded by the client. To the extent that funds then being held by Ticketmaster on behalf of the client are insufficient to cover all refunds, the client is obligated to provide Ticketmaster with additional amounts within a specified period of time (typically 24 to 72 hours) after a request by Ticketmaster. Clients have historically fulfilled these obligations.

     During fiscal 1997, no single client accounted for more than 3.2% of Ticketmaster's total revenues and no single facility accounted for more than 1.7% of Ticketmaster's total revenues. Historically, approximately 15% to 20% of Ticketmaster's contracts are subject to renewal each fiscal year. Ticketmaster has experienced substantial success in renewing its contracts with clients on an annual basis.

Distribution System

     Ticketmaster's distribution system is comprised of remote sales outlets, call centers and Ticketmaster's World Wide Web site, Ticketmaster Online (http://www.ticketmaster.com). During fiscal 1997, ticket sales at the remote sales outlets and call centers accounted for approximately 51.0% and 49.0%, respectively, of ticket sales for Ticketmaster.

     Remote Sales Outlets. Through its Managed Businesses, Ticketmaster has approximately 2,700 remote sales outlets in the U.S. and approximately 115 remote sales outlets internationally, up from approximately 1,700 remote sales outlets worldwide at the end of fiscal 1991. During the past seven years, Ticketmaster has emphasized the establishment of retail outlets in high visibility chain stores with existing name recognition, significant customer traffic and customer profiles consistent with the type of events sold through the Ticketmaster System. The majority of remote sales outlets are located in major department, grocery, music and video stores. Among the retailers that serve as remote sales outlets are Carson Pirie Scott, Dayton/Hudson, Foley's and Robinsons-May department stores, Dominick's, Fiesta and Kroger food stores, Blockbuster Music, Coconuts and Tower Records music stores, and Blockbuster Video stores. The specific stores within each chain that will serve as remote sales outlets is negotiated by Ticketmaster with each chain.

     Ticketmaster is responsible for installation and maintenance of the hardware and software necessary to operate the Ticketmaster System at the remote sales outlets. Ticketmaster also trains the remote sales outlet's employees in the use of the Ticketmaster System, provides support and oversight in connection with the sale of tickets, and furnishes the remote sales outlets with promotional materials relative to the Ticketmaster System and events for which tickets are available. The remote sales outlets are responsible for the staffing of the stores and their daily operation. The remote sales outlets generally are paid a commission of approximately 20% to 25% of the convenience charge, typically subject to a maximum amount per ticket. A majority of sales at retail outlets are for cash, although some department stores also accept their own charge cards (in which case the cost of the charge card and payment risk are borne by the department stores). Ticket purchasers are delivered their tickets at the point of sale. The remote sales outlets generally deliver sales proceeds and convenience charges to Ticketmaster on a schedule ranging from daily to weekly depending on the financial condition of the particular remote sales outlets and other factors. Ticketmaster has not suffered any material loss with respect to funds collected by its remote sales outlets for remittance to Ticketmaster.

     Call Centers. Through its Managed Businesses, Ticketmaster currently operates 16 domestic regional call centers in the U.S., up from ten at the end of fiscal 1991. Ticket purchasers seeking a greater degree of convenience than is afforded at facility box offices or remote sales outlets can purchase tickets by telephone seven days a week, up to 14 hours per day, using a major credit card. Sales agents for the Managed Businesses, staffing up to approximately 1,750 telephone positions domestically, take the caller's credit card order and mail the tickets directly to the ticket purchasers. Tickets that are purchased by telephone can also be picked up at the appropriate facility's "will call" ticket window. A per order handling charge typically is assessed in addition to the per ticket convenience charge. The ticket sales proceeds and convenience and handling charges from telephone credit card transactions are generally received by Ticketmaster within two business days after submission to the credit card company. The call centers also respond to large numbers of informational calls relative to events, including requests for facility characteristics, directions, telephone numbers, disability access and seating and local hotels and restaurants. Concurrently with the sale of tickets to entertainment events, Ticketmaster's call centers offer other products for sale related to the events for which tickets are being sold. Ticketmaster fulfills such sales by ordering the products from a third party.

     Ticketmaster's domestic call centers are located in Atlanta, Chicago, Cleveland, Columbus, Dallas, Denver, Detroit, Houston, Los Angeles, Minneapolis, New York, Orlando, Pittsburgh, San Diego, Seattle and Virginia Beach. Ticketmaster also operates a call center located in London, England with approximately 100 telephone positions, and, through its Australian joint venture, a call center located in Melbourne, Australia with approximately 60 telephone positions. In Mexico, Ticketmaster's Mexico investee operates call centers located in Mexico City, Mexico and Monterey, Mexico with approximately 100 and 90 telephone positions, respectively.

     An important feature of Ticketmaster's domestic telephone system is the ability to channel all or a portion of incoming calls from any city to a selected regional call center. Accordingly, the number of telephone positions available to receive telephone orders in a given region is capable of being increased in advance of the commencement of sales activity for a major event. Similarly, the ability to network regional call centers affords Ticketmaster backup capabilities in the event that a regional call center experiences operating difficulties.

     Online Services. Ticketmaster has recently expanded its distribution network through the addition of online services, which permit consumers to purchase tickets and access information on their personal computers via the Internet. Currently, retail transactions for Ticketmaster and ticketing transactions for Ticketmaster's entire clientele are capable of being processed through Ticketmaster's World Wide Web site, Ticketmaster Online, and tickets for selected events in Florida and Illinois are also being distributed by Ticketmaster through a Ticketmaster screen accessible through the America Online service. Ticketmaster expects online to become an important distribution channel as more consumers begin to transact over the Internet. Additionally, this medium provides Ticketmaster with a cost efficient way to disseminate information and cross-promote, which may help reduce costs for these services across Ticketmaster's other distribution channels.

The Ticketmaster System

     Ticketmaster's proprietary operating system and application software, and its computer and telephone systems, were specifically developed for the ticketing industry. The Ticketmaster System provides clients with the means to maintain and control their ticket inventory efficiently. Users of the Ticketmaster System can effect a range of functions from the most basic to the most complex, including individual advanced ticket sales, season and subscription ticketing, day of show walk-up ticket sales and group ticket sales. The Ticketmaster System is capable of processing over 100,000 tickets per hour in certain markets and each of its 18 computer systems can support 10,000 users per system, of which as many as 3,000 can be online at any one time.

     The Ticketmaster System software is maintained in-house, eliminating any reliance upon outside software companies. Consequently, Ticketmaster is able to adapt to its clients' needs, changing market conditions and advances in hardware and other technologies. The Ticketmaster System communicates directly with bank processing centers for instantaneous online credit card authorization and electronic deposit of credit card receipts. All of the Ticketmaster System's online terminals at the call centers and at selected facility box offices have access to the authorization network.

     A recent innovative feature of the Ticketmaster System is the Personal Computer Interface ("PCI"), which provides a Ticketmaster System operator easy access to the Ticketmaster System through personal computers. The PCI software allows an operator (including, in certain cases, a box office employee) to move rapidly through a number of screens to quickly obtain information, complete transactions and build consumer profiles.

     Significant measures are taken to prevent system failure in each computer center. Each system has a live backup standing ready in the event of a primary system failure. The rooms housing the computer-related equipment are protected by computer-safe fire protection systems. Dual custom air conditioning units provide constant climate control. To guard against power outages, Ticketmaster employs uninterruptable power supplies. High capacity back-up generators eliminate the dependency on public electric sources. Moreover, all data is continually recorded on a back-up hard copy and Ticketmaster maintains an online disaster recovery site in one of its principal offices. Historically, the Ticketmaster System has experienced minimal downtime.

     Ticketmaster's proprietary software is a product of over 20 years of continual enhancement by a team of in-house software and system professionals currently numbering over 70. Ticketmaster's research and development staff has produced significant enhancements to the Ticketmaster System, including proprietary ticket printers and data telecommunications multiplexors, and regularly upgrades its software. During each of fiscal 1995, 1996 and 1997, Ticketmaster spent between $2.0 million and $3.0 million on this activity.

     The Ticketmaster System is fully integrated and accessible on a real-time basis by any authorized user. The Ticketmaster System has been designed to be flexible in order to handle virtually any reserved seat configuration. Some of the most commonly used features of the Ticketmaster System are the following:

     - Creation of Master Seating Chart and Events. A master seating chart representing all of the seating sections of a facility is created for each configuration of the facility's events. The master seating chart is then used as a template for ticketing all events having that configuration. Ticket text, ticket prices, special seats on hold and similar matters can all be included on the master seating chart and automatically carried forward to each event at the time it is created. Events can contain up to 1,000 sections having a combined seating capacity of 150,000 seats. Each event can support multiple price levels, including pricing options for subscriptions and discounts.

     - Editing of Seating Charts and Events. Once created, seating charts and events can be fully edited online, at any time, by any authorized system operator. Among the items that can be edited are the performance date or time, the identity of a performer, new or revised ticket prices, the structure of the sections and the order in which seats, rows and sections are sold.

     - On-Sale Procedures. Once an event template has been created, checked and customized, the tickets for that event can go on sale to the public. The sale of tickets for events are under the control of the client's box office management and, except as may be otherwise determined by the client, are put on sale simultaneously at the box office, remote sales outlets and call centers, and when applicable, on Ticketmaster's World Wide Web site.

     - Continuing Sale; Tracking of Inventory. Once an event is on sale, there are a host of features that provide an operator with an enhanced ability to make a sale. Events can be found by searching by the date or date range of the performance or by key words in the ticket text. Once the event code is entered, seating within events can be selected by a variety of attributes such as location or ticket price. These attributes can also be combined, such as a request for balcony center seats at a particular price.

     Tickets, whether for a single event or multiple events, can be selected on a best available seat basis or a specific seat basis. On a best available seat basis, the computer will select the best seats requested by the operator based on a comprehensive set of rules determined by the client during the master seating chart and event creation process. On a specific seat basis, the operator can look at a map of the seats that are available in a requested section. Each available or open seat is shown on the map, while a seat that is not available does not appear.

     The inventory tracking capabilities also provide a facility or promoter with the ability to monitor, on a realtime basis, the progress of the sale of tickets for a particular event. This capability enhances the ability of a facility or promoter to determine whether to add additional dates for the event in order to satisfy demands.

     - Mastersearch. Mastersearch is specifically designed to streamline the process of fulfilling requests for performances in a series of events. Based upon the consumer's specifications, Mastersearch executes a rapid search and finds the best available seats for the requested performances. For example, the system can quickly give the consumer a choice of the first three events that have the best pair of seats available in the lower concourse for a Wednesday performance during the month of December.

     - Reports. All standard reports are online and are updated at the time each transaction occurs. There is a system of checks and balances that verifies data accuracy based on sales by event compared to sales by operator. The Ticketmaster System produces numerous reports relative to ticket sales, monies collected and event status.

     - Ancillary Box Office Features. Online credit card authorization is a feature offered to selected facility box offices. Typical time to authorize a transaction is less than two seconds, and a charge slip can be printed on blank ticket stock along with the purchaser's event tickets. The box office can print a report that verifies the deposit processed by the authorizing bank.

     - Closing the Event. At the conclusion of the event, the box office can take the event off-sale so that it is impossible for tickets to be sold or returned. Final reports are then prepared. An event can remain on the system indefinitely, but past events are normally archived on file copy disks and deleted from the system.

Industry Overview

     Ticketmaster believes that since a small percentage of all tickets for live entertainment events sold in the U.S. during fiscal 1997 were sold through retail outlet networks, call centers and online services operated by automated ticketing service companies, the domestic market represents a growth opportunity.

     The use of automated ticketing is generally in an earlier stage of development outside of the U.S., although the actual level of use varies greatly from country to country. While Ticketmaster believes that there is substantial potential for international growth, the timing and rate of penetration within each international market will vary.

     The supply of tickets, both domestically and internationally, has increased in recent years by virtue of, among other factors, increases in the number of facilities (e.g., construction of amphitheaters), facility size and seating capacity, event expansion into new market areas (e.g., the increase in the number of professional sports teams and the development of new sports leagues) and increases in the number of performances of an event (e.g., the adoption of lengthened regular season play and expanded post-season play by sporting leagues and associations). Ticket supply has also been enhanced by the desire of, and necessity for, facilities to continually present as many revenue-producing events as possible in order to meet their financial and other obligations. In recent years, the public's increased demand for tickets to certain entertainment events has been evidenced by its willingness to pay higher ticket prices to attend entertainment events and the spread of public interest in certain types of events beyond customary boundaries (e.g., increased worldwide interest in football, baseball and basketball). In addition to live entertainment events held at arenas, amphitheaters, stadiums and performing arts venues, automated ticketing has expanded into servicing ticket issuing facilities that do not generally have seats (e.g., museums, zoos, amusement parks, state and county fairs, golf courses, ski resorts and trade shows).

     The success of automated ticket service companies depends on their ability to develop and maintain relationships with facilities, sports teams and promoters by providing high quality service as well as on the availability of, and public demand for, tickets for all types of events, including sports, family entertainment, concerts, fine arts and cultural attractions.

Ticketmaster History

     Ticketmaster Corporation, Ticketmaster's principal subsidiary, was organized in 1976 for the primary purpose of developing stand-alone automated ticketing systems for sale to individual facilities. Ticketmaster Corporation initially derived its revenues solely from the sale and installation of equipment and ongoing royalties and service fees, but was not involved in the actual process of selling tickets to the public. In the fall of 1982, Ticketmaster Corporation began its transformation from a seller of stand-alone systems to a service provider. Ticketmaster Corporation's growth and success resulted from combining an integrated ticket inventory control management system (which permitted season, subscription, group and individual tickets to be handled on one system) with extensive distribution capabilities. In addition, by establishing revenue sharing arrangements similar to those employed by food service and other concessionaires to the facilities, Ticketmaster Corporation provided the facilities with a new source of revenue.

     Historically, Ticketmaster expanded both internally and through joint ventures and acquisitions. During the 1980s and the early 1990s, Ticketmaster formed four principal domestic joint ventures covering all or parts of Alabama, Arkansas, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, Oregon, South Carolina, Tennessee, Washington and West Virginia to operate ticket selling services in those states. In addition, Ticketmaster selectively licensed its name and technology to other entities for use in certain regions, including northern California, Washington, D.C., Philadelphia and parts of Canada and Mexico.

     During the early 1990s, Ticketmaster continued to expand both through acquisitions and strategic alliances with joint venture partners, including, in 1991, the acquisition of certain assets (principally client contracts) of Ticketron, which previously had been one of Ticketmaster's major competitors; in 1992, the formation of a joint venture with an affiliate of Warner Music Group, Inc. to pursue automated ticketing opportunities in European markets; and in 1994, the formation of a joint venture with an affiliate of Wembley plc to provide advance ticketing for movie theaters worldwide and to market general admission ticket selling and concession control systems to various clients, including movie theaters, stadiums, arenas and amusement parks. Recently, Ticketmaster has begun to reacquire certain of the rights to use Ticketmaster's name and the Ticketmaster System that had previously been granted to joint ventures and to licensees. See " -- Joint Ventures and Licensees."

     As of January 31, 1997, Ticketmaster had expanded its ticket distribution network into 44 states domestically and four countries worldwide.

Joint Ventures And Licensees

     In addition to the ticketing operations performed directly by Ticketmaster, the Ticketmaster System is operated in certain territories through joint ventures and licensees. Included among Ticketmaster's current and proposed joint ventures and strategic alliances are the following:

     Domestic Joint Ventures. Ticketmaster's live entertainment ticketing business in certain states is conducted through joint ventures in which Ticketmaster serves as the managing partner. The geographical territory covered by each joint venture and percentage ownership of Ticketmaster are as follows:
(i) Ticketmaster owns a 33% equity interest in Ticketmaster-Southeast, which services Georgia, North Carolina, South Carolina, Birmingham, Alabama, and Chattanooga, Tennessee; (ii) Ticketmaster owns an 80% equity interest in Ticketmaster-Tennessee, which services parts of Tennessee, Arkansas and Mississippi; and (iii) Ticketmaster owns a 50% equity interest in Ticketmaster-Northwest, which services Oregon and parts of Washington. See
" -- Legal Proceedings."

     Australian Joint Ventures. On December 1, 1995, Ticketmaster and the Victorian Arts Centre Trust formed joint ventures (the "Australian Joint Ventures") for the purpose of conducting Ticketmaster's live entertainment ticketing business in Australia and, possibly, in New Zealand. Ticketmaster has a 50% interest in and serves as the managing partner of the Australian Joint Ventures. The Australian Joint Ventures' clients include the Victorian Arts Centre, the National Tennis Centre, the Melbourne Cricket Grounds, the Australian Grand Prix and the Olympic Park.

     Latin American Development Arrangement. Ticketmaster and Corporacion Interamericana de Entretenimiento, S.A. de C.V. ("CIE") are currently negotiating a development arrangement (the "Latin American Venture") for the purpose of marketing and operating the Ticketmaster System throughout Central and South America. CIE is currently the owner of a 73% equity interest in Ticketmaster's Mexico licensee (and, after the transaction described under " -- Foreign Licensees," a 50.01% equity interest). Ticketmaster will have a 50.01% interest in and serve as the manager of each operating entity which is organized pursuant to the Latin American Venture.

     Domestic Licensees. Ticketmaster has selectively licensed its name and technology to third parties for use in areas of northern California, Oklahoma, Oregon, parts of Washington and Maryland and in Washington, D.C. and certain other cities (See " -- Legal Proceedings"). Ticketmaster derives revenues from the licensees in the form of license fees and/or ongoing per ticket royalties. Less than 1% of Ticketmaster's total revenues during fiscal 1997 were derived from these license arrangements. Some of Ticketmaster's license agreements continue indefinitely while others have scheduled expirations ranging from December 1997 to June 2001. Certain of the license agreements are renewable at the option of the licensee.

     Foreign Licensees. Ticketmaster has also selectively licensed its name and technology to third parties for use in parts of Canada and Mexico. For recent developments see "The Parties -- Ticketmaster." Ticketmaster derives revenues from the licensees in the form of license fees and/or ongoing per ticket royalties. Less than 1% of Ticketmaster's total revenues during fiscal 1997 were derived from these license arrangements. The license agreements have varying terms with scheduled expirations ranging from May 1998 to May 2001.

     Ticketmaster is currently negotiating to acquire an additional 22.99% equity interest in Ticketmaster's Mexico licensee from CIE in consideration of Ticketmaster entering into the Latin American Venture with CIE. CIE will have general rights of management with respect to Ticketmaster's Mexico licensee.

     Ticketmaster has recently completed the acquisition, by purchase, redemption or otherwise, of three former joint venture partners, two former minority shareholders in Ticketmaster's operating subsidiaries and three former domestic licensees and has acquired a 27% equity interest in one foreign licensee as described below:

     European Joint Venture. During 1992, Ticketmaster and Warner Music Ticketing, Inc., a subsidiary of Warner Music Group, Inc., formed Ticketmaster Europe Group (the "European Joint Venture") for the purpose of conducting Ticketmaster's live entertainment ticketing business in substantially all of Europe, inclusive of the United Kingdom. Ticketmaster had a 50% interest in and served as the managing partner of the European Joint Venture.

     On June 7, 1996, Ticketmaster acquired the 50% equity interest of its partner in the European Joint Venture (and in a related entity) in consideration of $6 million in cash and an Exchangeable Promissory Note in the principal amount of $5 million due June 7, 1997, bearing interest at the prime rate (the "Exchangeable Promissory Note"). The Exchangeable Promissory Note plus interest was paid in full in November 1996.

     Ticketmaster's clients in the United Kingdom include Really Useful Group, Maybox Theatres, Cameron McIntosh and several prominent professional soccer organizations in the greater London area, all of which had previously been clients of the European Joint Venture.

     Pacer/CATS/CCS Joint Venture. During 1994, Ticketmaster and WIL, Incorporated, a subsidiary of Wembley plc ("WIL"), formed Pacer/CATS/CCS -- a Wembley Ticketmaster Joint Venture (the "Pacer Joint Venture"), for the purpose of designing, selling and servicing, worldwide other than in Israel, (i) automated ticketing systems for use by motion picture theaters; (ii) automated concession sales and control systems for use by motion picture theaters, stadiums, arenas, amusement parks and other facilities; and (iii) automated general admission ticketing systems for use by ticket-issuing facilities that do not generally have seats (e.g., amusement parks, zoos and museums). Ticketmaster had a 50% interest in and served as the managing partner of the Pacer Joint Venture. On July 29, 1996, Ticketmaster acquired the remaining 50% interest in the Pacer Joint Venture from WIL and the name of the operating entity was changed to Pacer/CATS/CCS. Consideration paid by Ticketmaster in connection with its initial 50% interest in the Pacer Joint Venture and the subsequent acquisition of WIL's 50% interest in the Pacer Joint Venture aggregated approximately $16 million in cash and the assumption of $7.5 million of debt.

     The automated ticketing and concession sales and control systems are currently in use at movie theaters worldwide, including theaters operated by AMC Theaters, Cineplex Odeon, General Cinemas, United Artists Cinemas, Warner Bros. International Theaters, MGM Theaters, UGC, Pathe and UFA Olympia Reich Group, and in such stadiums and other facilities as Wembley Stadium (United Kingdom), Cologne Zoo (Germany), Calgary Saddledome (Canada), CICI Parque (Mexico), and 3Com Park, Great Western Forum and Veteran's Stadium (U.S.). Pacer/CATS/CCS has recently begun expansion into the Far East and has completed installations in Japan, Australia, New Zealand and Singapore.

     Prior to the formation of the Pacer Joint Venture, Pacer Cats Corporation (one of the operating subsidiaries of Wembley plc) entered into an agreement with Promofone, Inc., an affiliate of MovieFone, Inc. ("MovieFone"), whereby the general admission ticket selling equipment and related computer interface now owned by Pacer/CATS/CCS would be utilized in connection with MovieFone's interactive telephone movie ticketing business. The Pacer Joint Venture did not assume or otherwise become a party to that agreement. Certain disputes have arisen with respect to the interpretation of that agreement and whether any breaches have occurred thereunder. See " -- Legal Proceedings."

     Ticketmaster-Indiana Joint Venture. On November 15, 1996, Ticketmaster acquired the 50% equity interest of New East Associates LLC ("New East"), its partner in Ticketmaster-Indiana, pursuant to which Ticketmaster-Indiana purchased newly issued convertible preferred stock of Ticketmaster ("Preferred Stock") in exchange for Ticketmaster-Indiana's promissory note in the principal amount of $27 million. Ticketmaster-Indiana distributed the Preferred Stock to New East in complete liquidation of New East's interest in Ticketmaster-Indiana. Concurrent with the completion of the IPO, the Preferred Stock automati-cally converted into shares of Common Stock having a value of $27 million based on the IPO Price. On November 22, 1996, the Preferred Stock was exchanged for 1,862,069 shares of Common Stock.

     Operating Subsidiaries. On November 25, 1996, Ticketmaster acquired (i) the 20% equity interest of the minority shareholder in Southwest Ticketing, Inc., Ticketmaster's operating subsidiary in Texas, for $6 million in cash and
(ii) the 20% equity interest of the minority shareholder in Ticketmaster Florida, Inc., Ticketmaster's operating subsidiary in Florida, for $4.6 million in Common Stock (317,241 shares) based on the IPO Price.

     Domestic Licensees. On February 12, 1996, Ticketmaster acquired the license rights and related assets of its Nashville, Tennessee licensee. In addition, on August 31, 1996, Ticketmaster acquired the license rights and related assets of its Albuquerque, New Mexico licensee. The aggregate cash consideration for both acquisitions was $1.8 million.

     On October 3, 1996, Ticketmaster acquired the license rights and related assets of its Delaware Valley (Philadelphia) licensee for $19.0 million in cash.

     Foreign Licensees. On October 10, 1996, Ticketmaster acquired a 27% equity interest in Ticketmaster's Mexico licensee from Ogden Entertainment Inc. for $1.8 million in cash and 5% of net distributions received with respect to such 27% equity interest by Ticketmaster from Ticketmaster's Mexico licensee through December 31, 1998.

Competition

     Not all facilities, promoters and other potential clients use the services of an automated ticketing company, choosing instead to distribute their tickets through their own internal box offices or other distribution channels. Accordingly, Ticketmaster competes with the facilities, promoters and other potential clients for the right to distribute their tickets at retail outlets, by telephone and on the Internet. Among those who perform their own ticketing are Riverfront Coliseum in Cincinnati, the New York Mets, Don Law Presents (Next Ticketing) and The Shubert Organization, Inc. (Telecharge).

     For those facilities and promoters which decide to utilize the services of an automated ticketing company, Ticketmaster competes with many international, national and regional ticketing systems, such as Telecharge Systems, which is a division of The Schubert Organization, Inc. and licenses the Ticketron software, Dillards Ticketing Systems, which is a division of Dillard's Department Stores, Inc. and which uses its own department stores as ticket outlets, and Destinet (formerly Mistix Corporation). Several of Ticketmaster's competitors have operations in multiple locations throughout the U.S., while others compete principally in one specific geographic location. One or more of these regional ticketing systems could expand into other regions or nationally. Other companies compete with Ticketmaster by selling stand-alone automated ticketing systems to enable the facilities to do their own ticketing, including companies that sell systems under the names Prologue, Artsoft and Lasergate in the U.S., Bocs in the United Kingdom and Softix in Australia, New Zealand and Pacific Rim countries. Ticketmaster has experienced substantial competition for new accounts, such as 1994 World Cup soccer (which became a client of Ticketmaster) and the National and California Park Systems and the 1996 Summer Olympics (all of which became clients of one of Ticketmaster's competitors). Accordingly, there can be no assurance that prospective clients will enter into contracts with Ticketmaster rather than Ticketmaster's competitors. Ticketmaster believes that it competes on the basis of service provided, capability of the ticketing system, distribution network, reliability and price.

     As an alternative to purchasing tickets through Ticketmaster, ticket purchasers generally may purchase tickets from the facility's box office at which an event will be held or by season, subscription or group sales directly from the venue or promoter of the event. Although processed through the Ticketmaster System, Ticketmaster derives no convenience charge revenue from the ticket purchasers with respect to those ticket purchases.

Trademarks and Patents

     Ticketmaster owns a number of registered trademarks in various countries relating to, among other things, the name Ticketmaster and its related logo. Ticketmaster believes that such trademarks are widely recognized throughout North America and other parts of the world and have considerable value. Ticketmaster is not aware of any actions against its trademarks used in the ticketing business and has not received any notice or claim of infringement in respect of such trademarks.

     Ticketmaster also acquired the rights to the name Ticketron in connection with Ticketmaster's purchase of certain assets of Ticketron.

     Ticketmaster presently has no patents pertaining to the Ticketmaster System. Although Ticketmaster may in the future file for patent protection on products developed or to be developed by it, there can be no assurance that any patents will be issued or, if issued, that such patents will provide Ticketmaster with meaningful protection. Further, the technology used by Ticketmaster in many of its products is likely to be within the state-of-the-art and may not be more advanced than the technology used by or available to certain of its present or potential competitors. Ticketmaster may be unable to prevent its competitors and others from incorporating features of Ticketmaster's products into their own products.

Regulation

     Ticketmaster is subject to numerous state and local licensing laws and laws that require the disclosure of specified information to ticket purchasers. In addition, on February 8, 1996, a bill was introduced in the U.S. House of Representatives to require ticket distributors (sellers and resellers) to (i) disclose to a purchaser of an entertainment or sporting event ticket, prior to any purchase of such ticket, any fee, charge or assessment (other than a tax or other levy imposed pursuant to Federal, state or local law) to be imposed in excess of the face amount of the ticket and (ii) have the amount of any such fee, charge or assessment imprinted on the ticket or on a receipt evidencing any such ticket sale. These requirements are consistent with existing Ticketmaster policy. The bill also included a provision directing the FTC to conduct a study of ticketing practices. The 1996 U.S. Congressional session adjourned without any action being taken with respect to the bill.

     Ticketmaster is currently regulated by a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other bills that could affect the way Ticketmaster does business, including bills that would regulate the amount of convenience charges, are introduced from time to time in state and local legislative bodies. Ticketmaster is unable to predict whether any such bills will be adopted and, if so, the impact thereof on its business.

     In addition, increasing concern over consumer privacy has led to the introduction from time to time of proposed legislation which could impact the direct marketing and market research industries. Ticketmaster does not know when or whether any such proposed legislation may pass or whether any such legislation would relate to the types of services currently provided by Ticketmaster or which Ticketmaster intends to develop. Accordingly, Ticketmaster cannot predict the effect, if any, that any such future regulation may have on its business.

     Further, Ticketmaster is unable to predict, at this time, the effect, if any, upon Ticketmaster's business that may result from the Telecommunications Act of 1995 and various state telecommunications laws.

Employees

     As of January 31, 1997, Ticketmaster employed approximately 1,700 full-time employees, approximately 130 part-time administrative employees and approximately 3,500 part-time telephone operators.

     The telephone operators in New York City and Chicago and the telephone operators employed by the Australian Joint Ventures (approximately 15% of Ticketmaster's telephone operators) are the only employees of Ticketmaster covered by collective bargaining agreements. The collective bargaining agreements covering the telephone operators in New York City, Chicago and Australia are scheduled to expire on April 30, 1997, December 31, 1997, and December 1, 1997, respectively. A meeting regarding the New York City collective bargaining agreement was held on April 29, 1997. See "The Parties -- Recent Developments." Ticketmaster believes that its relations with its employees are good.

PROPERTIES

     Ticketmaster owns its principal offices in West Hollywood, California, and leases office space in various cities throughout the U.S., the United Kingdom, Germany and France and, through joint ventures, in Australia. Ticketmaster currently has approximately 405,000 square feet of space under lease, with scheduled expirations ranging from March 1997 to September 2014.

     Ticketmaster's corporate offices are housed in a 70,000 square foot building. The building was purchased in October 1996 and also serves as the principal offices for Live! magazine and Ticketmaster Online. Ticketmaster currently occupies approximately 50,000 square feet of the building, with tenants occupying a majority of the remaining space.

LEGAL PROCEEDINGS

     Ticketmaster received a Civil Investigation Demand in June 1994 from the Antitrust Division for the stated purpose of determining if Ticketmaster had violated Sections 1 and 2 of the Sherman Act. Section 1 of the Sherman Act prohibits contracts, combinations or conspiracies in restraint of trade. Section 2 of the Sherman Act prohibits any person from monopolizing, attempting to monopolize or combining or conspiring to monopolize any part of trade or commerce. On July 5, 1995, the Antitrust Division issued the following release (which is quoted in its entirety): "The Department of Justice announced today that it has informed Ticketmaster Holdings Group, Inc., that it is closing its antitrust investigation into that firm's contracting practices. The Department will continue to monitor competitive developments in the ticketing industry."

     During 1994, Ticketmaster was named as a defendant in 16 federal class action lawsuits filed in U.S. District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster. These lawsuits alleged that Ticketmaster's activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the U.S. District Court for the Eastern District of Missouri (the "District Court") for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On June 12, 1996, the plaintiffs appealed the District Court's decision to the Court of Appeals for the Eighth Circuit. The appeal has been fully briefed by the parties and oral argument was held on February 14, 1997. The Court took the case under advisement and the parties are currently awaiting the Court's decision.

     On July 20, 1994, the named plaintiffs in the Florida federal action filed a complaint in Florida state court essentially asserting the same allegations that were contained in the then pending federal action. On March 6, 1995, the Florida state court granted Ticketmaster's motion to dismiss the complaint without prejudice. Plaintiffs have appealed the dismissal, oral arguments have been presented and a decision affirming the dismissal has been rendered.

     On March 17, 1995, Moviefone, Inc. and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corporation in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats Corporation to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats Corporation, they had planned to commence selling tickets to live entertainment events, and that Ticketmaster Corporation, by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corporation has interfered with and caused Pacer Cats Corporation to breach its contract with plaintiffs. The complaint asserts that Ticketmaster's actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster tortiously interfered with contractual and prospective business relationships. Ticketmaster has filed a motion to dismiss which is fully briefed and undecided. The court heard oral argument on September 26, 1995. On March 4, 1997, prior to the rendering of any decision by the Court on Ticketmaster's motion to dismiss, Ticketmaster received an amended complaint in which the plantiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster filed a motion to dismiss the amended complaint on April 17, 1997.

     On February 24, 1997, Ticketmaster Corporation of Washington ("TCW"), a wholly-owned subsidiary of Ticketmaster, filed a complaint against HBI Financial, Inc. ("HBI"), its 50% joint venture partner in the Ticketmaster Northwest Joint Venture, seeking dissolution of the Joint Venture. On March 17, 1997, HBI filed a counterclaim against TCW seeking a declaratory judgment that TCW by its actions in filing the lawsuit dissolved the Joint Venture in contravention of the joint venture agreement. On April 11, 1997, TCW filed a motion for summary judgment asserting that since the Joint Venture had an indefinite term, it could be dissolved, under Washington law, at the will of either partner. On April 22, 1997, HBI filed its response and a motion for partial summary judgment. For recent developments, see "The
Parties -- Ticketmaster."

     On April 18, 1997, Ticketmaster Group Limited Partnership, Ticketmaster's licensee in Maryland, Washington D.C. and parts of Virginia, filed a First Amended complaint against Ticketmaster Corporation, a wholly-owned subsidiary of Ticketmaster, in the U.S. District Court for the Northern District of Illinois. Plaintiff alleges that Ticketmaster Corporation has undertaken a course of conduct designed to force plaintiff to sell its operations or relinquish management control to Ticketmaster Corporation by intentionally withholding access codes and enhancements to the Ticketmaster System. Plaintiff alleges that Ticketmaster Corporation, by its conduct, has breached the license agreement between the parties and has engaged in tortious and unfair business practices. Ticketmaster Corporation intends to file an answer denying the material allegations contained in the complaint and asserting various defenses thereto, as well as a counterclaim seeking a declaratory judgment that plaintiff is in breach of the license agreement between the parties and should be terminated as a Ticketmaster licensee. For recent developments, see "The
Parties -- Ticketmaster."

     On April 28, 1997, Ticketmaster Corporation filed a complaint against Microsoft Corporation ("Microsoft") in the U.S. District Court for the Central District of California. Plaintiff alleges that Microsoft wrongfully appropriated and misused Ticketmaster's World Wide Web site by unlawfully linking its own web site to and associating it with the Ticketmaster World Wide Web site. Plaintiff seeks declaratory judgment in its favor, seeks to permanently enjoin Microsoft from making any commercial use of Ticketmaster's World Wide Web site and seeks unspecified damages. For recent developments, see "The Parties -- Ticketmaster."

     From time to time, state and local authorities commence investigations or inquiries with respect to Ticketmaster's compliance with applicable antitrust, consumer protection, deceptive advertising, unfair business practice and other laws. Ticketmaster has historically cooperated in and satisfactorily resolved each such investigation or inquiry.

     Ticketmaster believes that it has conducted its business in substantial compliance with all applicable laws, including federal and state antitrust laws. In the opinion of Ticketmaster's management, none of Ticketmaster's legal proceedings will have a material adverse effect on Ticketmaster's financial position or results of operation. Ticketmaster has incurred significant legal expenses in connection with these and other investigations and lawsuits and may incur additional significant legal expenses in the future should investigations or lawsuits be instituted.

     Ticketmaster is involved in various other litigation and claims arising out of or related to the normal conduct of its business, including. but not limited to, claims alleging violations of the antitrust laws. In the opinion of Ticketmaster, none of these proceedings will have a material adverse effect on its results of operations or financial condition.

     For recent developments, see "The Parties -- Ticketmaster."

MARKET PRICES AND DIVIDENDS

     In November 1996, Ticketmaster completed the IPO at an initial price to the public of $14.50 per share. The market price of the Ticketmaster Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new contracts or contract cancellations, announcements of technological innovations or new products or services by Tick-etmaster or its competitors, changes in financial estimates by securities analysts or other events or factors. The market price of the Ticketmaster Common Stock also may be affected by Ticketmaster's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock.

     The Ticketmaster Common Stock is traded on the NASD National Market (the "NNM") under the symbol "TKTM." The following table sets forth the range of the high and low closing sale prices of the Common Stock, for the fiscal quarter indicated, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ"):

                                                                          HIGH      LOW
                                                                         ------   -------
     Second Quarter Fiscal 1998 (through June 25, 1997)................  $15.50   $ 11.63
     First Quarter Fiscal 1998.........................................  $14.88   $ 11.75
     Fourth Quarter Fiscal 1997 (from November 18, 1996)...............  $15.00   $ 10.25

     As of April 23, 1997, there were 24,739,715 shares of Ticketmaster Common Stock outstanding, held by approximately 100 shareholders of record.

     Since November 17, 1993, Ticketmaster has not declared or paid any dividends upon the Ticketmaster Common Stock. Ticketmaster presently intends to retain earnings during the foreseeable future for general corporate purposes, including business expansion and capital expenditures. The declaration and payment of future dividends will be at the sole discretion of the Ticketmaster's Board of Directors and will depend on Ticketmaster's profitability, financial condition, capital needs, future prospects and other factors deemed relevant by the Ticketmaster Board.

     Furthermore, Ticketmaster's Credit Agreement, as amended (the "Credit Agreement"), imposes restrictions and limitations on the making of dividends and distributions to Ticketmaster's shareholders. Accordingly, the future ability of Ticketmaster to declare and pay dividends on the Ticketmaster Common Stock will be limited by virtue of the restrictions under the Credit Agreement.

     In addition, the separate credit agreement pertaining to Ticketmaster's Pacer/CATS/CCS operations restricts the ability of that entity to transfer funds to Ticketmaster in the form of cash dividends, loans or advances.

                    SELECTED FINANCIAL DATA OF TICKETMASTER

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster" and the Consolidated Financial Statements of Ticketmaster and the related notes appearing elsewhere in this Information Statement.

                            HISTORICAL AND PRO FORMA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               PRO FORMA
                                                                                                           FISCAL YEAR ENDED
                                                           YEAR ENDED JANUARY 31,                             JANUARY 31,
                                       --------------------------------------------------------------   -----------------------
                                          1993         1994         1995         1996         1997         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED BUSINESSES:
Revenue..............................  $  134,805   $  146,640   $  182,950   $  161,250   $  230,961   $  223,666   $  270,851
Operating income.....................      14,576        7,763        4,045        2,710       13,663        3,485       14,394
Net income (loss)....................       7,501           40       (6,678)      (8,095)       1,792       (4,479)       3,672
Net income (loss) per share..........  $     2.48   $     0.01   $    (0.44)  $    (0.53)  $     0.10   $    (0.18)  $     0.15

UNCONSOLIDATED JOINT VENTURES:
Revenue..............................  $   35,993   $   41,812   $   69,269   $   80,053   $   67,541   $   33,286   $   33,763
Operating income.....................       2,661        3,845        4,712        8,690        9,398        5,891        5,936
Net income...........................       2,625        3,738        3,632        7,443        8,859        6,045        5,925
Ticketmaster's share of net income...       1,061        1,577        1,360        1,458        3,605        2,622        3,116

SUPPLEMENTAL INFORMATION:
Number of tickets sold:
Consolidated Businesses..............      36,881       38,655       42,458       37,619       45,530       48,144       52,325
Unconsolidated Joint Ventures........      11,057       12,194       13,156       15,497       14,491        8,459        8,586
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................      47,938       50,849       55,614       53,116       60,021       56,603       60,911
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
GROSS DOLLAR VALUE OF TICKET SALES:
Consolidated Businesses..............  $  898,121   $1,001,098   $1,308,310   $1,116,660   $1,370,709   $1,389,801   $1,557,405
Unconsolidated Joint Ventures........     246,378      282,274      345,491      414,918      409,646      236,939      251,265
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $1,144,499   $1,283,372   $1,653,801   $1,531,578   $1,780,355   $1,626,740   $1,808,670
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL REVENUES:
Consolidated Businesses..............  $  134,805   $  146,640   $  182,950   $  161,250   $  230,961   $  223,666   $  270,851
Unconsolidated Joint Ventures........      35,993       41,812       69,269       80,053       67,541       33,286       33,763
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $  170,798   $  188,452   $  252,219   $  241,303   $  298,502   $  256,952   $  304,614
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
EBITDA(1):
Consolidated Businesses..............  $   22,913   $   15,585   $   15,986   $   10,577   $   22,602   $   18,483   $   29,273
Unconsolidated Joint Ventures........       6,939        8,671        9,774       13,091       13,426        3,743        8,383
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $   29,852   $   24,256   $   25,760   $   23,668   $   36,028   $   22,226   $   37,656
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Attributable EBITDA(2)...............  $   25,262   $   18,235   $   19,503   $   15,222   $   28,299   $   23,272   $   34,116
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES:
Consolidated Businesses..............  $   21,384   $   14,571   $   12,309   $   (3,068)  $   15,585   $    1,239   $   29,586
Unconsolidated Joint Ventures........      12,439        6,439       15,761       17,658       11,806       14,927        2,965
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $   33,823   $   21,010   $   28,070   $   14,590   $   27,391   $   16,166   $   32,551
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES:
Consolidated Businesses..............  $   (4,830)  $   (6,250)  $  (14,553)  $   (9,452)  $  (43,752)  $  (12,107)  $  (45,105)
Unconsolidated Joint Ventures........     (10,431)      (4,654)      (1,772)      (6,508)      (4,775)      (3,793)      (3,345)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $  (15,261)  $  (10,904)  $  (16,325)  $  (15,960)  $  (48,527)  $  (15,900)  $  (48,450)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES:
Consolidated Businesses..............  $  (14,017)  $   (2,732)  $   15,086   $    7,772   $   55,096   $    7,439   $   55,181
Unconsolidated Joint Ventures........       3,119       (5,406)      (9,133)      (5,011)      (4,810)        (645)      (3,329)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Managed Businesses...................  $  (10,898)  $   (8,138)  $    5,953   $    2,761   $   50,286   $    6,794   $   51,852
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------

---------------

(1) Defined as revenue less operating costs before interest, taxes, depreciation and amortization. Managed Business EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

(2) Defined as Ticketmaster's pro rata share in the results of its Consolidated Businesses (as defined herein) and Unconsolidated Joint Ventures' revenue less operating costs before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF TICKETMASTER

     The discussion and analysis of the results of operations and financial condition of Ticketmaster should be read in conjunction with the Consolidated Financial Statements of Ticketmaster and related Notes thereto.

GENERAL

     Ticketmaster seeks to optimize the performance of each of the Managed Businesses regardless of its percentage ownership. Ticketmaster provides the same scope of ticket inventory control and management, distribution and dedicated marketing and support services to its joint ventures as it does to its wholly owned operating subsidiaries. Consequently, certain aspects of the performance of the Managed Businesses are better understood by measuring their performance as a whole without regard to Ticketmaster's ownership interest. Where relevant, certain aspects of the performance of the Managed Businesses are also discussed with regard to the Consolidated Businesses and Unconsolidated Joint Ventures separately.

     Ticketmaster believes that a meaningful measure of its operating results, in addition to those of Ticketmaster on a historical consolidated basis, is a period to period comparison of the results of the Managed Businesses. Accordingly, in order to obtain a better understanding of the factors affecting Ticketmaster's performance, additional operating data is presented to show Ticketmaster's attributable beneficial interest in (i.e., its pro rata share of the results of) the Managed Businesses regardless of whether or not fully consolidated.

     During fiscal 1997, Ticketmaster made several acquisitions of third party interests in certain of Ticketmaster's joint ventures and licensees (see "Information Concerning Ticketmaster -- Joint Ventures and Licensees"). Comparisons of results of operations have been significantly affected by these acquisitions.

REVENUES

     Historically, ticket operation revenues are primarily comprised of convenience charges which Ticketmaster generates by providing clients with access to Ticketmaster's extensive distribution capabilities including Ticketmaster-owned call centers, an independent network of sales outlets remote to the client's box office and non-traditional distribution channels such as the Internet. Other components of ticket operations revenue include handling fees attributed to the sale and distribution of tickets through channels other than remote sales outlets, credit card fee reimbursements and licensing fees. Supplemental revenues are generated through the development of integrated marketing programs designed to provide a strategic partner with access to Ticketmaster's extensive distribution capabilities and media assets such as Live! magazine and Ticketmaster Online. Additional sponsorship and promotion opportunities exist through call center music on hold, ticketbacks, inserts and ticket envelopes. Ticketmaster also generates revenues from the sale of ticketing systems to licensees and other third party users, which revenues historically have averaged between 1% and 2% of total revenues on an annual basis.

     Ticketmaster generally contracts with each client to be its exclusive agent for ticket distribution for a specified period, typically three to five years, and has experienced a high contract renewal rate. In contracts with clients, Ticketmaster is granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold by Ticketmaster and an additional per order handling charge on those tickets sold by Ticketmaster at other than remote sales outlets.

     Fluctuations in ticket operation revenues occur largely as a result of changes in the number of tickets sold and changes in Ticketmaster's average revenue per ticket. The number of tickets sold by Ticketmaster can vary as a result of (i) additions or deletions to the list of client facilities serviced by Ticketmaster; (ii) fluctuations in the scheduling of events, particularly for popular performers; (iii) overall consumer demand for live entertainment events; and (iv) the percentage of tickets for events which are sold directly by Ticketmaster's clients and not through Ticketmaster's distribution system.

     The average revenue per ticket will vary as a result of the amount of convenience charges earned on each ticket. The amount of the convenience charge typically varies based upon numerous factors, including the type of event and whether the ticket is purchased at a retail sales outlet or through call centers, as well as the services to be rendered to the client, the amount and cost of equipment to be installed at the client's facility and the amount of advertising and/or promotional allowances to be provided by Ticketmaster. Generally, contracts with clients provide for scheduled increases in convenience charges during the term of the contract.

     The sale of tickets for an event often commences several months prior to the date of the event. Ticketmaster recognizes ticket operation revenue when the ticket is sold. If an event is likely to be canceled, a reserve is established in the financial statements for potential convenience charge refunds. Except for major league sports' work stoppages, the losses attributable to cancellations have been very limited because most events are postponed and rescheduled rather than canceled.

     Additional revenue is generated through the sale of automated concession inventory control systems which are manufactured by Pacer/CATS/CCS and marketed to movie theatres, stadiums, arenas and general admission facilities. Revenue is principally recognized from the sale and installation of the hardware and software and includes a component of service revenue which is earned from maintaining systems sold to its client base.

     Ticketmaster has generated revenue through the sale of subscriptions to the Ticketmaster Entertainment Guides, which were produced and distributed by Ticketmaster to provide the ticket buying public with regional information regarding future live entertainment events. Significant growth in the number of subscribers to the Entertainment Guide led, in part, to the creation of Live! magazine, a monthly entertainment publication whose first edition was published in February 1996. Each edition of Live! contains a supplemental regional Entertainment Guide inserted for the reader's benefit. Issues of Live! magazine published during the 1997 fiscal year had an aggregate of 351 pages of advertising.

     Ticketmaster also operates Entertainment To Go ("ETG"), a merchandising business designed to leverage Ticketmaster's inbound call center traffic, its database of consumers and its relationships with the music and entertainment industries to effectively sell at retail prices music, tour and entertainment related merchandise products to consumers.

OPERATING COSTS

     Ticketmaster records ticket operations costs specifically associated with the distribution of tickets sold through its system. The largest components of these operating costs are payroll, telecommunication charges, data communication costs and commissions paid on tickets distributed through outlets away from the box office, along with the clients' share of convenience charges, and other expenses with lesser components including ticket stock and postage. These costs are primarily variable in nature. Direct payroll costs relate to Ticketmaster's call centers, which are located throughout the U.S., and in the United Kingdom, Australia and Mexico. Outlet commissions are paid to music chains, department stores and other independent retail locations in exchange for their providing space and personnel to service ticket purchases. The participation, if any, by clients in Ticketmaster's revenues from convenience charges and other revenues is set forth in Ticketmaster's contracts with its clients.

     Costs incurred from the manufacturing and distribution of automated concession inventory control systems include research and development, inventory procurement, payroll and other costs for installment and distribution expenses. These costs are primarily variable in nature and fluctuate based upon the number of systems installed on an annual basis.

     Costs associated with the production and fulfillment of Live! magazine include production (paper and printing), editorial and distribution costs. These costs are primarily variable in nature and fluctuate based upon the number of copies produced and the number of pages in each edition.

     The costs recorded by Ticketmaster for its merchandising operations are directly related to the procurement of products which are ultimately sold and distributed to consumers. Ticketmaster acquires its products through licensees of major touring acts and other copyright owners and does not generally invest in or hold inventory prior to sale; consequently, operations are designed to quickly access product inventory to fulfill orders.

     Because many operating expenses such as those attributable to technology support, sales and marketing, human resources management and other administrative functions are not allocable to specific businesses, they are recorded as corporate general and administrative expenses. These cost characteristics of maintaining Ticketmaster's Consolidated Businesses differ from the cost characteristics of the Unconsolidated Joint Ventures; consequently, Consolidated Businesses have higher costs of services as a percentage of revenue than Unconsolidated Joint Ventures.

OTHER

     Although Ticketmaster collects ticket receipts, representing the full ticket sale price, on behalf of its clients, it only records as revenue the convenience charges and handling fees included in the ticket sales price. The remainder of the ticket sales price constitutes funds being held on behalf of clients, which Ticketmaster is obligated to remit to its clients at times specified by contracts with each client. As a result, a significant portion of Ticketmaster's cash, accounts receivable and accounts payable relates to funds received and held on behalf of clients. Accounts payable clients primarily represent the ticket proceeds payable to its clients, which are paid according to the terms specified in each contract, typically weekly. Accounts receivable clients primarily represent the portion of ticket proceeds, including the convenience charges, due Ticketmaster from its independent outlets and from credit card companies. Ticketmaster's contracts with outlets set forth payment terms, generally ranging from daily to weekly, which together with other collection procedures virtually eliminate losses from these receivables.

PRO FORMA FINANCIAL INFORMATION

     As described in Note 4 of the Consolidated Financial Statements, Ticketmaster acquired (by purchase, redemption or otherwise) various Joint Venture partners', minority shareholders' and licensees' interests during fiscal 1997. Accordingly, the following pro forma financial information has been prepared to illustrate the effects of these acquisitions and the application of the proceeds of the IPO completed on November 22, 1996. The pro forma financial information does not purport to represent what Ticketmaster's results of operations actually would have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable under certain circumstances. The pro forma financial information and accompanying notes should be read in conjunction with the Consolidated Financial Statements and related Notes thereto.

                            TICKETMASTER GROUP, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 31, 1997
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                               TICKETMASTER    ACQUIRED    OTHER ACQUIRED
                                               CONSOLIDATED   TICKETING     BUSINESSES--     PRO FORMA       COMBINED
                                                BUSINESSES    BUSINESSES   PACER/CATS/CCS   ADJUSTMENTS      PRO FORMA
                                               ------------   ----------   --------------   -----------     -----------
Revenues:
  Ticketing operations.......................  $   205,491     $ 26,878                       $  (128)(1)   $   232,241
  Concession control systems.................       12,401                    $ 12,964                           25,365
  Publications...............................       10,769          176                                          10,945
  Merchandising..............................        2,300                                                        2,300
                                               -----------      -------        -------                      -----------
                                                   230,961       27,054         12,964                          270,851
Operating costs, expenses and other items:
  Ticketing operations.......................      122,243       15,490                          (128)(1)       137,605
  Ticketing selling, general and
    administrative...........................       35,789        4,608                                          40,397
  Concession control systems operations......        7,377                       8,462                           15,839
  Concession control systems selling, general
    and administrative.......................        5,995                       4,687                           10,682
  Publications...............................       17,965          100                                          18,065
  Merchandising..............................        2,141                                                        2,141
  Corporate general and administrative.......       16,849                                                       16,849
  Depreciation...............................        6,714          962            362            350 (2)         8,388
  Amortization of goodwill...................        2,356           30            142          1,202 (3)         3,730
  Amortization of other......................        3,474          162                         2,241 (3)         5,877
  Equity in net (income) of unconsolidated
    affiliates...............................       (3,605)        (365)                          854 (4)        (3,116)
                                               -----------      -------        -------                      -----------
  Operating income (loss)....................       13,663        6,067           (689)                          14,394
Other expenses:
  Interest expense, net......................       11,508          (47)           484         (3,152)(5)         8,793
  Minority interests.........................          300                                       (219)(6)            81
  Gain on sale of unconsolidated affiliate...       (3,195)                                                      (3,195)
                                               -----------      -------        -------                      -----------
    Income (loss) before income taxes........        5,050        6,114         (1,173)                           8,715
  Income tax provision.......................        3,258                                      1,785 (7)         5,043
                                               -----------      -------        -------                      -----------
    Net income (loss)........................  $     1,792     $  6,114       $ (1,173)                     $     3,672
                                               ===========      =======        =======                      ===========
  Net income per share.......................  $      0.10                                                  $      0.15
                                               ===========                                                  ===========
  Weighted average number of common shares
    outstanding(8)...........................   17,243,626                                                   24,760,882
                                               ===========                                                  ===========
  Supplemental Financial Information:
    EBITDA(9)..........................................................................................     $    29,273
    Attributable EBITDA(10)............................................................................          34,116
    Net cash provided by operating activities..........................................................          29,586
    Net cash (used in) investing activities............................................................         (45,105)
    Net cash provided by financing activities..........................................................          55,181

---------------

 (1) Represents the elimination of license fees paid by Delaware Valley (Philadelphia) to Ticketmaster during the year.

 (2) Represents depreciation arising from the purchase of the building which serves as corporate headquarters.

 (3) Represents amortization arising from the purchased user agreements and excess purchase price paid for the net assets of a joint venture partner's 50% equity interest in the European Joint Venture, a licensee's 100% equity interest in Nashville, Tennessee, a joint venture partner's 50% equity interest in Ticketmaster-Indiana, a licensee's 100% equity interest in Delaware Valley (Philadelphia), a minority shareholder's 20% equity interest in Ticketmaster's Florida operating subsidiary, a minority share-holder's 20% equity interest in Ticketmaster's Texas operating subsidiary and a licensee's approximately 50% equity interest in its Mexico licensee. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts, generally ranging from 3 to 10 years. The cost in excess of net assets acquired is being amortized over a 30 year period.

 (4) Represents the consolidation of income earned by Ticketmaster-Indiana and the European Joint Venture, aggregating $2,027, and losses incurred by the Pacer Joint Venture, totaling $1,173.

 (5) Represents the reduction in interest expense resulting from the repayment of indebtedness under Ticketmaster's Credit Agreement at rates of interest incurred by Ticketmaster during the year, approximately 7.0%.

 (6) Represents a decrease in the minority interests held by the minority shareholders in Ticketmaster's Florida and Texas operating subsidiaries.

 (7) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

 (8) Includes 15,310,405 weighted average common and common equivalent shares outstanding at January 31, 1996, 7,250,000 shares of Common Stock issued by Ticketmaster in connection with the Initial Public Offering, 21,167 of additional common stock equivalents at January 31, 1997 and 1,862,069 and 317,241 shares of Common Stock issued in connection with the acquisition, by purchase, redemption or otherwise, of its joint venture partner's 50% equity interest in Ticketmaster-Indiana and the minority shareholder's 20% equity interest in Ticketmaster's Florida operating subsidiary, respectively.

 (9) Defined as revenue less operating costs before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

(10) Defined as Ticketmaster's pro rata share of its Consolidated Businesses and Unconsolidated Joint Ventures' revenue less operating costs before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

                            TICKETMASTER GROUP, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 31, 1996
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                             TICKETMASTER      ACQUIRED      OTHER ACQUIRED
                                             CONSOLIDATED     TICKETING      BUSINESSES --       PRO FORMA      COMBINED
                                              BUSINESSES      BUSINESSES     PACER/CATS/CCS     ADJUSTMENTS     PRO FORMA
                                             -------------   ------------   ----------------   -------------   -----------
Revenues:
  Ticketing operations.....................   $   154,851      $ 38,170                           $  (238)(1)  $  192,783
  Concession control systems...............                                     $ 22,985                           22,985
  Publications.............................         4,198         1,499                                             5,697
  Merchandising............................         2,201                                                           2,201
                                             ------------    ----------          -------                       -----------
                                                  161,250        39,669           22,985                          223,666
Operating costs, expenses and other items:
  Ticketing operations.....................        97,147        20,289                              (238)(1)     117,198
  Ticketing selling, general and
    administrative.........................        27,748         7,666                                            35,414
  Concession control systems operations....                                       18,844                           18,844
  Concession control systems selling,
    general
    and administrative.....................                                        6,902                            6,902
  Publications.............................         9,129         1,047                                            10,176
  Merchandising............................         1,891                                                           1,891
  Corporate general and administrative.....        14,758                                                          14,758
  Depreciation.............................         4,868         1,671              681              367 (2)       7,587
  Amortization of goodwill.................         1,925           105              275            1,714 (3)       4,019
  Amortization of other....................         2,532           474                             3,008 (3)       6,014
  Equity in net (income) of unconsolidated
    affiliates.............................        (1,458)         (157)                           (1,007)(4)      (2,622)
                                             ------------    ----------          -------                       -----------
  Operating income (loss)..................         2,710         8,574           (3,717)                           3,485
Other expenses:
  Interest expense, net....................        12,782            69              985           (3,029)(5)      10,807
  Minority interests.......................           273                                            (129)(6)         144
                                             ------------    ----------          -------                       -----------
    Income (loss) before income taxes......       (10,345)        8,505           (4,702)                          (7,466)
  Income tax provision.....................        (2,250)                           305           (1,042)(7)      (2,987)
                                             ------------    ----------          -------                       -----------
    Net income (loss)......................   $    (8,095)     $  8,505         $ (5,007)                      $   (4,479)
                                             ============    ==========        =========                       ===========
  Net income per share.....................   $     (0.53)                                                     $    (0.18)
                                              ===========                                                      ===========
  Weighted average number of common shares
    outstanding(8).........................    15,310,405                                                      24,739,715
                                               ==========                                                      ==========
Supplemental Financial Information:
    EBITDA(9)...............................................................................................   $   18,483
    Attributable EBITDA(10).................................................................................       23,272
    Net cash provided by operating activities...............................................................        1,239
    Net cash (used in) investing activities.................................................................      (12,107)
    Net cash provided by financing activities...............................................................        7,439

---------------

 (1) Represents the elimination of license fees paid by Delaware Valley (Philadelphia) and Nashville to Ticketmaster during the year.

 (2) Represents depreciation arising from the purchase of the building which serves as corporate headquarters.

 (3) Represents amortization arising from the purchased user agreements and excess purchase price paid for the net assets of a joint venture partner's 50% equity interest in the European Joint Venture, a licensee's 100% equity interest in Nashville, Tennessee, a joint venture partner's 50% equity interest in Ticketmaster-Indiana, a licensee's 100% equity interest in Delaware Valley (Philadelphia), a minority shareholder's 20% equity interest in Ticketmaster's Florida operating subsidiary, a minority shareholder's 20% equity interest in Ticketmaster's Texas operating subsidiary and a licensee's approximately 50% equity interest in its Mexico licensee. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts generally ranging from 3 to 10 years. The cost in excess of net assets acquired is being amortized over a 30 year period.

 (4) Represents the consolidation of income earned by Ticketmaster-Indiana and the European Joint Venture, aggregating $3,709, and losses incurred by the Pacer Joint Venture, totaling $4,211, offset by an increase of $505 in equity for inclusion of the Australian Joint Venture for the entire year.

 (5) Represents the reduction in interest expense resulting from the repayment of indebtedness under Ticketmaster's Credit Agreement at rates of interest incurred by Ticketmaster during the year, approximately 7.0%.

 (6) Represents a decrease in the minority interests held by the minority shareholders in Ticketmaster's Florida and Texas operating subsidiaries.

 (7) Represents the related income tax effect of the pro forma adjustments utilizing a statutory rate of 40%.

 (8) Includes 15,310,405 weighted average common and common equivalent shares outstanding at January 31, 1996, 7,250,000 shares of Common Stock issued by Ticketmaster in connection with the Initial Public Offering, and 1,862,069 and 317,241 shares of Common Stock issued in connection with the acquisition, by purchase, redemption or otherwise, of its joint venture partner's 50% equity interest in Ticketmaster-Indiana and the minority shareholder's 20% equity interest in Ticketmaster's Florida operating subsidiary, respectively.

 (9) Defined as revenue less operating costs before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

(10) Defined as Ticketmaster's pro rata share of its Consolidated Businesses and Unconsolidated Joint Ventures' revenue less operating costs before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles, and should not be considered to be an alternative to net income as an indicator of operating performance or to cash flows from operations as a measure of liquidity. Management believes that an EBITDA presentation is an important factor in evaluating the amount of cash available for repayment of debt, future investments and dividends and in determining cash available for future distributions.

RESULTS OF OPERATIONS

     The following tables set forth operating results for the Managed Businesses showing the results of the Consolidated Businesses and the Unconsolidated Joint Ventures as a percentage of total revenues. The percentages shown for the Unconsolidated Joint Ventures represent the full balance for each line item and are not reduced by the joint venture ownership interests held by entities other than Ticketmaster.

                                                                       YEAR ENDED JANUARY 31,
                                                                      -------------------------
                                                                      1995      1996      1997
                                                                      -----     -----     -----
I. CONSOLIDATED BUSINESSES
  Revenue:
     Ticketing operations.........................................     96.8%     96.1%     88.9%
     Concession control systems...................................      0.0       0.0       5.4
     Publications.................................................      2.5       2.6       4.7
     Merchandising................................................      0.7       1.3       1.0
                                                                      -----     -----     -----
                                                                      100.0     100.0     100.0
  Operating Costs:
     Ticketing operations.........................................     61.6      60.2      52.9
     Ticketing selling, general and administrative................     15.8      17.2      15.5
     Concession control systems operations........................      0.0       0.0       3.2
     Concession control systems selling, general and
      administrative..............................................      0.0       0.0       2.6
     Publications.................................................      1.6       5.7       7.8
     Merchandising................................................      0.7       1.2       0.9
     Corporate general and administrative.........................      7.5       9.2       7.3
     Write off of in-process research and development.............      4.1       0.0       0.0
     Depreciation.................................................      2.6       3.0       2.9
     Amortization of goodwill.....................................      1.0       1.2       1.0
     Amortization of other........................................      3.7       1.6       1.5
     Equity in net income of unconsolidated affiliates............     (0.7)     (0.9)     (1.6)
                                                                      -----     -----     -----
       Operating income...........................................      2.1       1.6       6.0
  Other expenses:
     Interest expense and minority interests......................      7.3       8.1       5.1
     Gain on sale of unconsolidated affiliate.....................      0.0       0.0      (1.4)
                                                                      -----     -----     -----
       Income (loss) before income taxes..........................     (5.2)     (6.5)      2.3
  Income tax provision............................................     (1.5)     (1.4)      1.4
       Net income (loss)..........................................     (3.7)%    (5.1)%     0.9%
                                                                      =====     =====     =====
II. UNCONSOLIDATED JOINT VENTURES:
  Revenue:
     Ticketing operations.........................................     69.0%     68.9%     80.5%
     Publications.................................................      3.1       2.4       0.3
     Concession control systems...................................     27.9      28.7      19.2
                                                                      -----     -----     -----
                                                                      100.0     100.0     100.0
                                                                      -----     -----     -----
  Operating costs:
     Ticketing operations.........................................     40.7      38.5      45.1
     Ticketing selling, general and administrative................     13.1      11.5      15.4
     Publications.................................................      1.8       1.4       0.2
     Concession control systems operations........................     17.6      19.9      12.5
     Concession control systems selling, general and
      administrative..............................................     12.7      12.3       6.9
     Depreciation.................................................      4.3       3.2       3.0
     Amortization of goodwill.....................................      0.4       0.5       0.2
     Amortization of other........................................      2.6       1.8       2.8
                                                                      -----     -----     -----
       Operating income...........................................      6.8      10.9      13.9
  Other expenses:
     Interest expense and other...................................      0.8       1.2       0.4
                                                                      -----     -----     -----
       Income before income taxes.................................      6.0       9.7      13.5
  Income tax provision............................................      0.7       0.4       0.4
                                                                      -----     -----     -----
       Net income.................................................      5.3%      9.3%     13.1%
                                                                      =====     =====     =====

FISCAL YEAR 1997 COMPARED WITH FISCAL YEAR 1996

     The following tables set forth operating results for the Consolidated Businesses and the Unconsolidated Joint Ventures, collectively, the Managed Businesses. The amounts shown for the Unconsolidated Joint Ventures represent the full balance for each line item and do not give effect to the joint venture ownership interests held by entities other than Ticketmaster.

                                            YEAR ENDED JANUARY 31, 1996                   YEAR ENDED JANUARY 31, 1997
                                    --------------------------------------------  --------------------------------------------
                                    CONSOLIDATED   UNCONSOLIDATED     MANAGED     CONSOLIDATED   UNCONSOLIDATED     MANAGED
                                     BUSINESSES    JOINT VENTURES    BUSINESSES    BUSINESSES    JOINT VENTURES    BUSINESSES
                                    -------------  ---------------  ------------  -------------  ---------------  ------------
                                                                                                                (IN THOUSANDS)
Revenues:
  Ticketing operations.............   $ 154,851        $55,129        $209,980      $ 205,491        $54,401        $259,892
  Concession Control Systems.......          --         22,985          22,985         12,401         12,964          25,365
  Publications.....................       4,198          1,939           6,137         10,769            176          10,945
  Merchandising....................       2,201             --           2,201          2,300             --           2,300
                                    -------------      -------      ------------  -------------      -------      ------------
    Total Revenues.................     161,250         80,053         241,303        230,961         67,541         298,502
                                    -------------      -------      ------------  -------------      -------      ------------
Operating costs:
  Ticketing operations.............      97,147         30,836         127,983        122,243         30,472         152,715
  Ticketing selling, general and
    administrative.................      27,748          9,232          36,980         35,789         10,366          46,155
  Concession control systems
    operations.....................          --         15,912          15,912          7,377          8,462          15,839
  Concession control systems
    selling, general and
    administrative.................          --          9,834           9,834          5,995          4,687          10,682
  Publications.....................       9,129          1,148          10,277         17,965            128          18,093
  Merchandising....................       1,891             --           1,891          2,141             --           2,141
  Corporate general and
    administrative.................      14,758             --          14,758         16,849             --          16,849
  Depreciation.....................       4,868          2,599           7,467          6,714          2,012           8,726
  Amortization of goodwill.........       1,925            380           2,305          2,356            142           2,498
  Amortization of other............       2,532          1,422           3,954          3,474          1,874           5,348
    Total operating costs..........     159,998         71,363         231,361        220,903         58,143         279,046
                                    -------------      -------      ------------  -------------      -------      ------------
                                          1,252        $ 8,690        $  9,942         10,058        $ 9,398        $ 19,456
                                    ============   ==============   ===========   ============   ==============   ===========
  Equity in net income of
    unconsolidated affiliates......      (1,458)                                       (3,605)
                                      =========                                     =========
  Operating income.................       2,710                                        13,663
  Interest expense and other.......      13,055                                        11,808
  Gain on sale of unconsolidated
    affiliate......................          --                                        (3,195)
  Income tax provision (benefit)...      (2,250)                                        3,258
                                      =========                                     =========
  Net (loss) income................   $  (8,095)                                    $   1,792
                                      =========                                     =========
  Supplemental information
    EBITDA:........................   $  10,577        $13,091        $ 23,668      $  22,602        $13,426        $ 36,028
                                    ============   ==============   ===========   ============   ==============   ===========
  Attributable EBITDA..............                                   $ 15,222                                      $ 28,299
                                                                     =========                                     =========
  Net cash provided by (used in)
    operating activities...........   $  (3,068)       $17,658        $ 14,590      $  15,585        $11,806        $ 27,391
  Net cash (used in) investing
    activities.....................      (9,452)        (6,508)        (15,960)       (43,752)        (4,775)        (48,527)
  Net cash provided by (used in)
    financing activities...........       7,772         (5,011)          2,761         55,096         (4,810)         50,286

CONSOLIDATED BUSINESSES

     Revenues from ticketing operations increased by $50.6 million, or 33%, to $205.5 million for fiscal 1997 from $154.9 million for fiscal 1996. The increase is attributed to an increase of 21% in the number of tickets sold (from 37.6 million to 45.5 million tickets), a 6% increase in average per ticket revenue (from $4.01 to $4.23) and an increase in sponsorship and promotions revenue. The increase in the number of tickets sold is largely attributed to the acquisition of Ticketmaster's Nashville and Delaware Valley (Philadelphia) licensees in February 1996 and October 1996, respectively, acquisitions of Joint Venture partners' interests in (and subsequent consolidation of) the Ticketmaster Europe operations in June 1996 and Ticketmaster Indiana operations in November 1996, and an overall increase in the number of events made available for sale to the consumer and subsequent demand for live entertainment events. Increased sponsorship and promotions revenue is primarily attributed to an increase in activity with strategic marketing partners resulting from Ticketmaster's efforts to create integrated marketing opportunities around live events, its call centers, ticket stock and envelopes and event promotional material and in additional media outlets such as Ticketmaster Online and Ticketmaster Travel.

     Publications revenues increased by $6.6 million, or 157%, to $10.8 million for fiscal 1997 from $4.2 million for fiscal 1996. The increase is attributed to Ticketmaster Publications' launch of Live! magazine, a monthly consumer oriented entertainment magazine, which distributed its first issue in February of 1996. Live! was created as an extension of the Entertainment Guide which was published and distributed without significant advertising revenue as a stand-alone publication by Ticketmaster through fiscal 1996. With the February 1996 launch of Live! magazine, the subscription base has remained relatively constant with the increase in revenues resulting from increases in annual subscription rates and advertising revenues. Issues of Live! magazine published during the 1997 fiscal year had an aggregate of 351 pages of advertising.

     Revenues generated by concession and control systems for the six months ended January 31, 1997 are included in Consolidated Businesses while the revenues generated for the first six months ended July 31, 1996 are included in Unconsolidated Joint Ventures due to the acquisition of the joint venture partner's interest on July 29, 1996. Accordingly, the discussion and analysis included herein is based upon the increase in combined revenues of the Consolidated Businesses and the Unconsolidated Joint Ventures of $2.4 million, or 10%, to $25.4 million from $23.0 million for the prior year. The increase is primarily attributed to increased sales from the release of new products. The combined operating costs of concession and control systems remained consistent at $15.9 million in both years. As a percentage of revenue, these expenses decreased from 69% to 62%, which decrease is attributed to a combination of product mix and improvements in the quotation, assembly and delivery processes. The combined selling, general and administrative costs of concession and control systems increased by $0.8 million, or 9%, to $10.7 million in fiscal 1997 from $9.8 million in fiscal 1996. The increase is attributed to legal costs associated with the MovieFone complaint. See "Information Concerning Ticketmaster -- Legal Proceedings."

     Ticketing operations costs increased by $25.1 million, or 26%, to $122.2 million in fiscal 1997 from $97.1 million in fiscal 1996. This increase is attributed to the increase in ticketing operations revenues as these costs are primarily variable in nature. Ticketing operations costs decreased as a percentage of ticketing operations revenues to 59% in fiscal 1997 from 63% in fiscal 1996. Much of this decrease is attributed to operating efficiencies and increased revenues generated from sponsorship and promotions activities in fiscal 1997.

     Publications costs increased by $8.8 million, or 97%, to $18.0 million in fiscal 1997 from $9.1 million in fiscal 1996. This increase is attributed to the increased production costs resulting from the launch of Live! magazine.

     Corporate general and administrative costs increased by $2.1 million, or 14%, to $16.8 million in fiscal 1997 from $14.8 million in fiscal 1996. Much of the increase resulted from increased compensation expense associated with growth in administrative functions necessary to support the development of Ticketmaster's principal business, and more recent development efforts in Ticketmaster Publications, Ticketmaster Online and Ticketmaster Travel. The increase in compensation expense was partially offset by decreases in legal fees.

     Depreciation increased by $1.8 million, or 38%, to $6.7 million in fiscal 1997 from $4.9 million in fiscal 1996. The increase is attributed to acquisitions (and subsequent consolidation) of interests previously owned by third parties in Ticketmaster's operations in Europe, Delaware Valley and Indiana.

     Amortization of goodwill increased by $0.4 million, or 22%, to $2.4 million in fiscal 1997 from $1.9 million in fiscal 1996. The increase is attributed to acquisitions (and subsequent consolidation) of interests previously owned by third parties in Ticketmaster's operations in Europe, Delaware Valley, Indiana, Florida and Texas. Amortization of goodwill is expected to increase in subsequent years over 1997 because 1997 amortization is computed from the dates of acquisition which occurred in mid to late 1997.

     Other amortization increased by $0.9 million, or 37%, to $3.5 million in fiscal 1997 from $2.5 million in fiscal 1996. The increase is attributed to the acquisitions (and subsequent consolidation) of interests previously owned by third parties in Ticketmaster's operations in Europe, Delaware Valley, Indiana, Florida and Texas.

     The income tax provision of $3.3 million in fiscal 1997, compared to an income tax benefit of $2.2 million for the prior year, is primarily attributed to taxes on the gain of the sale of an unconsolidated affiliate and state income taxes.

     As a result of the foregoing, Ticketmaster had net income of $1.8 million in the current year compared to net losses of $8.1 million in the prior year.

Unconsolidated Joint Ventures

     Revenues from ticket operations decreased by $0.7 million, or 1%, to $54.4 million in fiscal 1997 from $55.1 million in fiscal 1996. This decrease is primarily attributed to a decrease of 6% in the number of tickets sold (from
15.5 million to 14.5 million tickets) offset by an increase in average per ticket operation revenue of 6% (from $3.56 to $3.75). The decrease in the number of tickets sold by Unconsolidated Joint Ventures is largely attributed to the reacquisition by Ticketmaster of its partners' Joint Venture interests (and thus inclusion of operating results in Consolidated Businesses rather than Unconsolidated Joint Ventures) in the Ticketmaster Europe and Indiana operations in June and November 1996, respectively, offset by the acquisition of 50% of the business of Ticketmaster's Australian licensee in December 1995. The 6% increase in average revenue per ticket is comparable to the 6% increase in average gross price per ticket of tickets sold (from $26.77 to $28.27), which is the result of both inflation and varying ticket prices between markets.

     The discussion and analysis with respect to results of operations from concession control systems is included in Consolidated Businesses.

     Ticketing operations costs decreased by $0.4 million, or 1%, to $30.5 million in fiscal 1997 from $30.8 million in fiscal 1996. This decrease is attributed to the decrease in ticketing operations revenues as these costs are primarily variable in nature. As a percentage of ticket operations revenues these expenses totaled 56% in both periods.

     Depreciation decreased by $0.6 million, or 23%, to $2.0 million in fiscal 1997 from $2.6 million in fiscal 1996. The decrease is attributed to the reacquisition by Ticketmaster of its partners' Joint Venture interests (and thus inclusion of operating results in Consolidated Businesses rather than Unconsolidated Joint Ventures) in the Ticketmaster Europe and Indiana operations in June and November 1996, respectively, which was partially offset by the acquisition of 50% of the business of Ticketmaster's Australian licensee, achieved through the formation of Joint Ventures in December 1995.

     Amortization of goodwill decreased by $0.2 million, or 63%, to $0.1 million in fiscal 1997 from $0.4 million in fiscal 1996. The decrease is attributed to the reacquisition by Ticketmaster of its partners' Joint Venture interests (and thus inclusion of operating results in Consolidated Businesses rather than Unconsolidated Joint Ventures) in the Ticketmaster Europe and Indiana operations in June and November 1996, respectively, which was partially offset by the acquisition of 50% of the business of Ticketmaster's Australian licensee, achieved through the formation of Joint Ventures in December 1995.

     Other amortization increased by $0.5 million, or 32%, to $1.9 million in fiscal 1997 from $1.4 million in fiscal 1996. The increase is attributed to the acquisition of 50% of the business of Ticketmaster's Australian licensee, achieved through the formation of Joint Ventures in December 1995 (2 months of operations in fiscal 1996 versus 12 months of operations in fiscal 1997).

     As a result of the foregoing, net income from Unconsolidated Joint Ventures increased by $1.4 million, or 19%, to $8.9 million for fiscal 1997, from $7.4 million for fiscal 1996.

Managed Businesses

     Aggregate revenues for the Managed Businesses increased by $57.2 million, or 24%, to $298.5 in fiscal 1997 from $241.3 million in fiscal 1996, principally as a result of an increase of $49.9 million, or 24%, to $259.9 million in ticket operations revenue.

     EBITDA for the Managed Businesses increased by $12.4 million, or 52%, to $36.0 million in fiscal 1997 from $23.7 million in fiscal 1996, principally as a result of an increase of $16.0 million in ticketing operations income net of ticketing operations and selling, general and administrative costs, offset by a decrease of $3.0 million in Publications income net of Publications costs.

FISCAL YEAR 1996 COMPARED WITH FISCAL YEAR 1995

     The following tables set forth operating results for the Consolidated Businesses and the Unconsolidated Joint Ventures, collectively, the Managed Businesses. The amounts shown for the Unconsolidated Joint Ventures represent the full balance for each line item and do not give effect to the joint venture ownership interests held by entities other than Ticketmaster.

                                           YEAR ENDED JANUARY 31, 1995                 YEAR ENDED JANUARY 31, 1996
                                    -----------------------------------------   -----------------------------------------
                                    CONSOLIDATED  UNCONSOLIDATED    MANAGED     CONSOLIDATED  UNCONSOLIDATED    MANAGED
                                     BUSINESSES   JOINT VENTURES   BUSINESSES    BUSINESSES   JOINT VENTURES   BUSINESSES
                                    ------------  ---------------  ----------   ------------  ---------------  ----------
                                                                       (IN THOUSANDS)
Revenues:
  Ticketing operations.............   $176,989        $47,786       $224,775      $154,851        $55,129       $209,980
  Concession Control Systems.......         --         19,354         19,354            --         22,985         22,985
  Publications.....................      4,640          2,129          6,769         4,198          1,939          6,137
  Merchandising....................      1,321             --          1,321         2,201             --          2,201
                                      --------        -------       --------      --------        -------       --------
    Total Revenues.................    182,950         69,269        252,219       161,250         80,053        241,303
                                      --------        -------       --------      --------        -------       --------
Operating costs:
  Ticketing operations.............    112,695         28,208        140,903        97,147         30,836        127,983
  Ticketing selling, general and
    administrative.................     28,917          9,094         38,011        27,748          9,232         36,980
  Concession control systems
    operations.....................         --         12,162         12,162            --         15,912         15,912
  Concession control systems
    selling, general and
    administrative.................         --          8,770          8,770            --          9,834          9,834
  Publications.....................      2,908          1,261          4,169         9,129          1,148         10,277
  Merchandising....................      1,222             --          1,222         1,891             --          1,891
  Corporate general and
    administrative.................     13,722             --         13,722        14,758             --         14,758
  Write off of in-process research
    and development................      7,500             --          7,500            --             --             --
  Depreciation.....................      4,614          2,950          7,564         4,868          2,599          7,467
  Amortization of goodwill.........      1,858            302          2,160         1,925            380          2,305
  Amortization of other............      6,829          1,810          8,639         2,532          1,422          3,954
                                      --------        -------       --------      --------        -------       --------
    Total operating costs..........    180,265         64,557        244,822       159,998         71,363        231,361
                                      --------        -------       --------      --------        -------       --------
                                      $  2,685        $ 4,712       $  7,397      $  1,252        $ 8,690       $  9,942
                                      ========        =======       ========      ========        =======       ========
Equity in net income of
  unconsolidated affiliates........     (1,360)                                     (1,458)
                                      --------                                    --------
Operating income...................      4,045                                       2,710
Interest expense and other.........     13,393                                      13,055
Income tax provision (benefit).....     (2,670)                                     (2,250)
                                      --------                                    --------
Net (loss) income..................   $ (6,678)                                   $ (8,095)
                                      ========                                    ========
Supplemental information EBITDA:...   $ 15,986        $ 9,774       $ 25,760      $ 10,577        $13,091       $ 23,668
                                      ========        =======       ========      ========        =======       ========
Attributable EBITDA................                                 $ 19,503                                    $ 15,222
                                                                    ========                                    ========
Net cash provided by (used in)
  operating activities.............   $ 12,309        $15,761       $ 28,070      $ (3,068)       $17,658       $ 14,590
Net cash (used in) investing
  activities.......................    (14,553)        (1,772)       (16,325)       (9,452)        (6,508)       (15,960)
Net cash provided by (used in)
  financing activities.............     15,086         (9,133)         5,953         7,772         (5,011)         2,761

Consolidated Businesses

     Revenues from ticketing operations decreased by $22.1 million, or 13%, to $154.9 million for fiscal 1996 from $177.0 million for fiscal 1995. The decrease is primarily attributed to a decrease of 11% in the number of tickets sold (from
42.5 million to 37.6 million tickets). The decrease in the number of tickets sold was largely attributable to fewer performances by popular music performers during fiscal 1996 as compared to fiscal 1995.

     Publications revenues decreased by $0.4 million, or 10%, to $4.2 million for fiscal 1996 from $4.6 million for fiscal 1995. The decrease is largely attributed to fewer subscription sales of the Entertainment Guide during fiscal 1996. The decrease in subscriptions is consistent with the decrease in ticket sales through Ticketmaster's call centers which was the only distribution channel through which the Entertainment Guide was sold.

     Merchandising revenues increased by $0.9 million, or 67%, to $2.2 million for fiscal 1996 from $1.3 million in fiscal 1995. Fiscal 1996 revenues include a full year of operations while fiscal 1995 revenues include six months of operations.

     Ticketing operations costs decreased by $15.5 million, or 14%, to $97.1 million in fiscal 1996 from $112.7 million in fiscal 1995. This decrease is attributed to the decrease in ticketing operations revenues as these costs are primarily variable in nature. As a percentage of ticketing operations revenues, these expenses amounted to 64% and 63% in fiscal 1995 and 1996, respectively.

     Publications costs increased by $6.2 million, or 214%, to $9.1 million in fiscal 1996 from $2.9 million in fiscal 1995. This increase is attributed to the design and pre-production cost attributable to the launch of Live! magazine by Ticketmaster Publications.

     Merchandising costs increased by $0.7 million, or 55%, to $1.9 million in fiscal 1996 from $1.2 million in fiscal 1995. Fiscal 1996 costs include a full year of operations while fiscal 1995 costs include six months of operations.

     Corporate general and administrative costs increased by $1.0 million, or 8%, to $14.8 in fiscal 1996 from $13.7 million in fiscal 1995. The increase is primarily attributed to costs associated with litigation against Ticketmaster and investigations into its operations by government agencies. See "Information Concerning Ticketmaster -- Legal Proceedings."

     During fiscal 1995, Ticketmaster incurred a charge of $7.5 million to write off purchased in-process research and development in connection with the formation of the Pacer Joint Venture.

     Other amortization decreased by $4.3 million, or 63%, to $2.5 million is fiscal 1996 from $6.8 million in fiscal 1995. The decrease is primarily attributed to the absence of a $3.8 million charge to amortization to write-off the value of covenants-not-to-compete which was incurred in fiscal 1995 in connection with the formation of the Pacer Joint Venture.

     The income tax benefit decreased by $0.4 million, or 16%, to $2.3 million in fiscal 1996 from $2.7 million in fiscal 1995. Income tax benefit as a percentage of pre-tax loss decreased from 29% to 22% from fiscal 1995 to fiscal 1996. The decrease is attributed to higher earnings subject to state and foreign taxes and the effect of nondeductible amortization of intangible foreign assets.

     As a result of the foregoing, net loss from Consolidated Businesses increased by $1.4 million, or 21%, to $8.1 million for fiscal 1996 from $6.7 million for fiscal 1995.

Unconsolidated Joint Ventures

     Revenues from ticketing operations increased by $7.3 million, or 15%, to $55.1 million in fiscal 1996 from $47.8 million in fiscal 1995. This increase is primarily attributed to an increase of 18% in the number of tickets sold (from
13.2 million to 15.5 million tickets). The increase in the number of tickets sold was largely attributed to approximately a 39% growth in ticket sales from Ticketmaster's joint venture in the United Kingdom (0.8 million tickets), increased popularity of professional sport franchises (1.2 million tickets) in areas serviced by these joint ventures, and the formation of joint ventures with Ticketmaster's Australian licensee (0.4 million tickets) during fiscal 1996.

     Concession control systems revenues increased by $3.6 million, or 19%, to $23.0 million in fiscal 1996 from $19.4 million in fiscal 1995, because fiscal 1995 figures represent the results of operations from inception (April 15, 1994) through fiscal year end.

     Ticketing operations costs increased by $2.6 million, or 9%, to $30.8 million in fiscal 1996 from $28.2 million in fiscal 1995. This increase is attributed to the increase in ticketing operations revenues as these costs are primarily variable in nature. Ticketing operations costs decreased as a percentage of ticketing operations revenues to 56% in fiscal 1996 from 59% in fiscal 1995. Much of this decrease is attributed to increased efficiencies in the call centers which service these joint ventures and increased revenue per ticket.

     Concession control systems operating costs increased by $3.7 million, or 31%, to $15.9 million in fiscal 1996 from $12.2 million in fiscal 1995 because fiscal 1996 costs represent a full year of operations as noted previously. As a percentage of concession control systems revenues, these costs increased from 63% to 69% due to increased research and new product development expenses.

     Concession control systems selling, general and administrative costs increased by $1.1 million, or 12%, to $9.8 million in the fiscal 1996 from $8.8 million in fiscal 1995 because fiscal 1996 costs represent a full year of operations as noted previously.

     As a result of the foregoing, net income from Unconsolidated Joint Ventures increased by $3.8 million, or 105%, to $7.4 million for fiscal 1996 from $3.6 million for fiscal 1995.

Managed Businesses

     Aggregate revenues for the Managed Businesses decreased by $10.9 million, or 4%, to $241.3 million in fiscal 1996 from $252.2 million in fiscal 1995, principally as a result of a decrease of $14.8 million, or 7%, to $210.0 million in ticket operations revenue, offset by an increase in concession control systems revenue of $3.6 million in fiscal 1996.

     EBITDA for the Managed Businesses decreased by $2.1 million, or 8%, to $23.7 million in fiscal 1996 from $25.8 million in fiscal 1995, principally as a result of an increase of $6.1 million, or 147%, to $10.3 million in publications costs resulting from the anticipated fiscal 1997 launch of Live! magazine and losses incurred in the concession control systems businesses of the Pacer Joint Venture offset by the effect of the write-off of in-process research and development of $7.5 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Ticketmaster's primary sources of liquidity are cash flows from operations and available credit under its revolving bank credit facilities. Management believes that these sources adequately provide for its working capital, capital expenditures and debt service needs.

     Net cash provided by operating activities was $15.6 million in fiscal 1997 compared with net cash used by operating activities of $3.1 million in fiscal 1996. This change primarily reflects an increase in net income.

     As of January 31, 1997, Ticketmaster had cash and cash equivalents of $25.0 million for its own account, separate from funds held in accounts on behalf of venues and promoters and working capital of $21.1 million.

     Net cash used in investing activities was $43.8 million in fiscal 1997 compared with $9.5 million in fiscal 1996. This change primarily reflects cash used to fund the acquisition and formation of new ventures net of cash acquired of $27.2 million, investments in property and improvements, including, Ticketmaster's recently acquired corporate headquarters building of $21.8 million offset by net proceeds from the sale of an unconsolidated affiliate of $6.6 million.

     Excluding the acquisitions and formations of new venture investment activity, Ticketmaster's anticipated annual capital expenditures are expected to include $2.0 million for improvements to its recently acquired corporate headquarters building, $5.0 million of replacements or upgrades of computer equipment, $4.0 million in expanded call center capacity and additional amounts which management determines are necessary in order to maintain Ticketmaster's competitive position or to otherwise achieve its business strategies.

     Net cash provided by financing activities was $55.1 million in fiscal 1997 compared to $7.8 million in fiscal 1996. This change primarily reflects proceeds received from Ticketmaster's Initial Public Offering net of amounts used to reduce a portion of outstanding indebtedness under Ticketmaster's bank facilities and other long term debt.

     Amounts available under the Credit Agreement are limited to the lower of the commitment amount or a borrowing base calculated as a multiple of cash flows as defined in the Credit Agreement. As of January 31, 1997, Ticketmaster had $120 million in outstanding bank borrowings under its $175 million revolving bank credit line. Amounts available under the credit line decrease to $165 million as of December 31, 1997 and reduces further to $150 million as of December 31, 1998. As of January 31, 1997, the borrowing base calculation did not restrict Ticketmaster's availability under the Credit Agreement. Ticketmaster's Credit Agreement contains other covenants and restrictions, as to which Ticketmaster was in compliance at January 31, 1997.

     Also as of January 31, 1997, Pacer/CATS/CCS had indebtedness of $7.5 million outstanding under a bank term loan, with monthly interest payments only due through June 1997 and principal and interest payable monthly from July 1997 through June 1999. The loan agreement is secured by all of Pacer/CATS/CCS's assets and contains certain restrictions and covenants, with which Pacer/CATS/CCS is in full compliance.

     Ticketmaster anticipates that funds from operations and from its bank lending facilities will be sufficient to meet its working capital, capital expenditure and debt service requirements through the expiration of the Credit Agreement (December 31, 1999). However, to the extent that such funds are insufficient, Ticketmaster may need to incur additional indebtedness and/or refinance existing indebtedness. Ticketmaster's ability to do so may be restricted by borrowing base calculations and other financial covenants described in the Credit Agreement.

SEASONALITY

     Ticketmaster's ticketing operations results for its Managed Businesses are occasionally impacted by fluctuations in the availability of events for sale to the public, which varied depending upon scheduling by clients. This, together with the general practice of scheduling the commencement of ticket sales several months prior to event dates, tends to benefit Ticketmaster's first two fiscal quarters. Set forth below are quarterly ticket quantities and gross sales for the Managed Businesses for the past three fiscal years:

                                  TICKETS SOLD
                                 (IN THOUSANDS)

FISCAL YEAR      FIRST QUARTER      SECOND QUARTER      THIRD QUARTER      FOURTH QUARTER      TOTAL
------------     --------------     ---------------     --------------     ---------------     ------
    1995             16,649              14,939             11,649              12,377         55,614
    1996             13,509              13,667             12,759              13,181         53,116
    1997             15,268              15,135             14,936              14,682         60,021

                             GROSS TICKET RECEIPTS
                                 (IN THOUSANDS)

FISCAL YEAR      FIRST QUARTER      SECOND QUARTER      THIRD QUARTER      FOURTH QUARTER        TOTAL
------------     --------------     ---------------     --------------     ---------------     ----------
    1995            $489,721           $ 455,799           $352,675           $ 355,606        $1,653,801
    1996             383,564             389,791            379,741             378,482         1,531,578
    1997             425,382             444,612            453,232             457,129         1,780,355

INFLATION RISK

     General economic inflation has not had a significant impact on Ticketmaster's operations during the periods covered by the accompanying Consolidated Financial Statements.

FOREIGN CURRENCY RISK

     Ticketmaster is not presently subject to significant foreign exchange risk as international operations currently constitute a minor part of its operations.

EFFECT OF RECENT ACCOUNTING CHANGES

     In February 1997, the Financial Standards Board issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Ticketmaster has not determined the impact of the implementation of SFAS No. 128.

                        SELECTED FINANCIAL DATA OF HSNI
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of HSNi and the related notes appearing in HSNi's Annual Report on Form 10-K for the Year Ended December 31, 1996 and the HSNi's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which are incorporated herein by reference.

                            THREE MONTHS                  FOUR MONTHS
   SUMMARY CONSOLIDATED        ENDED        YEAR ENDED       ENDED                YEARS ENDED AUGUST 31,
 STATEMENTS OF OPERATIONS    MARCH 31,     DECEMBER 31,   DECEMBER 31,   -----------------------------------------
           DATA                 1997         1996(1)          1995         1995       1994       1993       1992
--------------------------  ------------   ------------   ------------   --------   --------   --------   --------
Net revenue...............   $  279,551     $   75,172      $ 15,980     $ 47,918   $ 46,563   $ 46,136   $ 46,729
Earnings (loss) before
  cumulative effect of
  change in accounting
  principle (2)...........        3,770         (6,539)       (2,882)         115       (899)    (6,386)   (15,222)
Net earnings (loss) (3)...        3,770         (6,539)       (2,882)         115     (3,878)    (6,386)   (15,222)
Earnings (loss) per common
  share:
Earnings (loss) before
  cumulative effect of
  change in accounting
  principle (4)...........          .07           (.61)         (.31)         .01       (.10)      (.72)        --
Net earnings (loss) (4)...          .07           (.61)         (.31)         .01       (.44)      (.72)        --

                                                  DECEMBER 31,                          AUGUST 31,
    SUMMARY CONSOLIDATED      MARCH 31,    ---------------------------   -----------------------------------------
     BALANCE SHEET DATA          1997        1996(1)          1995         1995       1994       1993       1992
----------------------------  ----------   ------------   ------------   --------   --------   --------   --------
Working capital (deficit)...  $    7,451    $  (24,444)     $  7,553     $  6,042   $  1,553   $  4,423   $   (594)
Total assets................   2,099,300     2,116,232       136,670      142,917    145,488    153,718    153,491
Long-term obligations.......     269,071       271,430        95,980       97,937    114,525    128,210        185
Stockholders' equity
  (deficit).................   1,164,451     1,158,749         7,471        9,278      2,614      6,396    (87,064)
Total assets less
  intangibles...............     569,331       570,285        76,686       79,814
Shares outstanding..........      46,319        46,218         9,412        9,374
Book value per share:
  Common Stock..............       25.14         25.07           .79          .99
  Class B Common Stock......       25.14         25.07           .79          .99

---------------
(1) As a result of the Mergers, the results of operations for the year ended December 31, 1996 includes SKTV, Inc. ("SKTV") for the full year and 11 and 12 days of Home Shopping and Savoy, respectively. The balance sheet reflects purchase accounting adjustments for the consolidated entity. Performance bonus commissions of $3.4 million were not paid to HSNi by Home Shopping for 1996 as a result of the Mergers.

(2) In fiscal 1994, HSNi adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). The cumulative effect of the accounting change resulted in a charge of approximately $3.0 million. Prior years' financial statements were not restated.

(3) Beginning in fiscal 1992, the 12 independent full power UHF television stations owned and operated by SKTV and its subsidiaries (the "SKTV Stations") were charged interest based on the historical cost of the SKTV Stations to SKTV and Home Shopping' s then cost of long-term borrowings. In fiscal 1993, the SKTV Stations were charged interest expense on the note payable to HSN Capital Corporation ("HSNCC"), a wholly-owned subsidiary of Home Shopping, at a rate of 9.5% per annum. In fiscal 1994, HSNi paid interest to HSNCC until August 1, 1994 when HSNi repaid the long-term obligation to HSNCC.

(4) Net earnings (loss) per share for the year ended December 31, 1996, for the four months ended December 31, 1995 and for the years ended August 31, 1995, 1994 and 1993 have been computed based upon the weighted average shares outstanding of 10,785,743; 9,394,696; 9,144,772; 8,881,380; and 8,851,339,
    respectively. Loss per share for fiscal year 1992 has been omitted due to lack of comparability.

                   SELECTED PRO FORMA FINANCIAL DATA OF HSNI
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                    ENDED             YEAR ENDED
                                                                MARCH 31, 1997     DECEMBER 31, 1996
                                                                --------------     -----------------
Net revenues..................................................    $  355,156          $ 1,364,029
Net earnings (loss)...........................................         2,882              (19,063)
Total assets..................................................     2,620,207
Long-term obligations.........................................       407,092
Stockholders' equity..........................................     1,428,094
Shares outstanding............................................        55,560
Book value per share..........................................         25.70
Ticketmaster per share equivalent:
  Net earnings (loss).........................................           .03                 (.19)
  Book value..................................................         15.14

                         SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT OF HSNI

     The following table sets forth, as of December 31, 1996, information relating to the beneficial ownership of HSNi Common Stock by (i) each person known by HSNi to own beneficially more than 5% of the outstanding shares of HSNi Common Stock, (ii) each director, (iii) the Chief Executive Officer of HSNi and the other four most highly compensated officers of HSNi whose compensation exceeded $100,000 for the year 1996, and (iv) all executive officers and directors of HSNi as a group:

                                                                                       PERCENT OF
                                                             NUMBER     PERCENT           VOTES
          NAME AND ADDRESS OF BENEFICIAL OWNER             OF SHARES    OF CLASS    (ALL CLASSES)(1)
---------------------------------------------------------  ----------   --------    -----------------
Capital Research & Management Co. &
The Capital Group Companies, Inc.(2)
333 South Hope Street
Los Angeles, CA 90071....................................   3,846,250      10.8%            2.8%
Denver Investment Advisers, LLC
1225 17th St., 26th Floor
Denver, CO 80202.........................................   3,126,243       8.7%            2.3%
Fidelity Investments(3)
82 Devonshire Street
Boston, MA 02109-3614....................................   2,920,040       8.1%            2.1%

                                                                                       PERCENT OF
                                                             NUMBER     PERCENT           VOTES
          NAME AND ADDRESS OF BENEFICIAL OWNER             OF SHARES    OF CLASS    (ALL CLASSES)(1)
---------------------------------------------------------  ----------   --------    -----------------
Snyder Capital Management, Inc.
350 California Street
Suite 1460
San Francisco, CA 94104..................................   1,962,325       5.5%            1.4%
Tele-Communications, Inc.(4)
5619 DTC Parkway
Englewood, CO............................................   9,870,741      21.4%           21.4%
Barry Diller(5)..........................................  12,484,190      27.0%           27.0%
Douglas Binzak(6)........................................           0         *               *
James G. Held(7).........................................     281,272         *               *
Victor A. Kaufman(8).....................................     142,000         *               *
John E. Oxendine(9)......................................           0         *               *
Bruce M. Ramer(9)........................................           0         *               *
Gen. H. Norman Schwarzkopf(10)...........................         750         *               *
Eli J. Segal(11).........................................         750         *               *
Sidney J. Sheinberg(9)...................................           0         *               *
Richard E. Snyder(9).....................................           0         *               *
Adam Ware(12)............................................           0         *               *
Michael Drayer(13).......................................      14,500         *               *
Lia Afriat-Hernandez(14).................................      12,343         *               *
All executive officers and directors as a group (16
  persons)...............................................  12,996,071      28.4%           28.1%

---------------

Unless otherwise indicated, beneficial owners listed herein may be contacted at HSNi's corporate headquarters address, 1 HSN Drive, St. Petersburg, FL 33729. The percentage of votes listed assumes the conversion of any shares of HSNi Class B Common Stock owned by such listed person, but does not assume the conversion of HSNi Class B Common Stock owned by any other person. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no beneficial interest.

  * The percentage of shares beneficially owned does not exceed 1% of the class.

 (1) The percent of votes for all classes is based on one vote for each share of HSNi Common Stock and ten votes for each share of HSNi Class B Common Stock. However, the percent of votes for TCI and Mr. Diller assume that all of their HSNi Class B Common Stock has been converted into HSNi Common Stock, and therefore, there is no HSNi Class B Common Stock outstanding.

 (2) Includes 3,141,250 shares of HSNi Common Stock and 705,000 shares as a result of the assumed conversion of $18,800,000 principal amount of the Home Shopping Debentures into HSNi Common Stock.

 (3) Includes 2,238,479 shares of HSNi Common Stock and 681,651 shares as a result of the assumed conversion of $15,763,000 principal amount of the Home Shopping Debentures into HSNi Common Stock.

 (4) Includes beneficial ownership of 9,809,111 shares of HSNi Class B Common Stock, which may be converted at any time into an equal number of shares of HSNi Common Stock, and 61,630 shares of HSNi Common Stock. The number of shares does not include any shares or options to purchase shares held and voted by Mr. Diller outside the BDTV Entities as to which shares TCI disclaims beneficial ownership, and does not include any Contingent Rights Shares or Liberty Exchange Shares.

 (5) The number of shares includes 486,988 shares owned by Mr. Diller and vested options to purchase 2,126,461 shares but does not include unvested options to purchase 6,379,386 shares granted to Mr. Diller. Such number also includes 9,809,111 shares of HSNi Class B Common Stock beneficially owned by Mr. Diller as the sole voting shareholder of the BDTV Entities which hold such shares, which shares are convertible into HSNi Common Stock, and 61,630 shares of HSNi Common Stock held by Liberty HSN with respect to which Mr. Diller may be deemed to be a beneficial owner because he has voting control of such shares. Such number does not include the Liberty Exchange Shares or the Contingent Rights Shares.

 (6) Does not include unvested options to purchase 110,000 shares of HSNi Common Stock pursuant to the Stock Incentive Plan.

 (7) Includes vested options, granted pursuant to the 1996 Home Shopping Employee Stock Option Plan (the "Home Shopping Employee Plan"). Does not include unvested options to purchase 843,750 shares pursuant to that plan. Includes 22 shares under the Home Shopping Retirement Savings Plan.

 (8) Includes the conversion of 500,000 shares of Savoy Common Stock and 250,000 shares of Savoy Restricted Stock pursuant to the Savoy Merger. Includes 28,000 vested options to purchase HSNi Common Stock assumed by HSNi pursuant to the Savoy Merger. Includes 9,000 shares of vested options to purchase HSNi Common Stock resulting from the conversion of options granted pursuant to the Home Shopping Employee Plan. Does not reflect unvested options to purchase 100,000 shares of HSNi Common Stock granted pursuant to the Stock Incentive Plan and unvested options to purchase 36,000 shares of HSNi Common Stock resulting from conversion of options granted pursuant to the Home Shopping Employee Plan.

 (9) Does not reflect unvested options to purchase 5,000 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan.

(10) Does not include unvested options to purchase 5,000 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan. Does not include unvested options to purchase 1,500 shares of HSNi Common Stock under the Home Shopping Directors' Stock Option Plan which were converted pursuant to the terms of the Home Shopping Merger. Does not include unvested options to purchase 22,500 shares of HSNi Common Stock granted under the Home Shopping Employee Plan pursuant to a consulting agreement with Home Shopping.

(11) Does not include unvested options to purchase 5,000 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan. Does not include unvested options to purchase 1,500 shares of HSNi Common Stock under the Home Shopping Directors' Stock Option Plan which were converted pursuant to the terms of the Home Shopping Merger.

(12) Does not include unvested options to purchase 100,000 shares of HSNi Common Stock pursuant to the Stock Incentive Plan.

(13) Includes 14,500 vested options granted under HSNi's Stock Option and Restricted Stock Plan.

(14) Includes vested options to purchase 12,040 vested options granted under HSNi's Stock Option and Restricted Stock Plan.

     The following table sets forth, as of December 31, 1996, information relating to the beneficial ownership of HSNi Class B Common Stock:

                                                                                       PERCENT OF
                                                             NUMBER     PERCENT        VOTES (ALL
          NAME AND ADDRESS OF BENEFICIAL OWNER             OF SHARES    OF CLASS       CLASSES)(1)
---------------------------------------------------------  ----------   --------   -------------------
Barry Diller(2)..........................................   9,809,111      95.9%           71.0%
Tele-Communications, Inc.(2)
5619 DTC Parkway
Englewood, CO............................................   9,809,111      95.9%           71.0%
BDTV INC. and BDTV II INC.(2)
2425 Olympic Boulevard
Santa Monica, CA 90404...................................   9,809,111      95.9%           71.0%

---------------
 * Excludes shares of HSNi Common Stock owned by any of the listed persons.

(1) All or any portion of shares of HSNi Class B Common Stock may be converted at any time into an equal number of shares of HSNi Common Stock.

(2) Liberty, a wholly owned subsidiary of TCI, and Mr. Diller have entered into the Stockholders Agreement pursuant to which Liberty and Mr. Diller have formed the BDTV Entities. On August 13, 1996, BDTV exercised an option assigned to it by Liberty, thereby acquiring 2,000,000 shares of HSNi Class B Common Stock. On December 20, 1996, Liberty contributed 7,809,111 shares of HSNi Class B Common Stock to BDTV II. Mr. Diller also owns 441,988 shares of HSNi Common Stock and options to purchase 8,505,847 shares of HSNi Common Stock, 2,126,461 of which are currently vested representing 5.9% of the issued and outstanding shares of HSNi Common Stock as of December 31, 1996. Moreover, if the BDTV Entities converted their HSNi Class B Common Stock into HSNi Common Stock, such shares would represent approximately 21.2% of the issued and outstanding shares of HSNi Common Stock. Newly formed BDTV Entities may be issued additional Class B Common Stock upon issuance of the Contingent Rights Shares and conversion of the Liberty Exchange Shares in accordance with the terms of the Home Shopping Merger. TCI disclaims beneficial ownership of all Common Stock held by Mr. Diller or his affiliates other than shares of any Common Stock held by the BDTV Entities, and does not include the Liberty Exchange Shares or the Contingent Rights Shares. Mr. Diller owns all of the voting stock of BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Common Stock held by the BDTV Entities are subject to the terms of the Stockholders Agreement.

                                    MARKET PRICES

     The HSNi Common Stock and the Ticketmaster Common Stock are each traded on the NNM. On May 20, 1997 (the last full trading day prior to the public announcement of the proposed Acquisition), the high and low sale prices of the HSNi Common Stock, as quoted on the NASDAQ were $30.375 and $27.500, respectively, and the high and low sale prices of the Ticketmaster Common Stock, as quoted on the NASDAQ were $15.250 and $14.250, respectively. Stockholders are advised to obtain current market quotations.

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                        PAGE
                                                                                        -----
TICKETMASTER GROUP, INC. AND SUBSIDIARIES
Independent Auditors' Report........................................................      F-2
Consolidated Balance Sheets -- January 31, 1996 and 1997............................      F-3
Consolidated Statements of Operations -- Years ended January 31, 1995, 1996 and
  1997..............................................................................      F-4
Consolidated Statements of Shareholders' Equity (Deficiency) -- Years ended January
  31, 1995, 1996 and 1997...........................................................      F-5
Consolidated Statements of Cash Flows -- Years ended January 31, 1995, 1996 and
  1997..............................................................................      F-6
Notes to Consolidated Financial Statements..........................................      F-7
Quarterly Financial Summary.........................................................     F-21

TICKETMASTER - NORTHWEST (A JOINT VENTURE)
Independent Auditors' Report........................................................     F-22
Balance Sheet -- January 31, 1997...................................................     F-23
Statement of Income and Venturers' Capital -- Year ended January 31, 1997...........     F-24
Statement of Cash Flows -- Year ended January 31, 1997..............................     F-25
Notes to Financial Statements.......................................................     F-26

TICKETMASTER CANADA HOLDINGS LTD.
(Expressed in Canadian dollars)
  Independent Auditors' Report......................................................     F-29
  Consolidated Balance Sheets -- February 28, 1997 and February 29, 1996............     F-30
  Consolidated Statements of Income and Retained Earnings -- Years ended February
     28, 1997, February 29, 1996 and February 28, 1995..............................     F-31
  Consolidated Statements of Changes in Financial Position -- Years ended February
     28, 1997, February 29, 1996 and February 28, 1995..............................     F-32
  Notes to Consolidated Financial Statements........................................     F-33

HSN, INC. - PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
Combined Condensed Balance Sheet -- March 31, 1997..................................     F-38
Combined Condensed Statement of Operations -- Year ended December 31, 1996..........     F-39
Combined Condensed Statement of Operations -- Three months ended March 31, 1997.....     F-40

TICKETMASTER GROUP, INC. AND SUBSIDIARIES - PRO FORMA FINANCIAL INFORMATION
  (UNAUDITED)
Combined Condensed Statements of Operations -- Three months ended January 31,
  1997..............................................................................     F-43

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ticketmaster Group, Inc.:

We have audited the accompanying consolidated balance sheets of Ticketmaster Group, Inc. and subsidiaries as of January 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the years in the three year period ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Group, Inc. and subsidiaries as of January 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended January 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 12, 1997, except for Notes 13 and 14, which are as of April 17, 1997

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                             JANUARY 31,
                                                                       -----------------------
                                                                         1996          1997
                                                                       ---------     ---------
Current assets:
  Cash and cash-equivalents........................................    $  34,004     $  60,880
  Accounts receivable, ticket sales................................        8,644        12,014
  Accounts receivable, other.......................................        3,783         8,884
  Inventory........................................................          623         4,093
  Prepaid expenses.................................................        5,491         8,079
                                                                       ---------     ---------
          Total current assets.....................................       52,545        93,950
  Property, equipment and leasehold improvements, net..............       12,776        32,923
  Investments in and advances to affiliates........................        9,784         7,308
  Cost in excess of net assets acquired, net.......................       13,645        65,074
  Intangible and other assets, net.................................       11,447        26,031
  Deferred income taxes, net.......................................        5,200         3,948
                                                                       ---------     ---------
                                                                       $ 105,397     $ 229,234
                                                                       =========     =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Current portion of long-term debt................................    $      45     $     190
  Accounts payable, trade..........................................        5,352        10,767
  Accounts payable, clients........................................       31,318        35,842
  Accrued expenses.................................................        6,691        16,863
  Deferred revenue.................................................        5,165         9,233
                                                                       ---------     ---------
          Total current liabilities................................       48,571        72,895
Long-term debt, net of current portion.............................      159,864       127,514
Deferred rent and other............................................        3,627         7,400
Minority interests.................................................        1,128            80
Shareholders' equity (deficiency):
  Preferred stock..................................................           --            --
  Common stock, no par value, authorized 80,000,000 shares, issued            --            --
     and outstanding 15,310,405 and 24,739,715 shares at January
     31, 1996 and 1997, respectively...............................
  Additional paid-in capital.......................................           --       127,466
  Cumulative currency translation adjustment.......................           --           (53)
  Accumulated deficit..............................................     (107,793)     (106,068)
                                                                       ---------     ---------
          Total shareholders' equity (deficiency)..................     (107,793)       21,345
                                                                       ---------     ---------
                                                                       $ 105,397     $ 229,234
                                                                       =========     =========

                See notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEAR ENDED JANUARY 31,
                                                         ----------------------------------------
                                                            1995           1996           1997
                                                         ----------     ----------     ----------
Revenue:
  Ticketing operations.................................  $  176,989     $  154,851     $  205,491
  Concession control systems...........................          --             --         12,401
  Publications.........................................       4,640          4,198         10,769
  Merchandising........................................       1,321          2,201          2,300
                                                           --------       --------       --------
                                                            182,950        161,250        230,961
                                                           --------       --------       --------
Operating costs, expenses and other items:
  Ticketing operations.................................     112,695         97,147        122,243
  Ticketing selling, general and administrative........      28,917         27,748         35,789
  Concession control systems operations................          --             --          7,377
  Concession control systems selling, general and
     administrative....................................          --             --          5,995
  Publications.........................................       2,908          9,129         17,965
  Merchandising........................................       1,222          1,891          2,141
  Corporate general and administrative.................      13,722         14,758         16,849
  Write off of in process research and development.....       7,500             --             --
  Depreciation.........................................       4,614          4,868          6,714
  Amortization of goodwill.............................       1,858          1,925          2,356
  Amortization of other................................       6,829          2,532          3,474
  Equity in net income of unconsolidated affiliates....      (1,360)        (1,458)        (3,605)
                                                           --------       --------       --------
          Operating income.............................       4,045          2,710         13,663
Other (income) expenses:
  Interest expense, net................................      12,409         12,782         11,508
  Minority interests...................................         984            273            300
  Gain on sale of unconsolidated affiliate.............          --             --         (3,195)
                                                           --------       --------       --------
          Income (loss) before income taxes............      (9,348)       (10,345)         5,050
Income tax provision (benefit).........................      (2,670)        (2,250)         3,258
                                                           --------       --------       --------
          Net income (loss)............................  $   (6,678)    $   (8,095)    $    1,792
                                                           ========       ========       ========
Net income (loss) per share............................  $    (0.44)    $    (0.53)    $     0.10
                                                           ========       ========       ========
Weighted average number of common shares outstanding...  15,310,405     15,310,405     17,243,626
                                                           ========       ========       ========

                See notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                      PREFERRED STOCK
                      NO PAR (NUMBER    COMMON STOCK, NO PAR                  CUMULATIVE      RETAINED         TOTAL
                        OF SHARES)       (NUMBER OF SHARES)      ADDITIONAL    CURRENCY      EARNINGS/     SHAREHOLDERS'
                       REDEEMABLE/     -----------------------    PAID-IN     TRANSLATION   (ACCUMULATED      EQUITY
                       CONVERTIBLE      SERIES A      SERIES B    CAPITAL     ADJUSTMENT      DEFICIT)     (DEFICIENCY)
                      --------------   ----------     --------   ----------   -----------   ------------   -------------
BALANCE AT JANUARY
  31, 1994..........       --          15,262,704       47,701    $     --      $    --      $  (93,020)     $ (93,020)
Common stock
  conversion........       --              47,701      (47,701)         --           --              --             --
Net loss............       --                  --           --          --           --          (6,678)        (6,678)
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1995..........       --          15,310,405           --          --           --         (99,698)       (99,698)
Net loss............       --                  --           --          --           --          (8,095)        (8,095)
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1996..........       --          15,310,405           --          --           --        (107,793)      (107,793)
Foreign currency
  translation
  adjustment........       --                  --           --          --          (53)             --            (53)
Preferred Stock
  issued............        1                  --           --      27,000           --              --         27,000
Preferred Stock
  converted.........       (1)          1,862,069           --          --           --              --             --
Dividends on
  Preferred Stock...       --                  --           --          --           --             (67)           (67)
Public sale of
  Common Stock at
  $14.50 per share
  (IPO Price), net
  of expenses.......       --           7,250,000           --      95,866           --              --         95,866
Issuance of Common
  Stock for a
  Minority
  Interest..........       --             317,241           --       4,600           --              --          4,600
Net income..........       --                  --           --          --           --           1,792          1,792
                       ------          ----------      -------     -------       ------        --------       --------
BALANCE AT JANUARY
  31, 1997..........       --          24,739,715           --    $127,466      $   (53)     $ (106,068)     $  21,345
                       ======          ==========      =======     =======       ======        ========       ========

                See notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED JANUARY 31,
                                                                                 -------------------------------------
                                                                                   1995          1996          1997
                                                                                 ---------     ---------     ---------
Cash flows from operating activities:
  Net income (loss)............................................................  $  (6,678)    $  (8,095)    $   1,792
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
      Depreciation and amortization............................................     13,301         9,325        12,544
      Income attributable to minority interests................................        984           273           300
      Equity in net income of unconsolidated affiliates........................     (1,360)       (1,458)       (3,605)
      Gain on sale of unconsolidated affiliate.................................         --            --        (3,195)
      Deferred income taxes....................................................     (4,200)       (1,830)        1,252
Changes in operating assets and liabilities net of effects from purchase of venturers' interests:
    Accounts receivable, ticket sales..........................................      1,797         3,385          (299)
    Accounts receivable, other.................................................       (624)       (1,693)         (216)
    Inventory..................................................................        520          (223)          424
    Prepaid expenses...........................................................     (1,036)          393        (1,196)
    Accounts payable, trade....................................................       (501)        1,783           457
    Accounts payable, clients..................................................      7,632        (5,876)       (2,981)
    Accrued expenses...........................................................      4,036        (3,432)        3,653
    Deferred revenue...........................................................     (1,409)        3,090         2,149
    Deferred rent and other....................................................       (153)        1,290         4,506
                                                                                 ---------     ---------     ---------
      Net cash provided by (used in) operating activities......................     12,309        (3,068)       15,585
                                                                                 ---------     ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of unconsolidated affiliate...............................         --            --         6,600
  Purchase of property, equipment and leasehold improvements...................     (6,838)       (3,644)      (21,796)
  Payments for investments in affiliates.......................................     (2,586)       (7,736)       (4,309)
  Cash distributions received from affiliates..................................      4,060         5,760         3,240
  Cost in excess of net assets acquired........................................     (3,250)       (2,225)           --
  Intangible and other assets..................................................     (5,939)       (1,607)         (305)
  Purchase of minority interest for cash.......................................         --            --        (6,000)
  Payment for acquisitions of venturers' and licensees interests, net of cash
    acquired...................................................................         --            --       (21,182)
                                                                                 ---------     ---------     ---------
      Net cash used in investing activities....................................    (14,553)       (9,452)      (43,752)
                                                                                 ---------     ---------     ---------
Cash flows from financing activities:
  Net proceeds from IPO........................................................         --            --        95,866
  Dividends paid...............................................................         --            --           (67)
  Proceeds from long-term debt.................................................    161,036       136,339        70,999
  Reduction of long-term debt..................................................   (144,910)     (128,029)     (111,401)
  Distributions to minority shareholders.......................................     (1,040)         (538)         (301)
                                                                                 ---------     ---------     ---------
      Net cash provided by financing activities................................     15,086         7,772        55,096
                                                                                 ---------     ---------     ---------
Effect of exchange rate on cash and cash-equivalents...........................         --            --           (53)
                                                                                 ---------     ---------     ---------
      Net increase (decrease) in cash and cash-equivalents.....................     12,842        (4,748)       26,876
Cash and cash-equivalents, beginning of year...................................     25,910        38,752        34,004
                                                                                 ---------     ---------     ---------
Cash and cash-equivalents, end of year.........................................  $  38,752     $  34,004     $  60,880
                                                                                 =========     =========     =========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest...................................................................  $  14,268     $  12,913     $  12,623
    Income taxes...............................................................      4,256           997         2,738

    Supplemental schedule of noncash investing and financing activities:

    During the fiscal year ended January 31, 1997, Ticketmaster acquired the 50% interest of its partners in the European and Indiana Joint Ventures and in the Pacer Joint Venture, the 20% interests of the minority shareholders in the Texas and Florida operations, and the license rights and related assets of its Delaware Valley (Philadelphia) licensee. In conjunction with the acquisitions, liabilities were assumed as follows:

        Fair value of assets acquired.............................................................  $92,576
        Cash paid for venturers' and licensee's interests.........................................   37,600
        Stock issued for venturer's interest......................................................   31,600
                                                                                                    -------
                                                                                                    $23,376
                                                                                                    =======

                See notes to consolidated financial statements.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Ticketmaster Group, Inc. and subsidiaries (the Company) is the leading provider of automated ticketing services in the United States with clients including the country's foremost entertainment facilities, promoters and professional sports franchises. The Company provides automated ticketing services to organizations that sponsor events which enable patrons alternatives to purchasing tickets through operator-staffed call centers, the Internet and independent sales outlets remote to the facility box office. On November 22, 1996 the Company completed its Initial Public Offering (IPO).

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority (80% or greater) owned companies and joint ventures. Investments in companies and joint ventures, which ownership interests range from 20-50% and in which the Company exercises significant influence over operating and financial policies, are accounted for using the equity method at cost plus advances, increased or decreased by the Company's share of earnings or losses, less dividends received. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

     Revenue from ticket operations is recognized as tickets are sold. Revenue from all other sources are recognized either upon delivery or when the service is provided.

CASH AND CASH EQUIVALENTS

     The Company classifies all highly liquid debt instruments purchased with an original maturity of three months or less as cash equivalents.

ACCOUNTS RECEIVABLE, TICKET SALES

     Accounts receivable, ticket sales are principally from ticketing outlets and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions. The Company performs credit evaluations of new ticket outlets, which are reviewed and updated periodically, requiring collateral as circumstances warrant.

INVENTORY

     Inventory, consisting primarily of systems hardware, maintenance parts and supplies, is stated at the lower of cost (first-in, first out) or market.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets of three to forty years or, for leasehold improvements, the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related allowance account and any gain or loss is reflected in results of operations.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COST IN EXCESS OF NET ASSETS ACQUIRED

     The cost in excess of net assets acquired represents amounts allocated to goodwill through the purchase of other businesses, ticketing operations and minority interests and is being amortized by the straight-line method principally over terms ranging from five to thirty years.

ACCOUNTS PAYABLE, CLIENTS

     Accounts payable, clients represents contractual amounts due to clients for tickets sold by the Company on behalf of the organizations that sponsor events.

DEFERRED REVENUE

     Deferred revenue primarily consists of subscription revenue related to publications, maintenance revenue related to Concession Control Systems and sponsorship revenue related to ticketing operations. Deferred publications revenue is recognized pro rata on a monthly basis, over the life of the subscriptions. Costs in connection with the procurement of the subscriptions are charged to expense pro rata on a monthly basis, over the life of the subscriptions. Deferred maintenance revenue is recognized over the term (generally 1 year) of the agreements on a straight-line basis. Deferred sponsorship revenue and the related costs are recognized over the term of the agreements on a straight-line basis.

INCOME TAXES

     Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATION

     The consolidated financial statements of foreign subsidiaries are translated into U.S. dollars. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity (deficiency) until the investment in the foreign entity is sold or liquidated. Gains and losses on currency transactions were immaterial for all years presented.

CONCENTRATION OF CREDIT RISK

     The Company places its temporary cash investments principally in commercial paper with large domestic and international companies and limits the amount of credit exposure in any one company.

INCOME (LOSS) PER SHARE

     Income (loss) per share is based on the weighted average number of Common Shares outstanding, as adjusted for the reverse stock split (note 8) for all years presented.

     Pursuant to the requirements of the Securities and Exchange Commission, Common Shares and stock options issued by the Company during the twelve months immediately preceding an initial public offering have been included in the calculation of the weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

     The estimated fair values of cash, accounts receivable, notes receivable, accounts payable, accrued expenses, income taxes payable and long term debt approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTION PLAN

     Prior to February 1, 1996, the Company accounted for its Stock Option Plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or, alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on February 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies new standards designed to improve the earnings per share (EPS) information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not determined the impact of the implementation of SFAS No. 128.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years financial information to conform with the current year presentation.

(2) PROPERTY, EQUIPMENT & LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consisted of the following (in thousands):

                                                                      JANUARY 31,
                                                                 ---------------------
                                                                   1996         1997
                                                                 --------     --------
        Computer equipment.....................................  $ 17,203     $ 28,287
        Building...............................................        --       12,784
        Telephone equipment and furnishings....................     7,688       11,611
        Transportation equipment...............................       642        1,124
        Leasehold improvements.................................     3,516        4,661
                                                                 ---------    ---------
                                                                   29,049       58,467
        Less accumulated depreciation and amortization.........   (16,273)     (25,544)
                                                                 ---------    ---------
                                                                 $ 12,776     $ 32,923
                                                                 =========    =========

(3) INVESTMENTS IN AND ADVANCES TO AFFILIATES

     Investments in Joint Ventures, which the Company refers to also as affiliates or "affiliated companies", consisted of the following (in thousands):

                                                                       JANUARY 31,
                                                                    ------------------
                                                                     1996        1997
                                                                    -------     ------
        Investments in Ticketing Joint Ventures...................  $ 7,458     $6,655
        Investment in Pacer Joint Venture (defined in note 4).....   (2,430)        --
        Advances to Pacer Joint Venture...........................    2,000         --
        Investment in and advances to VJNIL (defined below).......    2,270         --
        Other investments.........................................      486        653
                                                                    --------    -------
                                                                    $ 9,784     $7,308
                                                                    ========    =======

     All of the above investments are accounted for under the equity method. The Company is managing general partner of each of the Joint Ventures.

  Ticketing Joint Ventures

     At January 31, 1997, the Company's investments in Ticketing Joint Ventures consist of a 50% interest in both Ticketmaster-Northwest and Ticketmaster-Australia, a 33% interest in Ticketmaster-Southeast and a 27% interest in Ticketmaster-Mexico. In fiscal 1997, the Company acquired controlling interests in Ticketmaster-Indiana, Ticketmaster-UK Limited and TM-Europe Group (see note 4). Prior to the fiscal 1997

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INVESTMENTS IN AND ADVANCES TO AFFILIATES (CONTINUED) acquisition dates, the Company had a 50% interest in these Joint Ventures and, accordingly, classified these investments as affiliates and accounted for them using the equity method of accounting.

     On December 1, 1995, the Company entered into a series of agreements which resulted in the acquisition of a 50% interest in Joint Ventures with its former licensee in Melbourne, Australia for Australian $2.8 million (approximately US $2 million). In March 1996, an additional Australian $400,000 (approximately US $300,000) was paid in accordance with certain contingent consideration provisions of the Joint Venture Agreement for a total investment of Australian $3.2 million (approximately US $2.3 million).

     On October 10, 1996, the Company acquired a 27% equity interest in the Company's Mexican licensee from a third party for $1.8 million in cash and 5% of net distributions (as defined) received with respect to such 27% equity interest from the Mexican operation through December 31, 1998. Pursuant to a letter of intent, the Company and the majority owner of its licensee (CIE) intend to enter into a development agreement to operate in Central and South America using the Company's trademark and technology in exchange for a 22.99% portion of CIE's 73% ownership interest in the Company's Mexican licensee. Upon completion of these two transactions, the Company will have a 50.01% equity interest in future ticketing and service entities in Central America and South America and will have a 49.99% equity interest in existing and future ticketing service entities in Mexico.

     Summarized financial information of the unconsolidated Ticketing Joint Ventures is presented below (in thousands):

                                                                            YEAR ENDED
                                                                            JANUARY 31,
                                                                               1997
                                                                            -----------
        COMBINED RESULTS OF OPERATIONS:
        Revenues..........................................................    $54,577
        Operating income..................................................     10,087
        Net income........................................................     10,032

                                                                            JANUARY 31,
                                                                               1997
                                                                            -----------
        COMBINED FINANCIAL POSITION:
        Total assets....................................................      $24,739
        Total liabilities...............................................       12,551
        Venturers' capital..............................................       12,188

  Pacer/CATS/CCS

     During the years ended January 31, 1995 and 1996, the Company held a 50% interest in and served as the managing general partner of the Pacer Joint Venture. On July 29, 1996, the Company acquired the remaining 50% equity interest in the Pacer Joint Venture from WIL, Incorporated (WIL) (see note 4).

  Video Jukebox Network International Limited (VJNIL)

     On June 30, 1995, the Company acquired 50% of the common stock in VJNIL for $2.2 million in cash and commitments for future management services equivalent to $1 million. Also, on June 30, 1995, the Company loaned VJNIL $1.5 million. On October 29, 1996, the Company received $5.0 million for its interest in VJNIL and $1.6 million as repayment of the note plus interest. A $3.2 million gain on the transaction was recognized.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) BUSINESS ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price plus liabilities assumed exceeded the fair value of tangible assets by approximately $65 million, of which approximately $14.5 million was allocated to purchased user agreements with the remaining excess of the estimated fair value of the net assets acquired amounting to approximately $50.5 million, which is being accounted for as goodwill. Purchased user agreements are being amortized over the contract life generally three to ten years, while goodwill is being amortized primarily over 30 years.

  Ticketing Joint Ventures and Licensees

     On February 12, 1996 the Company completed the acquisition of certain assets of Tennessee Performing Arts Center Management Corporation, which manages a ticket selling business within the State of Tennessee, for a purchase price of $1.6 million.

     On June 7, 1996, the Company acquired the minority interests held by its joint venture partner in Ticketmaster UK Limited and Ticketmaster Europe Group. The purchase consideration was $6 million in cash and an Exchangeable Promissory Note (the Note) in the principal amount of $5 million, bearing interest at the prime rate. The Note plus interest was paid in full in November 1996.

     On August 31, 1996, the Company purchased certain assets of its Albuquerque, New Mexico licensee, which manages a ticket distribution business in Albuquerque, New Mexico, for a purchase price of $150,000.

     On October 3, 1996, the Company acquired the license rights and related assets of its Delaware Valley (Philadelphia) licensee, which manages a ticket distribution business primarily in Philadelphia, Pennsylvania for $19 million in cash.

     On November 22, 1996, the Company completed the acquisition of the 50% equity interest of its partner in Ticketmaster-Indiana. In connection with this transaction, the Company issued 1,862,069 shares of Common Stock having an aggregate value of $27 million based on the IPO Price per share (also, see note
8).

     On November 25, 1996, the Company acquired the 20% equity interest of the minority shareholder in Southwest Ticketing, Inc., the Company's consolidated operating subsidiary in Texas, for $6 million in cash. With the acquisition, the Company increased its ownership interest to 100%.

     Also, on November 25, 1996, the Company acquired the 20% equity interest of the minority shareholder in Ticketmaster-Florida, Inc., the Company's consolidated operating subsidiary in Florida. In connection with the acquisition, the Company issued 317,241 shares of Common Stock (having a value of $4.6 million based upon the IPO Price per share). With the acquisition, the Company increased its ownership interest to 100%.

  Pacer/CATS/CCS

     On July 29, 1996, the Company acquired the 50% interest held by its joint venture partner in Pacer/CATS/CCS - a Wembley/Ticketmaster Joint Venture (the Pacer Joint Venture) which business is to develop, design and service stand-alone computer tickets systems, as well as other management information systems to be used in various venues, including motion picture theaters, stadiums, arenas and amusement parks. With the acquisition, the Company increased its ownership interest to 100%.

     Consideration paid by the Company in connection with its initial 50% interest in the Pacer Joint Venture and the subsequent 50% interest purchased from WIL aggregated approximately $16 million in cash and the assumption of $7.5 million of debt. WIL's contribution to the Pacer Joint Venture included certain ticketing technology in development and employment contracts with covenants-not-to-compete, for which the Com-

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) BUSINESS ACQUISITIONS (CONTINUED)
pany paid $7.5 million and $3.75 million, respectively. The technology in development was expensed as research and development cost by the Company. During the year ended January 31, 1995, the covenants-not-to-compete were charged to expense, as it was determined that this intangible had no future value to the Company. The remaining $3.25 million of the Company's excess investment over the underlying equity in the Pacer Joint Venture has been recorded as cost in excess of net assets acquired and is being amortized using the straight line method over a period of seven and a half years.

  Proforma Financial Results

     The following pro forma information presents a summary of consolidated results of the Company, the European, Indiana and Pacer Joint Ventures, the Delaware Valley (Philadelphia) and Mexico licensees and the Texas and Florida operating subsidiaries for the years ended January 31, 1996 and 1997 assuming the acquisitions had been made as of February 1, 1995, with pro forma adjustments to give affect to amortization of goodwill and purchased user agreements, interest on the related acquisitions and the related income tax effect utilizing a statutory rate for Federal taxes equal to 34%, for state and foreign taxes equal to the rate applicable in each jurisdiction. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on February 1, 1995.

                                                         FISCAL YEAR ENDED JANUARY 31
                                                        ------------------------------
                                                          1996             1997
                                                        --------     -----------------
                                                          (IN THOUSANDS, EXCEPT PER
                                                                SHARE AMOUNTS)
            Total revenue.............................  $223,666         $ 270,851
            Net income (loss).........................    (6,076)            1,989
            Income (loss) per share...................     (0.40)             0.12

     Pro forma results of operations have not been presented for the Nashville or the New Mexico acquisitions because the pro forma effects of these acquisitions are not significant.

(5) INTANGIBLE AND OTHER ASSETS, NET

     Intangible and other long term assets consisted of the following (in thousands):

                                                                       JANUARY 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Purchased user agreements................................  $ 5,949     $20,320
        Covenants not to compete.................................    1,274       1,072
        Other....................................................    2,674       3,199
        Note Receivable..........................................    1,550       1,440
                                                                   -------     -------
                                                                   $11,447     $26,031
                                                                   =======     =======

     The purchased user agreements and other long term assets are being amortized generally in accordance with the contract terms, primarily on a straight-line basis, including any annual minimum guarantees specified by the contract. The lives of the contracts generally range from 2 to 10 years. The covenants not to compete are being amortized using the straight-line method over the lives of the noncompetition agreements, principally ranging from 2 to 25 years. Other long term assets include debt issue costs.

     Notes receivable consists of the long term portion of a $2 million note entered into with a former related party in May 1995. The $2 million note bears an interest rate of prime (8.25% at January 31, 1997) plus 1% and is due in monthly installments through April 30, 1998 with the balance due on May 31, 1998.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                              JANUARY 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
Notes payable to bank on revolving loan ($100 million at January 31,
  1996, $175 million at January 31, 1997, respectively),
  collateralized by substantially all of the Company's assets, payable on December 31, 1999; bearing interest at the London
  Inter-Bank Offering Rate (5.5% and 5.4% at January 31, 1996 and
  1997, respectively) plus the applicable margin, as defined (1.625%
  at January 31, 1996 and 1997, respectively)........................    $ 84,800     $120,000
Notes payable to bank on term loan collateralized by substantially all of the Company's assets and certain publicly traded common stock pledged by the majority shareholder, paid in November 1996:
  bearing interest at the London Inter-Bank Offering Rate (5.5% at
  January 31, 1996), plus the applicable margin, as defined (1.625%
  at January 31, 1996)...............................................      75,000           --
Notes payable to bank on term loan collateralized by substantially all of Pacer's assets, interest at prime (8.25% at January 31,
  1997) plus 0.25% or at the Inter-Bank Offering Rate plus 225 basis points; interest payable monthly; principal payable monthly
  beginning July 31, 1997 with the balance due on June 30, 1999......          --        7,500
Other................................................................         109          204
                                                                         --------     --------
                                                                          159,909      127,704
Less current portion.................................................          45          190
                                                                         --------     --------
                                                                         $159,864     $127,514
                                                                         ========     ========

     Annual principal payments due subsequent to January 31, 1997 are as follows (in thousands):

                  Year ending January 31:
                    1998........................................    $    190
                    1999........................................         764
                    2000........................................     126,750
                                                                    --------
                                                                    $127,704
                                                                    ========

     Aggregate bank group commitment under the terms of the Company's revolving loan agreement, currently equals $175 million reducing to $165 million at December 31, 1997 and $150 million at December 31, 1998.

     The Company's revolving credit and term loans borrowing agreements with its bank group are subject to certain restrictive covenants relating to, among other things, net worth, cash flows and capital expenditures. The Company was in compliance with its restrictive covenants or has obtained the necessary waivers from its bank for the fiscal years ended January 31, 1995, 1996 and 1997. In addition, the Company's credit agreements impose certain restrictions on the payment of dividends to the Company's shareholders.

     The Company has issued standby letters of credit totaling $0.2 million on January 31, 1997.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES

     Deferred income taxes result from temporary differences in the tax and financial reporting bases of certain assets and liabilities. The sources of these differences and the tax effect of each were as follows (in thousands):

                                                                        JANUARY 31,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Deferred tax assets:
        Investments in affiliates due to equity in net loss and
          amortization period differences........................    $5,125     $3,305
        Deferred revenue.........................................       975      1,545
        Contributions............................................       375        630
        State and local taxes....................................       130         45
        Other....................................................        50         --
                                                                     ------     ------
                  Total deferred tax assets......................     6,655      5,525
        Deferred tax liabilities:
        Other intangible assets, principally due to
          amortization...........................................       880        600
        Equipment and leasehold improvements, principally due to
          depreciation...........................................       575        265
        Cost in excess of net assets acquired, principally due to
          amortization...........................................        --        415
        Other....................................................        --        297
                                                                     ------     ------
                  Total deferred tax liabilities.................     1,455      1,577
                                                                     ------     ------
                       Net deferred tax assets...................    $5,200     $3,948
                                                                     ======     ======

     In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of January 31, 1997, the Company had not provided a valuation allowance to reduce the net deferred tax assets due to the Company's expectation of future taxable income against which the deferred tax asset may be realized.

     The provision/(benefit) for income taxes consisted of the following (in thousands):

                                                            YEARS ENDED JANUARY 31,
                                                         ------------------------------
                                                          1995        1996        1997
                                                         -------     -------     ------
        Current:
          Federal......................................  $   510     $(1,500)    $  545
          State........................................    1,020       1,080      1,330
          Foreign......................................       --          --        130
                                                         -------     -------     ------
                                                           1,530        (420)     2,005
                                                         -------     -------     ------
        Deferred:
          Federal......................................   (3,446)     (1,595)     1,092
          State........................................     (754)       (235)       161
                                                         -------     -------     ------
                                                          (4,200)     (1,830)     1,253
                                                         -------     -------     ------
        Total income tax provision (benefit)...........  $(2,670)    $(2,250)    $3,258
                                                         =======     =======     ======

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES (CONTINUED)
     The following is a reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate:

                                                               YEARS ENDED JANUARY 31,
                                                               -----------------------
                                                               1995      1996      1997
                                                               ---       ---       ---
        Statutory Federal income tax expense.................  (34)%     (34)%      34%
        State income taxes, net of Federal benefit...........    2         5        20
        Effect of foreign operations.........................   (1)       (3)       (7)
        Non-deductible amortization of excess cost over fair
          market value of net assets acquired................    3         5        10
        Meals and entertainment limitation...................    3         2         5
        Other................................................   (2)        3         3
                                                               ----      ----      ----
                                                                 -         -         -
                                                               (29)%     (22)%      65%
                                                               =====     =====     =====

     Federal income tax returns of the Company for all fiscal years through 1989 and the 1993 fiscal year have been closed and all matters have been resolved. The Federal income tax returns for the 1990 and 1991 fiscal years have been audited by the Internal Revenue Service and the Company received a Notice of Proposed Adjustment. A response to the proposed adjustments has been filed. Management believes that the resolution of the proposed adjustments will not have a material adverse effect on the Company's financial position or results of operations.

(8) CAPITAL STOCK

     In August 1996, the Company amended its Restated Certificate of Incorporation pursuant to which the classes of the Company's Common and Preferred Stock were revised (the Stock Amendment). There were no accounting effects as a result of the Stock Amendment. A description of the Company's structure before and after the Stock Amendment follows:

     COMMON STOCK

     Prior to the Stock Amendment, the Company had authorized the issuance of 80,000,000 shares of Series A Common Stock and 1,000,000 shares of Series B Common Stock. Each share of Series A Common was entitled to one vote; Series B Common Stock had no voting rights. As of January 31, 1996 and 1997, no shares of Series B Common Stock were issued or outstanding.

     Subsequent to the Stock Amendment, the authorized, issued and outstanding shares of the Company's Series A Common Stock, and the voting rights, remained unchanged. The Series A Common Stock is now referred to as the Common Stock. The Company no longer had Series B Common Stock.

     On August 21, 1996, the Board of Directors authorized a one-for-three reverse stock split of the Company's Common Stock which subsequently was approved by the shareholders. All references in the consolidated financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the decreased number of common shares outstanding.

     PREFERRED STOCK

     Prior to the Stock Amendment, the Company had authorized three series of Preferred Stock. The Company had 15,000,000 authorized shares of no par Series I Preferred Stock, 5,900,000 authorized shares of

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) CAPITAL STOCK (CONTINUED)
no par Series II Preferred Stock, and 4,100,000 shares of no par undesignated Preferred Stock. As of January 31, 1996 and 1997, no shares of Preferred Stock were issued or outstanding.

     Subsequent to the Stock Amendment, the Company had 20,000,000 authorized shares of no par undesignated Preferred Stock. The Company no longer had Series I or II Preferred Stock.

     In conjunction with the Indiana transaction (note 4), the Company designated a new series of Preferred Stock -- Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). One share of no par Series A Preferred Stock was authorized. The one share of Series A Preferred Stock is entitled to receive an annual dividend of $2,700,000, payable in installments on the last day of each calendar quarter. The one share of Series A Preferred Stock was issued on November 12, 1996 and converted into 1,862,069 shares of Common Stock on November 22, 1996; a $67,000 dividend was paid on December 31, 1996.

(9) STOCK OPTIONS

     In February 1994, the Company adopted the Ticketmaster Stock Plan (the
Plan), under which 3,250,000 shares of common stock have been reserved for issuance upon exercise of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights or phantom stock awards.

     The table below summarizes stock option activity under the Plan over the past three years consisting solely of the non-qualified stock options:

                                                                          OPTION PRICE
                                                          NUMBER           (RANGE PER
                                                         OF SHARES           SHARE)
                                                         ---------      ----------------
        Options outstanding at February 1, 1994.........        --
          Granted.......................................   265,111      $14.14
          Exercised.....................................        --
          Canceled or expired...........................        --
                                                         ---------      -------------
        Options outstanding at January 31, 1995.........   265,111      $14.14
          Granted.......................................        --
          Exercised.....................................        --
          Canceled or expired...........................        --
                                                         ---------      -------------
        Options outstanding at January 31, 1996.........   265,111      $14.14
          Granted....................................... 2,801,700      $14.50
          Exercised.....................................        --
          Canceled or expired...........................    (9,900)     $14.50
                                                         ---------      -------------
        Options outstanding at January 31, 1997......... 3,056,911      $14.14 - $14.50
                                                         =========      =============
        Exercisable at January 31, 1997.................   247,437

     Options are granted at prices not less than the market value of the common stock at grant date and become exercisable over a period of 6 to 48 months. Options expire not later than 10 years after the date of grant. Options outstanding at January 31, 1997 had an average exercise price of $14.47 per share and will expire at various dates between February 2004 and October 2006, or earlier, in certain cases, if the individual is no longer employed by the Company. On January 31, 1997, the Company's underlying stock closed on the NASDAQ at a price of $14.125 per share.

     On December 15, 1993, the Company granted, outside of the Plan, options to acquire 1,331,340 shares of common stock at an exercise price of $14.14 per share. At January 31, 1997, 1,026,241 options were exercisable. The options expire on December 15, 2003. No options were exercised as of January 31, 1997.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) STOCK OPTIONS (CONTINUED)
     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                          YEAR ENDED
                                                                          JANUARY 31,
                                                                             1997
                                                                          ----------
        Net income
          As reported...................................................   $  1,792
          Pro forma.....................................................        902
        Net income per share
          As reported...................................................        .10
          Pro forma.....................................................        .05

     Pro forma net income reflects only options granted in fiscal 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 6 months to 4 years and compensation cost for options granted prior to January 31, 1996 is not considered.

     The weighted average fair value of options granted during the year was $4.81 in 1997. No options were granted in 1996. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                          YEAR ENDED
                                                                          JANUARY 31,
                                                                             1997
                                                                          ----------
        Dividend Yield..................................................        0%
        Volatility......................................................       27%
        Risk free interest..............................................      7.2%
        Expected terms (years)..........................................        4%

     The impact of outstanding unvested stock options granted prior to 1997 has been excluded from the pro forma calculations. Accordingly, the 1996 and 1995 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

 (10) 401(K) PLAN

     The Company has a 401(k) plan covering all eligible employees, which contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. The Company's contribution for the plan years ended December 31, 1994, 1995 and 1996 was approximately $190,000, $310,000 and
$410,000, respectively.

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2014. Future minimum lease payments are as follows as of January 31, 1997 (in thousands):

                                    YEAR ENDING
                                    JANUARY 31,                      AMOUNT
                ---------------------------------------------------  -------
                     1998..........................................  $ 7,393
                     1999..........................................    6,891
                     2000..........................................    5,803
                     2001..........................................    3,457
                     2002..........................................    2,826
                  Thereafter.......................................    3,014
                                                                     -------
                                                                     $29,384
                                                                     =======

     Additional rental payments may be required for the Company's pro rata share of certain operating expenses associated with office space leases.

     Rental expense charged to operations for operating leases was approximately $5.9 million, $4.9 million and $4.9 million and for the years ended January 31, 1995, 1996 and 1997 respectively.

(12) RELATED PARTY TRANSACTIONS

     The Company has employment contracts with certain senior executives which require through 2002, periodic payments aggregating $0.9 million to $6.2 million per year, plus performance bonuses based in part upon the annual results of operations.

     At January 31, 1996 and 1997, an affiliate of a primary lender to the Company held 196,370 shares of Common Stock, which represents less than 1% of the shares outstanding.

     The Company entered into an agreement expiring on December 31, 2003, with an affiliate of its majority shareholder, whereby in exchange for services rendered in connection with the development of the Company's web site, the Company will pay royalties ranging from 5 - 10% of ticket service charges and merchandise sold through its web site (net of defined deductions). The agreement calls for an annual minimum royalty payment of $100,000 per year (pro-rated for 1996). Royalty payments incurred for the year ended January 31, 1997 amounted to $50,000.

(13) LITIGATION AND GOVERNMENT INVESTIGATION

     The Company and several of its subsidiaries were named as defendants in several Federal and state antitrust consumer class action lawsuits. These cases, consolidated by the Judicial Panel on Multi-District Litigation, asserted among other things violations of Sections 1 and 2 of the Sherman Act. On May 31, 1996, these cases were dismissed for failure to state a claim. On June 12, 1996, plaintiffs appealed the court's decision. Oral argument was held on February 14, 1997, and the case is under advisement by the Eighth Circuit Court of Appeals.

     On March 17, 1995, Moviefone, Inc. and the Teleticketing Company, L.P. filed a complaint against the Company in the United States District Court for the Southern District of New York. The complaint asserts that the Company has violated Sections 1 and 2 of the Sherman Antitrust Act and Section 7 of the Clayton Act. On May 8, 1995, the Company filed a motion to dismiss the case in its entirety. The Court heard oral argument on September 26, 1995. On March 4, 1997, prior to the rendering of any decision by the Court on the Company's motion to dismiss, the Company received an amended complaint in which the plaintiffs assert

                            TICKETMASTER GROUP, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) LITIGATION AND GOVERNMENT INVESTIGATION (CONTINUED) essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. The Company filed a motion to dismiss the amended complaint on April 17, 1997.

     The Company also is involved in various other investigations, lawsuits and claims arising in the normal conduct of its business, including but not limited to, allegations of antitrust violations. The Company has also at times responded to inquiries from various government and state authorities. In the opinion of the Company's management, none of the Company's legal proceedings will have a material adverse effect on the Company's financial position or results of operation.

(14) SUBSEQUENT EVENTS

     In March 1997, the Company signed a letter of intent to purchase 100% of the businesses of its Canadian licensees, Vancouver Ticket Centre Limited and Ticketmaster Canada, Inc. for a combination of cash and stock for an amount not yet determined.

                          QUARTERLY FINANCIAL SUMMARY
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                   APRIL 30     JULY 31     OCTOBER 31     JANUARY 31
                                                   --------     -------     ----------     ----------
FISCAL YEAR ENDED JANUARY 31, 1997
  Revenues........................................  $46,741     $53,218      $ 62,578       $ 68,424
  Operating Income................................      427       3,069         4,745          5,422
  Net income (loss)...............................   (1,979)       (439)        2,849          1,361
  Earnings (loss) per share.......................  $ (0.13)    $ (0.03)     $   0.19       $   0.06

FISCAL YEAR ENDED JANUARY 31, 1996
  Revenues........................................  $42,302     $41,428      $ 38,196       $ 39,324
  Operating Income................................    2,639       1,254           252         (1,435)
  Net loss........................................     (728)     (1,598)       (2,660)        (3,109)
  Loss per share..................................  $ (0.05)    $ (0.10)     $  (0.17)      $  (0.20)

                          INDEPENDENT AUDITORS' REPORT

The Venturers:
Ticketmaster Northwest (A Joint Venture)

We have audited the accompanying balance sheet of Ticketmaster Northwest (A Joint Venture) as of January 31, 1997, and the related statements of income and venturers' capital, and cash flows for the year then ended. These financial statements are the responsibility of Ticketmaster Northwest's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Northwest (A Joint Venture) as of January 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 12, 1997, except for Note 7,
  which is as of April 22, 1997

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                                 BALANCE SHEET
                                JANUARY 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Current assets:
  Cash and cash-equivalents.........................................................  $4,952
  Accounts receivable, ticket sales.................................................     502
  Accounts receivable, trade........................................................     176
  Due from affiliates...............................................................     208
  Prepaid expenses..................................................................     268
                                                                                      ------
          Total current assets......................................................   6,106
Noncurrent assets:
  Equipment and leasehold improvements, net.........................................     544
  Other assets......................................................................     358
                                                                                      ------
                                                                                      $7,008
                                                                                      ======

                             LIABILITIES AND VENTURERS' CAPITAL
Current liabilities:
  Accounts payable, trade...........................................................  $  134
  Accounts payable, clients.........................................................   4,359
  Accrued expenses..................................................................     332
  Deferred income and other.........................................................      71
                                                                                      ------
          Total current liabilities.................................................   4,896
Venturers' capital..................................................................   2,112
                                                                                      ------
                                                                                      $7,008
                                                                                      ======

                See accompanying notes to financial statements.

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   STATEMENT OF INCOME AND VENTURERS' CAPITAL
                       FISCAL YEAR ENDED JANUARY 31, 1997
                                 (IN THOUSANDS)

Revenue............................................................................  $ 9,651
Operating costs, expenses and other items:
  Operating costs..................................................................    4,712
  Selling, general and administrative..............................................    1,838
  Depreciation.....................................................................      225
                                                                                     -------
          Net income...............................................................    2,876
Venturers' capital at beginning of year............................................    1,286
Distribution to venturers..........................................................   (2,050)
                                                                                     -------
Venturers' capital at end of year..................................................  $ 2,112
                                                                                     =======

                See accompanying notes to financial statements.

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                            STATEMENT OF CASH FLOWS
                       FISCAL YEAR ENDED JANUARY 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income.......................................................................  $ 2,876
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation..................................................................      225
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................      (35)
     Due from affiliates...........................................................      (73)
     Prepaid expenses..............................................................      (15)
     Other assets..................................................................     (297)
     Accounts payable, trade.......................................................       23
     Accounts payable, clients.....................................................   (3,878)
     Accrued expenses..............................................................      (80)
     Deferred income and other.....................................................       71
                                                                                     -------
  Net cash used in operating activities............................................   (1,183)
Cash used in investing activities-purchases of equipment and leasehold
  improvements.....................................................................     (212)
Cash used in financing activities-distribution to venturers........................   (2,050)
                                                                                     -------
  Net decrease in cash and cash-equivalents........................................   (3,445)
Cash and cash-equivalents, beginning of year.......................................    8,397
                                                                                     -------
Cash and cash-equivalents, end of year.............................................  $ 4,952
                                                                                     =======

                See accompanying notes to financial statements.

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Ticketmaster Northwest (Joint Venture) is a Washington joint venture and is 50% owned by Ticketmaster Corporation of Washington (TCW) and HBI Financial Inc.
(HBI) respectively. The Joint Venture is engaged in the business of providing computerized ticketing services to venues and promoters primarily in the State of Washington. The Joint Venture's profits and losses are shared by joint venturers in proportion to their equal ownership interests.

  Revenue Recognition

     Revenue from ticket operations is recognized as tickets are sold.

  Cash and Cash Equivalents

     The Company classifies all highly liquid debt instruments purchased with an original maturity of three months or less as cash equivalents.

  Accounts Receivable, Ticket Sales

     Accounts receivable, ticket sales are principally from ticketing outlets and represent the face value of the tickets sold plus convenience charges, generally net of outlet commissions. The Joint Venture performs credit evaluations of new ticket outlets, which are reviewed and updated periodically, requiring collateral as circumstances warrant.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets of three to five years or, for leasehold improvements, the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related allowance account and any gain or loss is reflected in results of operations.

  Concentration of Credit Risk

     The Joint Venture places its cash equivalents principally in money market accounts with its banks. The money market investments are diverse and generally short-term and, therefore, bear minimal risk. The Joint Venture has not experienced any losses on its money market investments.

  Accounts Payable, Clients

     Accounts payable, clients represents contractual amounts due to clients for tickets sold by the Joint Venture on behalf of the organizations that sponsor events.

  Income Taxes

     No provision has been made for Federal and state income taxes, since these taxes are the responsibility of the joint venturers.

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Financial Instruments

     The estimated fair values of cash, accounts receivable, due from venturers, accounts payable and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted to provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be "Disposed Of," on February 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

     Equipment and leasehold improvements at January 31, 1997 are summarized as follows (in thousands):

        Telephone and computer equipment....................................  $  967
        Furniture and equipment.............................................      31
        Leasehold improvements..............................................     178
                                                                              ------
                                                                               1,176
        Less accumulated depreciation.......................................    (632)
                                                                              ------
                                                                              $  544
                                                                              ======

(3) OTHER ASSETS

     During the fiscal year ended January 31, 1997, pursuant to the renewal of an agreement to provide ticketing services, the Joint Venture was required to pay a recoupable advance of $500,000 against revenue to be earned over a three-year period. As of January 31, 1997, $125,000 was included as prepaid expenses and $357,000 was included in other assets.

                             TICKETMASTER NORTHWEST
                               (A JOINT VENTURE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES

     The Joint Venture leases office space and equipment under various operating leases which expire through 1999. Future minimum lease payments are as follows as of January 31, 1997 (in thousands):

                               YEAR ENDING JANUARY 31                         AMOUNT
        --------------------------------------------------------------------  ------
                1998........................................................   $127
                1999........................................................    127
                2000........................................................     72
                                                                              ------
                                                                               $326
                                                                              ======

     Rental expenses charged to operations for operating leases was approximately $130,000 for the year ended January 31, 1997.

(5) 401(K) PLAN

     Ticketmaster Corporation has a 401(k) Plan covering all eligible employees of the Joint Venture. The Plan contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. The Joint Venturer's contribution for the plan year ended December 31, 1996 was approximately $18,000.

(6) RELATED PARTY TRANSACTIONS

     Charges from the venturers and affiliates under various agreements were as follows for the year ended January 31, 1997 (in thousands):

        Management Fees (royalties)............................................  $24
        Reimbursements for other services......................................   10
        Purchases of equipment from the venturers..............................   40

(7) SUBSEQUENT EVENT

     On February 24, 1997, TCW filed a complaint against HBI seeking dissolution of the Joint Venture. On March 17, 1997, HBI filed a counterclaim against TCW seeking a declaratory judgment that TCW by its actions in filing the lawsuit dissolved the Joint Venture in contravention to the joint venture agreement. On April 11, 1997, TCW filed a motion of summary judgment asserting that since the Joint Venture had an indefinite term, it could be dissolved under Washington law, at the will of either partner. On April 22, 1997, HBI filed its response and a motion for partial summary judgment.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ticketmaster Canada Holdings Ltd.

We have audited the consolidated balance sheets of Ticketmaster Canada Holdings Ltd. as at February 28, 1997 and February 29, 1996 and the consolidated statements of income and retained earnings and changes in financial position for the years ended February 28, 1997, February 29, 1996 and February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated balance sheets present fairly, in all material respects, the financial position of the Company as at February 28, 1997 and February 29, 1996 and the statements of income and retained earnings and changes in financial position present fairly, in all material respects, the results of its operations and the changes in its financial position for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 in accordance with generally accepted accounting principles.

                                          KPMG
                                          Chartered Accountants

Vancouver, Canada
May 13, 1997

                       TICKETMASTER CANADA HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
                        (EXPRESSED IN CANADIAN DOLLARS)

                                  A S S E T S

                                                                    FEBRUARY 28,    FEBRUARY 29,
                                                                       1997            1996
                                                                    -----------     -----------
Current assets:
  Cash and short-term investments.................................  $21,974,432     $16,689,784
  Accounts receivable:
     Ticket sales.................................................    2,239,844       2,759,034
     Other........................................................    2,041,405       1,454,506
  Receivable from affiliates......................................           --         386,887
  Receivable from shareholders....................................           --           8,512
  Inventory.......................................................           --          16,101
  Prepaid expenses and deposits...................................    1,055,395       1,052,624
                                                                    -----------     -----------
          Current assets..........................................   27,311,076      22,367,448
  Property and equipment..........................................    4,248,278       4,742,574
  Rental property and equipment...................................           --         292,274
  Intangible and other assets, net................................    2,564,683       2,202,068
  Deferred income taxes...........................................      160,500         157,500
                                                                    -----------     -----------
                                                                    $34,284,537     $29,761,864
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of debt.........................................  $   533,324     $   744,347
  Accounts payable:
     Trade........................................................    1,788,749         823,906
     Clients......................................................   20,135,591      17,209,956
  Accrued liabilities.............................................    1,978,516       1,865,505
  Shareholder bonuses payable.....................................      262,886         700,000
  Income taxes payable............................................      932,220          66,063
  Deferred revenue................................................      585,170       1,048,993
                                                                    -----------     -----------
          Current liabilities.....................................   26,216,456      22,458,770
Long-term debt....................................................    1,257,073       1,050,621
Payable to shareholders...........................................           --         927,121
                                                                    -----------     -----------
Shareholders' equity:
  Share capital...................................................    6,587,528       2,531,577
  Retained earnings...............................................      223,480       2,793,775
                                                                    -----------     -----------
          Total shareholders' equity..............................    6,811,008       5,325,352
Commitments and contingencies.....................................
                                                                    -----------     -----------
                                                                    $34,284,537     $29,761,864
                                                                    ===========     ===========

          See accompanying notes to consolidated financial statements.

                       TICKETMASTER CANADA HOLDINGS LTD.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                      YEAR ENDED
                                                      -------------------------------------------
                                                      FEBRUARY 28,    FEBRUARY 29,    FEBRUARY 28,
                                                         1997            1996            1995
                                                      -----------     -----------     -----------
Revenue:
  Ticketing operations..............................  $34,868,202     $29,162,739     $31,188,405
  Other revenue.....................................    1,138,565       1,521,984         557,362
                                                      -----------     -----------     -----------
                                                       36,006,767      30,684,723      31,745,767

Expenses:
  Ticketing operations..............................   19,158,296      17,191,817      17,319,678
  Ticketing, selling, general and administrative....    9,304,008       8,472,548       8,054,097
  Shareholder bonuses...............................    1,410,859         775,778       2,019,949
  Depreciation and amortization.....................    1,414,790       1,380,166       1,202,757
  Interest..........................................      186,541         220,533         214,821
                                                      -----------     -----------     -----------
                                                       31,474,494      28,040,842      28,811,302
                                                      -----------     -----------     -----------
                                                        4,532,273       2,643,881       2,934,465
Other expenses (income).............................      471,390         (55,154)       (132,283)
                                                      -----------     -----------     -----------
Income before income taxes..........................    4,060,883       2,699,035       3,066,748

Income taxes:
  Current...........................................    1,927,808       1,009,954         985,266
  Deferred..........................................       (3,000)        120,803         313,881
                                                      -----------     -----------     -----------
                                                        1,924,808       1,130,757       1,299,147
                                                      -----------     -----------     -----------
Net income..........................................    2,136,075       1,568,278       1,767,601
Retained earnings (deficit), beginning of year......    2,793,775       1,654,732         (15,046)
                                                      -----------     -----------     -----------
                                                        4,929,850       3,223,010       1,752,555
Dividends...........................................      650,419         429,235          97,823
Reclassification of retained earnings into share
  capital...........................................    4,055,951              --              --
                                                      -----------     -----------     -----------
Retained earnings, end of year......................  $   223,480     $ 2,793,775     $ 1,654,732
                                                      ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                       TICKETMASTER CANADA HOLDINGS LTD.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                        (EXPRESSED IN CANADIAN DOLLARS)

                                                                          YEAR ENDED
                                                          ------------------------------------------
                                                          FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
Cash provided by (used in):
Operations:
  Net income............................................. $  2,136,075   $  1,568,278   $  1,767,601
  Items not involving cash:
     Depreciation and amortization.......................    1,414,790      1,380,166      1,202,757
     Equity (loss) of an affiliate.......................        1,173        (82,293)      (173,368)
     Write-off of receivable from an affiliate...........      333,360             --             --
     Depreciation and amortization of rental property and
       equipment.........................................       13,969         14,439         17,000
     Deferred income taxes...............................       (3,000)       120,803        313,881
     Loss (gain) on disposal of property and equipment...      102,828         (6,037)            --
  Net change in non-cash operating working capital.......    4,564,330     (6,629,878)    10,188,585
                                                           -----------    -----------    -----------
                                                             8,563,525     (3,634,522)    13,316,456
Financing:
  Advances (repayments) from affiliated companies........       53,527        (35,019)       (59,385)
  Repayment of long-term debt............................     (711,958)    (1,176,288)      (217,680)
  Advances to shareholders...............................     (918,609)       110,918       (508,398)
  Dividends..............................................     (650,419)      (429,235)       (97,823)
  Proceeds from long-term debt...........................      872,557             --        690,000
  Increase (decrease) of obligations under capital
     lease...............................................     (165,170)        71,966        563,390
                                                           -----------    -----------    -----------
                                                            (1,520,072)    (1,457,658)       370,104
Investments:
  Proceeds from sale of rental property and equipment....      279,377             --             --
  Purchase of property and equipment.....................     (745,063)      (841,985)    (2,201,605)
  Proceeds from sale of property and equipment...........       44,376         23,483         18,728
  Advances of convenience charge participations..........   (1,675,000)            --             --
  Repayment of advance convenience charge
     participation.......................................      543,577             --             --
  Dividends received from an affiliate...................           --         96,075        236,741
  Proceeds (purchase) of rental property equipment.......       (1,072)         1,397             --
  Advance note receivable................................     (250,000)            --       (437,500)
  Reduction note receivable..............................       45,000             --             --
  Acquisition of ticketing rights........................           --             --       (500,000)
                                                           -----------    -----------    -----------
                                                            (1,758,805)      (721,030)    (2,883,636)
                                                           -----------    -----------    -----------
Increase (decrease) in cash and short-term investments...    5,284,648     (5,813,210)    10,802,924
Cash and short-term investments, beginning of year.......   16,689,784     22,502,994     11,700,070
                                                           -----------    -----------    -----------
Cash and short-term investments, end of year............. $ 21,974,432   $ 16,689,784   $ 22,502,994
                                                           ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                       TICKETMASTER CANADA HOLDINGS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Ticketmaster Canada Holdings Ltd. (the "Company") is the leading provider of automated ticketing services in Canada with clients including the country's foremost entertainment facilities promoters and professional sports franchises. The Company provides automated ticketing services to organizations that sponsor events which enable patrons alternatives to purchasing tickets through operator-staffed call centers, the Internet and independent sales outlets remote to the facility box office.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

     The Company was formed by the amalgamation of certain companies principally Vancouver Ticket Center Ltd. and Ticketmaster Canada Inc. (the "Companies"), which amalgamation took place in contemplation of the acquisition of the Companies by Ticketmaster Group, Inc. in a transaction pursuant to an agreement dated May 13, 1997 (See Note 7). The amalgamation has been accounted for under the pooling-of-interest method whereby the assets and liabilities of the Companies are carried forward in the accounts of the Company at their carrying values in the records of the predecessor companies and the operations are the combined operations of the Companies. All intercompany balances and transactions have been eliminated.

     The Consolidated Balance Sheet at February 28, 1997 has been adjusted to give effect to certain transactions that occurred subsequent to that date relating to the acquisition of the Company by Ticketmaster Group, Inc. The adjustment gives effect to the settlement of all amounts due to or from shareholders along with a dividend and sale of non-ticketing assets to the former shareholders aggregating $260,000 and $157,422 respectively. Accordingly, the accompanying balance sheet at February 28, 1997 includes the assets acquired and liabilities assumed by Ticketmaster Group, Inc. in its acquisition of the amalgamated Companies.

ACCOUNTING PRINCIPLES

     These financial statements have been prepared based on accounting principles generally accepted in Canada. These accounting principles are not materially different from accounting principles generally accepted in the U.S. for the Company.

REVENUE RECOGNITION

     The Company recognizes convenience charge revenue as tickets are sold, and user fee revenue upon completion of the event.

RENTAL PROPERTY

     Rental property is recorded at the lower of cost or net recoverable amount. Depreciation is calculated using a declining-balance method at a rate of 4%.

                       TICKETMASTER CANADA HOLDINGS LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the following methods and annual rates:

                    ASSET                            BASIS                   RATE
        -----------------------------    -----------------------------    -----------
        Building                         straight-line                     20 years
        Computer equipment               declining-balance                 20% - 30%
        Furniture, fixtures and
          equipment                      declining-balance                 20% - 30%
        Automobiles                      declining-balance                    30%
        Equipment under capital lease    straight-line over term of
                                         lease
        Leasehold improvements           straight-line over term of
                                         lease

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2. PROPERTY AND EQUIPMENT

     Property and Equipment consisted of the following:

                                                                       1997           1996
                                                   ACCUMULATED       NET BOOK       NET BOOK
                                      COST         DEPRECIATION       VALUE          VALUE
                                   -----------     ------------     ----------     ----------
        Land.....................  $   600,000      $        --     $  600,000     $  600,000
        Buildings and
          leaseholds.............    1,245,881          589,981        655,900        748,815
        Computer equipment.......    7,117,427        5,196,784      1,920,643      2,098,064
        Furniture and
          equipment..............    1,593,524          961,218        632,306        667,791
        Equipment under capital
          leases.................      871,448          432,019        439,429        627,904
                                   -----------       ----------     ----------     ----------
                                   $11,428,280      $ 7,180,002     $4,248,278     $4,742,574
                                   ===========       ==========     ==========     ==========

3. INTANGIBLE AND OTHER ASSETS, NET

     Intangible and other long term assets consisted of the following:

                                                              FEBRUARY 28,     FEBRUARY 29,
                                                                  1997             1996
                                                              ------------     ------------
        Acquired ticketing rights...........................   $   250,000      $   350,000
        Advances of participations in convenience charges...       731,423               --
        Cost in excess of assets acquired...................     1,190,760        1,413,395
        Note receivable.....................................       392,500          437,500
        Other...............................................            --            1,173
                                                              ------------     ------------
                                                               $ 2,564,683      $ 2,202,068
                                                                 =========        =========

                       TICKETMASTER CANADA HOLDINGS LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

3. INTANGIBLE AND OTHER ASSETS, NET (CONTINUED)
     Acquired ticketing rights are recorded at cost and are being amortized over the lesser of the life of the contract or five years. Cost in excess of net assets acquired is recorded at cost and is being amortized on a straight-line basis over ten years.

     Advances of participations in convenience charges bear interest at bank prime plus 1.5%, except at February 28, 1997 $171,776 is non-interest bearing. The advances will be repaid by applying certain ticket convenience charge participations payable by the Company to the promoters in 1998 through 2006.

     The Note Receivable is non-interest bearing and is being repaid through quarterly installments of $62,500 and by the application of certain fees payable by the Company to a ticketing services client in 1997, 1998 and 1999.

4. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                     1997           1996
                                                                  ----------     ----------
    Western Economic Diversification unsecured loan:
      Payable in monthly installments of $6,000 including
         interest at 7.34% per annum to July 1, 1997............  $   30,000     $   90,000
      Non-interest bearing, payable in monthly installments of
         $6,000 commencing August 1, 1997.......................     268,217        270,000
                                                                  ----------     ----------
                                                                     298,217        360,000
      Term demand loan, payable in monthly installments of
         $3,333 plus interest at prime plus 1% per annum,
         secured by a general securities agreement with a fixed
         charge on certain equipment............................     106,667        146,667
      Term demand loan, payable in quarterly installments of
         $62,500 plus interest at prime plus 1% per annum,
         secured by a floating charge on all Company assets.....     872,557        217,234
      Term demand loan, payable in monthly installments of
         $20,883 plus interest at prime plus 1.25% secured by a
         registered general security agreement with a floating
         charge on all assets...................................          --        250,001
      Term demand loan, payable in monthly installments of
         $1,022 including interest at 7.75% per annum, secured
         by a mortgage on rental property (note 2)..............          --        141,317
      Capitalized lease obligations, plus interest at rates
         ranging from 6% to 10%.................................     511,313        676,483
      Other.....................................................       1,643          3,266
                                                                  ----------     ----------
                                                                   1,790,397      1,794,968
    Less: Current portion.......................................     533,324        744,347
                                                                  ----------     ----------
                                                                  $1,257,073     $1,050,621
                                                                  ==========     ==========

     Principal repayments on long-term debt due in each of the next five years as follows:

            1998.....................................................  $  533,324
            1999.....................................................     558,485
            2000.....................................................     492,031
            2001.....................................................     194,557
            2002.....................................................      12,000
                                                                       ----------
                                                                       $1,790,397
                                                                       ==========

                       TICKETMASTER CANADA HOLDINGS LTD.

                        (EXPRESSED IN CANADIAN DOLLARS)

5. SHARE CAPITAL

     The share capital of the Company is as follows:
          AUTHORIZED:

 50,000,000  class A voting common shares without par value
 50,000,000  class B voting common shares with a par value of $0.001 per share
 50,000,000  class C non-voting common shares with a par value of $0.001 per share
 50,000,000  class A non-voting preferred shares with a par value of $0.01 per share, redeemable at $100 per share
 50,000,000  class B non-voting preferred shares without par value, redeemable at $1 per share

          ISSUED:

                                                                    FEBRUARY 28,
                                                                        1997
                                                                    -----------
    293,530  class A common shares...............................    $   47,422
      1,000  class B common shares...............................             1
 12,887,761  class C common shares...............................        12,888
 15,642,802  class B preferred shares............................     6,527,217
                                                                     ----------
                                                                     $6,587,528
                                                                     ==========

6. COMMITMENTS AND CONTINGENCY

     The Company has entered into operating leases for office premises, equipment and automobiles. Minimum annual lease payments required are approximately as follows:

            1998......................................................  $332,453
            1999......................................................   171,139
            2000......................................................    86,275
            2001......................................................    30,480
            2002......................................................    14,280
                                                                        --------
                                                                        $634,627
                                                                        ========

     The Company is also committed to pay its share of operating costs related to the premises leases.

     The Company has guaranteed certain obligations of a related company by virtue of common directors, in the amount of $207,000 which during 1997 filed for bankruptcy. The Company has not provided for the guarantee as the outcome is not determinable at this time.

7.  SUBSEQUENT EVENT

     Pursuant to an agreement dated May 13, 1997, all the outstanding share capital of the Company was purchased by Ticketmaster Group, Inc.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to (i) the Ticketmaster acquisition as presented herein, (ii) certain acquisitions of Ticketmaster and (iii) the Ticketmaster Canadian Transaction (collectively the "Acquisition"). In addition, the statements give effect to the Savoy Merger and the Home Shopping Merger (collectively, the "HSNi Mergers") as presented in the HSNi Form 10-K for the year ended December 31, 1996. These unaudited pro forma combined condensed financial statements give effect to the Acquisition and the HSNi Mergers using the purchase method of accounting.

     The unaudited pro forma financial statements reflect certain assumptions regarding the proposed Acquisition and the HSNi Mergers and are based on the historical consolidated financial statements of the respective companies. These unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited financial statements and the unaudited interim financial statements, including the notes thereto, of HSNi and Ticketmaster, which are incorporated by reference or included in this Proxy Statement.

     The pro forma combined condensed balance sheet as of March 31, 1997 gives effect to the Acquisition as if it had occurred on March 31, 1997, and combines the unaudited balance sheet of HSNi as of March 31, 1997 with the audited balance sheet of Ticketmaster as of January 31, 1997, reflecting the pro forma effects of the Ticketmaster Canadian Transaction.

     The pro forma combined condensed statement of operations for the year ended December 31, 1996, combines the unaudited pro forma statement of operations of HSNi for the year ended December 31, 1996, which gives effect to the HSNi Mergers as if they had occurred January 1, 1996, with the results of operations of Ticketmaster for the 12-month period ended January 31, 1997, reflecting the pro forma effect of certain acquisitions of Ticketmaster including the Ticketmaster Canadian Transaction. Separately, the pro forma combined condensed statement of operations for the three months ended March 31, 1997, combines the unaudited statements of operations of HSNi for the quarter ended March 31, 1997 with the unaudited results of operations of Ticketmaster for the three months ended January 31, 1997, reflecting the pro forma effect of certain acquisitions of Ticketmaster including the Ticketmaster Canadian Transaction.

     The purchase accounting information included herein is preliminary and has been made solely for the purposes of developing such unaudited pro forma combined condensed financial information. The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operation which would have actually been reported had any of the transactions occurred as of March 31, 1997, or for three months ended March 31, 1997, or for the year ended December 31, 1996, nor is it necessarily indicative of future financial position or results of operation. Although cost savings and other benefits from the synergies of operations of the combined companies are expected, no such benefits are reflected in these pro forma combined condensed financial statements.

                                   HSN, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997

                                                TICKETMASTER GROUP, INC.
                                              -----------------------------
                                              JANUARY 31,
                                                  1997          CANADIAN       PRO FORMA         PRO FORMA
                                 HSN, INC.    (HISTORICAL)   TRANSACTION(B)   ADJUSTMENTS         COMBINED
                                 ----------   ------------   --------------   -----------        ----------
                                                               (IN THOUSANDS)
ASSETS
Current Assets:
Cash and short-term
  investments................... $   41,562    $   60,880      $   15,160      $  (6,175) (g)    $  111,427
Accounts and notes receivable...     53,291        20,898           3,063             --             77,252
Inventories.....................    113,479         4,093              --             --            117,572
Deferred income taxes...........     34,718            --              --             --             34,718
Other...........................      6,778         8,079             755             --             15,612
                                 ----------     ---------      ----------      ---------         ----------
          Total current
            assets..............    249,828        93,950          18,978         (6,175)           356,581
Property, plant and equipment,
  net...........................    125,837        32,923           3,041                           161,801
Intangible assets including
  goodwill and broadcast
  licenses, net.................  1,529,969        86,466           1,031        189,509(a)(c)    1,891,345
                                                                                  56,954(d)
                                                                                  27,416(h)
Cable distribution fees.........    112,854            --              --             --            112,854
Long-term investments...........     27,958         7,308              --             --             35,266
Notes receivable................     17,042         1,440             281             --             18,763
Deferred income taxes...........      6,086         3,948             114             --             10,148
Deferred charges and other......     29,726         3,199             524             --             33,449
                                 ----------     ---------      ----------      ---------         ----------
                                  1,849,472       135,284           4,991        273,879          2,263,626
                                 ----------     ---------      ----------      ---------         ----------
          Total assets.......... $2,099,300    $  229,234      $   23,969      $ 267,704         $2,620,207
                                 ==========     =========      ==========      =========         ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities:
Accounts payable, accrued and
  other current liabilities..... $  227,643    $   63,472      $   17,898      $   1,618(c)      $  310,631
Deferred revenue................         --         9,233             419             --              9,652
Current portion of long-term
  debt..........................     14,734           190             211             --             15,135
                                 ----------     ---------      ----------      ---------         ----------
          Total current
            liabilities.........    242,377        72,895          18,528          1,618            335,418
Long-term debt..................    269,071       127,514             507         10,000(g)         407,092
Other long-term liabilities.....     58,392         7,400              --             --             65,792
                                 ----------     ---------      ----------      ---------         ----------
                                    569,840       207,809          19,035         11,618            808,302
Minority interest...............    365,009            80                         18,722(e)         383,811
Stockholders' Equity:
Preferred stock.................         --            --              --             --                 --
Common stock....................        361            --              --             93(a)(d)          454
Common stock -- Class B.........        102            --              --             --                102
Additional paid-in capital......  1,286,671       127,466           4,774       (143,641)(a)(d)   1,550,221
                                                                                 263,550(a)(e)
                                                                                  11,401(g)
Retained earnings (deficit).....   (112,892)     (106,068)            160        106,068(a)        (112,892)
                                                                                    (160)(g)
Unearned compensation...........     (4,793)           --              --             --             (4,793)
Cumulative currency translation
  adjustment....................         --           (53)             --             53(a)              --
Note receivable from key
  executive for common stock
  issuance......................     (4,998)           --              --             --             (4,998)
                                 ----------     ---------      ----------      ---------         ----------
          Total stockholders'
            equity..............  1,164,451        21,345           4,934        237,364          1,428,094
                                 ----------     ---------      ----------      ---------         ----------
Total liabilities and
  stockholders' equity.......... $2,099,300    $  229,234      $   23,969      $ 267,704         $2,620,207
                                 ==========     =========      ==========      =========         ==========

                                   HSN, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                        TICKETMASTER GROUP, INC.
                                    ----------------------------------------------------------------
                                       YEAR ENDED
                      HSN, INC.     JANUARY 31, 1997      CANADIAN       PRO FORMA        ADJUSTED      PRO FORMA      PRO FORMA
                     PRO FORMA(F)     PRO FORMA(B)     TRANSACTION(B)   ADJUSTMENTS      PRO FORMA     ADJUSTMENTS      COMBINED
                     ------------   ----------------   --------------   -----------     ------------   -----------     ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES:
  Home Shopping....   $1,014,705        $     --          $     --        $    --         $     --       $    --       $1,014,705
  Broadcasting.....       53,215              --                --             --               --            --           53,215
  Ticket
     operations....           --         232,241            25,763           (505)(i)      257,499            --          257,499
  Other............           --          38,610                               --           38,610            --           38,610
                      ----------        --------           -------       --------           ------       -------          -------
          Total net
        revenues...    1,067,920         270,851            25,763           (505)         296,109            --        1,364,029
                      ----------        --------           -------       --------           ------       -------          -------
Operating costs and
  expenses:
  Cost of sales....      626,090          17,980                --             --           17,980            --          644,070
  Selling, general
     and
  administrative...      271,961         223,598            21,684           (477)(i)      243,761            --          515,722
                                                                           (1,044)(j)
  Engineering and
     programming...       39,679              --                --             --               --            --           39,679
  Depreciation and
    amortization...       90,862          17,995             1,012          2,621(k)        21,628         6,162(o)       118,652
                      ----------        --------           -------       --------           ------       -------          -------
          Total
          operating
            costs
            and
        expenses...    1,028,592         259,573            22,696          1,100          283,369         6,162        1,318,123
                      ----------        --------           -------       --------           ------       -------          -------
          Operating
          profit...       39,328          11,278             3,067         (1,605)          12,740        (6,162)          45,906
                      ----------        --------           -------       --------           ------       -------          -------
  Interest income
     (expense),
     net...........      (34,665)         (8,793)             (133)          (613)(m)       (9,539)           --          (44,204)
  Other income
     (expense).....          320           6,311               (24)            24(l)         6,311            --            6,631
                      ----------        --------           -------       --------           ------       -------          -------
                         (34,345)         (2,482)             (157)          (589)          (3,228)           --          (37,573)
                      ----------        --------           -------       --------           ------       -------          -------
Earnings (loss)
  before income
  taxes and
  minority
  interest.........        4,983           8,796             2,910         (2,194)           9,512        (6,162)           8,333
Income tax
  (expense)
  benefit..........      (22,582)         (5,043)           (1,375)          (198)(n)       (6,616)                       (29,198)
Minority interest
  (expense)
  benefit..........        3,288             (81)                                              (81)       (1,405)(e)        1,802
                      ----------        --------           -------       --------           ------       -------          -------
NET EARNINGS
  (LOSS)...........   $  (14,311)       $  3,672          $  1,535        $(2,392)        $  2,815       $(7,567)      $  (19,063)
                      ==========        ========           =======       ========           ======       =======          =======
Weighted average
  shares
  outstanding(p)...       48,761                                                                                           58,002
                      ==========                                                                                          =======
Net loss per common
  share............   $     (.29)                                                                                      $     (.33)
                      ==========                                                                                          =======

                                   HSN, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997

                                                       TICKETMASTER GROUP, INC.
                                 --------------------------------------------------------------------
                                 THREE MONTHS ENDED
                                  JANUARY 31, 1997        CANADIAN       PRO FORMA         ADJUSTED      PRO FORMA      PRO FORMA
                     HSN, INC.      PRO FORMA(B)       TRANSACTION(B)   ADJUSTMENTS       PRO FORMA     ADJUSTMENTS     COMBINED
                     ---------   -------------------   --------------   ------------     ------------   -----------     ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES:
  Home Shopping....  $ 261,418         $    --            $     --        $     --         $     --       $    --       $ 261,418
  Broadcasting.....     12,294              --                  --              --               --            --          12,294
  Ticket
     operations....         --          60,664               6,638              --           67,302            --          67,302
  Other............      5,839           8,303                  --              --            8,303            --          14,142
                      --------         -------             -------         -------          -------       -------        --------
          Total net
        revenues...    279,551          68,967               6,638              --           75,605            --         355,156
                      --------         -------             -------         -------          -------       -------        --------
Operating costs and
  expenses:
  Cost of sales....    158,614           4,168                  --              --            4,168            --         162,782
  Selling, general
     and
  administrative...     57,856          55,602               5,153              --           60,755            --         118,611
  Engineering and
     programming...     18,713              --                  --              --               --            --          18,713
  Depreciation and
    amortization...     20,959           4,801                 659             218(k)         5,678         1,540(n)       28,177
                      --------         -------             -------         -------          -------       -------        --------
          Total
          operating
            costs
            and
        expenses...    256,142          64,571               5,812             218           70,601         1,540         328,283
                      --------         -------             -------         -------          -------       -------        --------
          Operating
          profit...     23,409           4,396                 826            (218)           5,004        (1,540)         26,873
                      --------         -------             -------         -------          -------       -------        --------
  Interest Income
     (expense),
     net...........     (5,681)         (2,051)                (12)           (168)(m)       (2,231)           --          (7,912)
  Other income
     (expense).....     (3,229)            675                  --              --              675            --          (2,554)
                      --------         -------             -------         -------          -------       -------        --------
                        (8,910)         (1,376)                (12)           (168)          (1,556)           --         (10,466)
                      --------         -------             -------         -------          -------       -------        --------
Earnings (loss)
  before income
  taxes and
  minority
  interest.........     14,499           3,020                 814            (386)           3,448        (1,540)         16,407
Income tax
  (expense)
  benefit..........    (11,129)         (1,612)               (601)             77(n)        (2,136)           --         (13,265)
Minority interest
  (expense)
  benefit..........        400             (11)                 --              --              (11)         (649)(e)        (260)
                      --------         -------             -------         -------          -------       -------        --------
NET EARNINGS
  (LOSS)...........  $   3,770         $ 1,397            $    213        $   (309)        $  1,301       $(2,189)      $   2,882
                      ========         =======             =======         =======          =======       =======        ========
Weighted average
  shares
  outstanding(p)...     50,623                                                                                             59,864
                      ========                                                                                           ========
Net earnings per
  common share.....  $     .07                                                                                          $     .05
                      ========                                                                                           ========

                                   HSN, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(a) Acquisition cost and the preliminary determination of the unallocated excess of acquisition cost over net assets acquired are set forth below:

        Acquisition cost......................................................  $208,306
        Net assets acquired as of January 31, 1997, adjusted for the
          Ticketmaster Canadian Transaction (see notes b and g)...............    18,797
                                                                                --------
        Unallocated excess of acquisition cost over 50.1% of the Ticketmaster net assets ("goodwill").............................................  $189,509
                                                                                ========

     Acquisition cost is based on an assumed price of $28.44 per share of HSNi stock and the 7,238,507 shares to be issued pursuant to the Exchange Agreement, plus the assumed purchase price of the anticipated purchase of additional shares (see note c) and estimated transaction costs of $825.

(b) Ticketmaster acquired (by purchase, redemption or otherwise) various joint venture partners', minority shareholders and licensees' interests ("Acquired Businesses") during fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster" for further description of the separate pro forma statement of operations for the year ended January 31, 1997. Ticketmaster pro forma financial statements and notes reflecting the fiscal 1997 acquisitions are included herein for the three months ended January 31, 1997. In addition, pursuant to an agreement dated May 13, 1997, Ticketmaster acquired all the issued and outstanding shares of capital stock of its Canada licensee (the "Canadian Transaction," see note g.) The Canadian Transaction column in the pro forma combined condensed statement of operations for the three months ended March 31, 1997 include the operations of the Canadian subsidiary for the three months ended April 30, 1997.

(c) Reflects the acquisition of an additional 111,583 shares of Ticketmaster Common Stock in open market transactions to increase HSNi's ownership percentage to 50.1% of the outstanding Ticketmaster Common Stock in accordance with HSNi's stated intention to acquire additional Ticketmaster Common Stock and consolidate the operations of Ticketmaster. The additional Ticketmaster Common Stock purchases are calculated using an assumed price based the closing price of the Ticketmaster Common Stock on the date of the Exchange Agreement ($14.50 per share).

(d) Reflects 2,002,591 Contingent Rights Shares issued to Liberty HSN at an assumed price of $28.44 per share.

(e) Reflects the minority interest in the net assets and earnings of Ticketmaster.

(f) HSNi pro forma for the year ended December 31, 1996 have been prepared to give effect to the Savoy Merger and Home Shopping Merger as if these transactions had occurred January 1, 1996. See the HSNi audited financial statements for additional information regarding the HSNi Mergers and the HSNi pro forma results for the year ended December 31, 1996.

(g) Reflects the adjustment to record the Ticketmaster Canadian Transaction. The Canadian Transaction purchase price was Cdn. $44,650 (approximately U.S. $32,350) consisting of approximately U.S. $16,175 (U.S. $10,000 was borrowed) and 1,115,531 shares of non-voting, non-participating Class B Common Stock of Ticketmaster's new Canadian subsidiary, which track the Ticketmaster Common Stock and are exchangeable into Ticketmaster Common Stock at anytime, valued at approximately U.S. $16,175.

(h) Represents excess of purchase price over the fair value of net tangible assets acquired in the Canadian Transaction. The amount has been preliminarily allocated to purchase user agreements ($6,400) and goodwill ($21,016).

(i) Reflects the elimination of licensing fees paid by Ticketmaster Canada to, and profit on equipment sold to Ticketmaster Canada by, Ticketmaster during the applicable period.

(j) Represents the elimination of shareholder bonuses paid by Ticketmaster Canada during the year under previous employment agreements.

(k) Represents amortization arising from the purchased user agreements and goodwill related to the Ticketmaster Canadian Transaction. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts generally ranging from 3 to 10 years. Goodwill is being amortized over a 30 year period.

(l) Represents the elimination of net income on unconsolidated affiliates, as the unconsolidated affiliates were not acquired in the Ticketmaster Canadian Transaction.

(m) Represents the increase in interest expense resulting from indebtedness incurred in connection with the Ticketmaster Canadian Transaction, at rates of interest incurred by Ticketmaster during the first quarter of fiscal 1998, approximately 6.7%. In addition, the adjustment also reflects the reduction in interest expense resulting from debt not acquired. Rates of interest used represent Ticketmaster Canada's rate on the respective debt, approximately 10%.

(n) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

(o) Reflects additional amortization expense resulting from the increase in intangible assets of $246,463 (see notes a and d). The excess of acquisition cost over net assets acquired has preliminarily been allocated to goodwill to be amortized over 40 years. The final allocation and amortization period are subject to adjustment upon completion of the acquisition and review of Ticketmaster operations.

(p) Pro forma weighted average shares outstanding include the HSNi historical weighted average shares outstanding for the applicable period plus 7,238,507 shares to be issued in connection with the Acquisition and 2,002,591 shares to be issued in connection with Liberty HSN Contingent Rights (see note d). Pro forma weighted average shares outstanding does not include any Adjustment Shares or shares issuable in connection with Ticketmaster Shareholder Agreement Tag-Along Rights because these shares are not currently estimatable.

                            TICKETMASTER GROUP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED JANUARY 31, 1997

                                              THREE
                                           MONTHS ENDED
                                           JANUARY 31,                                        TICKETMASTER
                                               1997            ACQUIRED        PRO FORMA        ADJUSTED
                                           (HISTORICAL)       BUSINESSES      ADJUSTMENTS      PRO FORMA
                                          --------------     ------------     -----------     ------------
                                                                   (IN THOUSANDS)
NET REVENUES:
  Ticket operations.......................    $ 60,664          $   --          $    --         $ 60,664
  Other...................................       7,760             543               --            8,303
                                              -------            -----          -------          -------
          Total net revenues..............      68,424             543               --           68,967
                                              -------            -----          -------          -------
Operating costs and expenses:
  Cost of sales...........................       4,268            (100)              --            4,168
  Selling, general and administrative.....      54,999             603               --           55,602
  Depreciation and amortization...........       4,400              38              363(A)         4,801
                                              -------            -----          -------          -------
          Total operating costs and
            expenses......................      63,667             541              363           64,571
                                              -------            -----          -------          -------
          Operating profit................       4,757               2             (363)           4,396
                                              -------            -----          -------          -------
  Interest income (expense), net..........      (2,414)            (22)             385(B)        (2,051)
  Other income............................         665              --               10(C)           675
                                              -------            -----          -------          -------
                                               (1,749)             (22)             395           (1,376)
                                              -------            -----          -------          -------
Earnings (loss) before income taxes and
  minority interest.......................       3,008             (20)              32            3,020
Income tax (expense) benefit..............      (1,608)             --               (4)(D)       (1,612)
Minority interest (expense) benefit.......         (39)             --               28(E)           (11)
                                              -------            -----          -------          -------
NET EARNINGS (LOSS).......................    $  1,361          $  (20)         $    56         $  1,397
                                              =======            =====          =======          =======

                            TICKETMASTER GROUP, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1997

(A) Represents depreciation arising from the purchase of the building which serves as corporate headquarters and amortization arising from the purchased user agreements and excess purchase price paid for the net assets of a joint venture partner's 50% equity interest in Ticketmaster-Indiana, a minority shareholder's 20% equity interest in the Company's Florida operating subsidiary and a minority shareholder's 20% equity interest in the Company's Texas operating subsidiary. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts, generally ranging from 3 to 10 years. The cost in excess of net assets acquired is being amortized over a 30 year period.

(B) Represents the reduction in interest expense resulting from the repayment of indebtedness under the Company's Credit Agreement at rates of interest incurred by the Company during the period, approximately 7.0%.

(C) Represents the consolidation of income earned by Ticketmaster-Indiana and the European Joint Venture.

(D) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

(E) Represents a decrease in the minority interests held by the minority shareholders in Ticketmaster's Florida and Texas operating subsidiaries.

                                                                         ANNEX A

                                                                  EXECUTION COPY
================================================================================

                            STOCK EXCHANGE AGREEMENT

                                    BETWEEN

                                 PAUL G. ALLEN

                                    - AND -

                                   HSN, INC.

                            ------------------------

                                  MAY 20, 1997

                            ------------------------

================================================================================

                            STOCK EXCHANGE AGREEMENT

                               TABLE OF CONTENTS

                                                                                      PAGE NO.
                                                                                      --------
ARTICLE I  CERTAIN DEFINITIONS......................................................     A-1
ARTICLE II  EXCHANGE................................................................     A-3
     Section
       2.01.       Exchange of Shares for shares of HSNi Common Stock...............     A-3
     Section
       2.02.       Delivery of HSNi Shares..........................................     A-3
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER......................     A-3
     Section
       3.01.       Organization and Good Standing...................................     A-3
     Section
       3.02.       Capitalization...................................................     A-4
     Section
       3.03.       Due Authorization; Execution and Delivery........................     A-4
     Section
       3.04.       Absence of Breach; No Conflict...................................     A-5
     Section
       3.05.       The Shares.......................................................     A-5
     Section
       3.06.       Investment Purpose...............................................     A-5
     Section
       3.07.       Brokers..........................................................     A-6
     Section
       3.08.       Commission Documents; Financial Information......................     A-6
     Section
       3.09.       Approvals; Compliance with Laws..................................     A-6
     Section
       3.10.       Litigation.......................................................     A-6
     Section
       3.11.       Related Party Transactions.......................................     A-7
     Section
       3.12.       Absence of Certain Events; No Material Adverse Change............     A-7
     Section
       3.13.       Full Disclosure..................................................     A-8
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF HSNi..................................     A-8
     Section
       4.01.       Organization and Good Standing...................................     A-8
     Section
       4.02.       Capitalization...................................................     A-8
     Section
       4.03.       Due Authorization; Execution and Delivery........................     A-9
     Section
       4.04.       Absence of Breach; No Conflict...................................     A-9
     Section
       4.05.       The HSNi Shares..................................................     A-9
     Section
       4.06.       Investment Purpose...............................................    A-10
     Section
       4.07.       Brokers..........................................................    A-10
     Section
       4.08.       Commission Documents; Financial Information......................    A-10
     Section
       4.09.       Approvals; Compliance with Laws..................................    A-10
     Section
       4.10.       Litigation.......................................................    A-11
     Section
       4.11.       Related Party Transactions.......................................    A-11
     Section
       4.12.       Absence of Certain Events; No Material Adverse Change............    A-11
     Section
       4.13.       Full Disclosure..................................................    A-12
ARTICLE V  COVENANTS OF THE PARTIES.................................................    A-12
     Section
       5.01.       Additional HSNi Shares...........................................    A-12
     Section
       5.02.       Registration Rights..............................................    A-12
     Section
       5.03.       HSR Filings......................................................    A-13
     Section
       5.04.       Access to Information............................................    A-13
     Section
       5.05.       Further Action...................................................    A-13
     Section
       5.06.       Conduct of Business..............................................    A-13
     Section
       5.07.       Tag-Along Rights.................................................    A-14
     Section
       5.08.       Stockholders Agreement...........................................    A-14
ARTICLE VI  DIRECTORS...............................................................    A-14
     Section
       6.01.       Director Election................................................    A-14
     Section
       6.02.       HSNi Director Appointment........................................    A-14

                                                                                      PAGE NO.
                                                                                      --------
ARTICLE VII  CLOSING; SECOND CLOSING................................................    A-14
     Section
       7.01.       Closing..........................................................    A-14
     Section
       7.02.       Deliveries.......................................................    A-15
     Section
       7.03.       Second Closing...................................................    A-15
     Section
       7.04.       Deliveries at Second Closing.....................................    A-15
ARTICLE VIII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE STOCKHOLDER TO
  EXCHANGE, SELL AND DELIVER THE SHARES.............................................    A-15
     Section
       8.01.       Accuracy of HSNi's Representations and Warranties................    A-15
     Section
       8.02.       Performance by HSNi..............................................    A-15
     Section
       8.03.       HSR Act..........................................................    A-15
     Section
       8.04.       No Injunction....................................................    A-15
     Section
       8.05.       Information Statements...........................................    A-15
     Section
       8.06.       Stockholders Agreement...........................................    A-15
     Section
       8.07.       No Adverse Decision or Action....................................    A-16
     Section
       8.08.       No Material Adverse Effect.......................................    A-16
     Section
       8.09.       Approvals and Consents...........................................    A-16
     Section
       8.10.       Proceedings......................................................    A-16
ARTICLE IX  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HSNi TO EXCHANGE, ISSUE AND
  DELIVER THE SHARES................................................................    A-16
     Section
       9.01.       Accuracy of the Stockholder's Representations and Warranties.....    A-16
     Section
       9.02.       Performance by the Stockholder...................................    A-16
     Section
       9.03.       No Adverse Action or Decision....................................    A-16
     Section
       9.04.       No Material Adverse Effect.......................................    A-17
     Section
       9.05.       No Injunction....................................................    A-17
     Section
       9.06.       Approvals and Consents...........................................    A-17
     Section
       9.07.       HSR Act..........................................................    A-17
     Section
       9.08.       Information Statements...........................................    A-17
     Section
       9.09.       Proceedings......................................................    A-17
ARTICLE X  TERMINATION; EXPENSES....................................................    A-17
     Section
       10.01.      Termination by Mutual Written Consent............................    A-17
     Section
       10.02.      Termination by the Stockholder or HSNi...........................    A-17
     Section
       10.03.      Termination by HSNi..............................................    A-17
     Section
       10.04.      Termination by the Stockholder...................................    A-18
     Section
       10.05.      Expenses.........................................................    A-18
ARTICLE XI  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................    A-18
ARTICLE XII  CONFIDENTIALITY........................................................    A-18
ARTICLE XIII  MISCELLANEOUS.........................................................    A-19
     Section
       13.01.      Notices..........................................................    A-19
     Section
       13.02.      Entire Agreement.................................................    A-20
     Section
       13.03.      Successors and Assigns...........................................    A-20
     Section
       13.04.      Paragraph Headings...............................................    A-20
     Section
       13.05.      Reasonable Efforts...............................................    A-20
     Section
       13.06.      Applicable Law...................................................    A-20
     Section
       13.07.      Severability.....................................................    A-20
     Section
       13.08.      Equitable Remedies...............................................    A-20
     Section
       13.09.      No Waiver........................................................    A-21
     Section
       13.10.      Counterparts.....................................................    A-21
Exhibit A  Stockholders Agreement

                            STOCK EXCHANGE AGREEMENT

     AGREEMENT made and entered into on this 20th day of May, 1997, between PAUL
G. ALLEN (the "Stockholder") and HSN, INC., a Delaware corporation ("HSNi").

                             W I T N E S S E T H :

     WHEREAS, the Stockholder is the owner of 12,283,014 shares (the "Shares") of common stock, no par value ("Common Stock"), of Ticketmaster Group, Inc., an Illinois corporation (the "Company");

     WHEREAS, the Stockholder desires to exchange with HSNi, and HSNi desires to exchange with the Stockholder, the Shares for shares of common stock, $.01 par value per share ("HSNi Common Stock"), of HSNi, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the Stockholder and the Company are entering into this Agreement to provide for said exchange (the "Exchange") and to establish various rights and obligations in connection therewith, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     "Additional HSNi Shares" shall have the meaning set forth in Section 2.02 of this Agreement.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Commission under the Exchange Act.

     "Balance Sheet" shall have the meaning set forth in Section 3.08 of this Agreement.

     "Balance Sheet Date" shall have the meaning set forth in Section 3.08 of this Agreement.

     "Bank Consent" shall mean the consent or waiver by the banks under the Credit Agreement to the transactions contemplated hereby.

     "Bank Refinancing" shall have the meaning set forth in Section 5.05 of this Agreement.

     "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are not open for the transaction of business.

     "Closing" shall have the meaning set forth in Section 7.01 of this Agreement.

     "Closing Date" shall have the meaning set forth in Section 7.01 of this Agreement.

     "Commission" shall mean the Securities and Exchange Commission.

     "Commission Documents" shall have the meaning set forth in Section 3.08 of this Agreement.

     "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     "Company" shall mean Ticketmaster Group, Inc., an Illinois corporation.

     "Company Information Statement" shall have the meaning set forth in Section
6.01 of this Agreement.

     "Credit Agreement" shall mean the Company's Credit Agreement dated as of November 18, 1994, as amended, among the Company, its lenders and Wells Fargo Bank, National Association, as agent.

     "Diller" shall mean Mr. Barry Diller.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean the unweighted average closing price of a share of HSNi Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), during the period in question or, if the HSNi Common Stock is no longer quoted on NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the HSNi Common Stock is listed or admitted to trading; provided, however, that if the Fair Market Value is less than $20 per share, Fair Market Value shall be deemed to be $20 per share.

     "FCC" shall mean the Federal Communications Commission.

     "FCC Excess Shares" shall have the meaning set forth in Section 2.02(c) of this Agreement.

     "Form 10-K" shall have the meaning set forth in Section 3.08 of this Agreement.

     "Form S-1" shall mean the registration statement of the Company on Form S-1, as amended through the date hereof, filed with the Commission on September 20, 1996.

     "GAAP" shall mean United States generally accepted accounting principles.

     "HSNi Certificate" shall have the meaning set forth in Section 4.01 of this Agreement.

     "HSNi Class B Stock" shall have the meaning set forth in Section 4.02 of this Agreement.

     "HSNi Commission Documents" shall have the meaning set forth in Section
4.08 of this Agreement.

     "HSNi Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     "HSNi Form 10-K" shall have the meaning set forth in Section 4.08 of this Agreement.

     "HSNi Form S-4" shall have the meaning set forth in Section 4.02 of this Agreement.

     "HSNi Shares" shall have the meaning set forth in Section 2.01 of this Agreement.

     "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Information Statement" shall mean the Information Statement relating to the Exchange mailed to HSNi shareholders in accordance with Rule 14c-2 under the Exchange Act.

     "Joint Ventures" shall have the meaning set forth in Section 3.01 of this Agreement.

     "Laws" shall have the meaning set forth in Section 3.09 of this Agreement.

     "Liberty Agreements" shall have the meaning set forth in Section 4.02 of this Agreement.

     "Liens" shall mean any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance.

     "Loss" or "Losses" shall have the meaning set forth in Section 11.01 of this Agreement.

     "Material Adverse Effect" shall mean a material adverse effect on the business, prospects, condition (financial or otherwise), assets or results of operations of the party in question.

     "Permitted Transferees" shall have the meaning set forth in the Stockholders Agreement.

     "Representatives" shall have the meaning set forth in Section 5.04.

     "Restated By-laws" shall mean the By-laws of the Company, as amended and restated and in effect on the date hereof.

     "Restated Certificate" shall mean the Articles of Incorporation of the Company, as amended and restated and in effect on the date hereof.

     "Second Closing" shall have the meaning set forth in Section 7.03 of this Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shareholders Agreement" shall mean the Shareholders Agreement dated as of December 15, 1993 by and among Paul Allen, on the one hand, and HG, Inc. and the other signatories thereto, on the other hand.

     "Shares" shall have the meaning set forth in the recitals to this Agreement.

     "Stockholder" shall mean Mr. Paul G. Allen and his successors.

     "Stockholders Agreement" shall have the meaning set forth in Section 5.08 of this Agreement.

     "Subsidiary" shall mean each corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the party in question.

                                   ARTICLE II

                                    EXCHANGE

     SECTION 2.01. Exchange of Shares for shares of HSNi Common Stock. Upon the terms and subject to the conditions hereinafter set forth, the Stockholder shall exchange, assign, transfer and deliver the Shares to HSNi, or to any direct or indirect subsidiary of HSNi designated by HSNi, at the Closing, as described in Section 7.01; and, in consideration therefor, HSNi shall issue, exchange, sell and deliver to the Stockholder an aggregate of 7,238,507 shares (the "HSNi Shares") of HSNi Common Stock as provided in Section 2.02 and subject to adjustment as therein provided.

     SECTION 2.02. Delivery of HSNi Shares. (a) Subject to adjustment as provided in subparagraph (b) below, at the Closing, HSNi shall deliver certificates representing the HSNi Shares, bearing a legend regarding restrictions on transfer under the Securities Act.

     (b) The number of HSNi Shares to be issued to the Stockholder in exchange for the Shares shall be subject to adjustment as follows: if the Fair Market Value during the first 20 trading days in July 1998 is less than $29 per share, additional shares ("Additional HSNi Shares") of HSNi Common Stock shall be issued to the Stockholder as additional consideration in exchange for the Shares. The number of Additional HSNi Shares to be issued shall equal the difference between the number obtained by dividing $209,916,709 by the Fair Market Value and the number of HSNi Shares. Notwithstanding the foregoing, no adjustment shall be required or made if the Fair Market Value during any consecutive 20 trading day period commencing on December 1, 1997 and ending on the day immediately prior to the Second Closing equals or exceeds $29 per share.

     (c) In the event that the issuance of all or any portion of the Additional HSNi Shares would cause the Stockholder to be in violation of the rules and regulations of the FCC, the Stockholder, at his option, may elect to (i) receive in lieu of the Additional HSNi Shares that may not be issued under FCC law (the "FCC Excess Shares") non-voting participating preferred stock of HSNi, convertible upon transfer or upon compliance with FCC regulatory restrictions into HSNi Common Stock, and designed to be the economic equivalent of the FCC Excess Shares, (ii) deliver a proxy complying with FCC law to Diller to vote the FCC Excess Shares or (iii) enter into such other arrangements to comply with FCC law as are acceptable to HSNi.

     (d) The number of Shares, HSNi Shares and/or Additional HSNi Shares shall be appropriately and equitably adjusted to reflect (i) the payment of any dividend or other distribution on such shares, (ii) any stock split, combination or reclassification of such shares, or (iii) any consolidation, merger or other event which results in the conversion or exchange of such shares.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants to HSNi as follows:

     SECTION 3.01. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois, and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries considered as a whole. The Company has full corporate power and authority to own and manage its properties and to carry on its business as it is now being (and as it is currently proposed to be) conducted. The copies of the Company's Restated Certificate and Restated By-laws and other organizational documents and instruments (in each case, as amended and/or restated through the date hereof), filed by the Company with the Commission prior to the date hereof, are true, complete and correct copies thereof. The Restated Certificate and the Restated By-laws will be in full force and effect on and prior to the Closing Date. Except for the joint ventures (the "Joint Ventures"), disclosed in the Commission Documents filed prior to the date hereof or as set forth on Schedule 3.01 hereof, the Company does not own any interest in any other company or entity other than the Subsidiaries of the Company. Each Subsidiary of the Company and, to the knowledge of the Stockholder, each Joint Venture is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the power and authority to own or lease its properties and to conduct its business as now conducted, except as would not result in any Material Adverse Effect on the Company and its Subsidiaries considered as a whole. All outstanding shares of the capital stock of each Subsidiary of the Company and, to the knowledge of the Stockholder, equity interests of the Company in each Joint Venture have been validly issued and are fully paid and nonassessable. Except as disclosed in the Commission Documents filed prior to the date hereof, there are no outstanding options, warrants, rights, agreements or commitments of any nature whatsoever of any third party to subscribe for or purchase any equity security of any Subsidiary of the Company or, to the knowledge of the Stockholder, of any Joint Venture or to cause any Subsidiary of the Company or, to the knowledge of the Stockholder, any Joint Venture to issue any such equity security.

     SECTION 3.02. Capitalization. The authorized capitalization of the Company as of the date hereof consists of: 80,000,000 shares of Common Stock, no par value, one share of series A redeemable convertible preferred stock, no par value (the "Series A Stock"), and 19,999,999 shares of undesignated preferred stock, no par value ("Preferred Stock"), of which, as of the date hereof, there were 24,739,715 shares of Common Stock outstanding (and 1,252,942 shares issuable upon exchange of the Class B shares of Ticketmaster Canada Acquisition Limited) and no shares of Series A Stock or Preferred Stock outstanding. All such shares outstanding on the date hereof are, and any shares that will be issued under the Restated Certificate, when issued, will be, duly authorized, validly issued and fully paid and nonassessable. Except as disclosed on Schedule
3.02 hereof and other than options to purchase an aggregate of 4,408,251 shares of Common Stock issued pursuant to employee benefit plans of the Company, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Company requiring or providing for, and there are no outstanding debt or equity securities of the Company which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by the Company of any new or additional shares of Common Stock (or any other securities of the Company which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of Common Stock). There are no preemptive or other similar rights available to the existing holders of Common Stock or other securities of the Company.

     SECTION 3.03. Due Authorization; Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder and by the Board of Directors of the Company (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation including, without limitation, Section 5/11.75 of the Illinois Business Corporation Act, is or becomes operative with respect to this Agreement or the transactions contemplated hereby), and, except (if applicable) for requirements under Rule 14f-1 under the Exchange Act to transmit the Company Information Statement to the Company's stockholders at least 10 days prior to the date that persons designated by HSNi constitute a majority of the Company's Board, no other action by the Stockholder or corporate proceedings on the part of the Company are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights, and the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.04. Absence of Breach; No Conflict. Except as disclosed in the Commission Documents filed prior to the date hereof or as set forth on Schedule
3.04 hereto, the execution, delivery, and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby, will not (a) give rise to a right to (or otherwise) terminate, accelerate the maturity of or increase any payment due under, conflict with, result in a breach or violation of any of the terms, conditions or provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any approval, waiver or consent under, or result in the creation or imposition of any Lien upon any property or assets of the Stockholder, the Company or any of its Subsidiaries pursuant to the terms of, any note, bond, mortgage, pledge, indenture, deed of trust, lease, agreement, indemnity, obligation, commitment, instrument, franchise, license, certificate or permit to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound; (b) violate or conflict with any term or provision of the restated certificate of incorporation, by-laws or equivalent organizational instruments and documents (in each case, as amended and/or restated through the date hereof) of the Company or any Subsidiary of the Company (and in each case as in effect on the Closing Date); (c) violate any judgment, decree, order, writ, statute, rule or regulation of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company, any of its Subsidiaries or any of their respective properties or assets or (d) to the knowledge of the Stockholder, violate or conflict with any term or provision of any Joint Venture. No employment agreement or other contract with any Company employee contains any provision that would permit such employee to terminate such agreement or contract or receive additional or accelerated payments or benefits upon consummation of the transactions contemplated hereby.

     SECTION 3.05. The Shares. (a) The Shares have been duly authorized and legally and validly issued, are fully paid and nonassessable, and represent all of the issued and outstanding shares of capital stock of the Company held by the Stockholder.

     (b) The Stockholder has full beneficial ownership of the Shares, subject to his obligations under the Shareholders Agreement, and on the Closing Date shall possess full authority and power to convey the same to HSNi, free and clear of any and all Liens, and preemptive and other similar rights. Except as disclosed on Schedule 3.05 hereof, the Shareholders Agreement is the only agreement, arrangement or understanding relating to the Shares to which the Stockholder is a party, and since December 15, 1993, there have been no amendments thereto.
Schedule 3.05 hereof sets forth the identity of the persons who have rights under the Shareholders Agreement and the maximum number of shares of Brick Common Stock as to which each such person may exercise "Tag-Along Rights" thereunder.

     SECTION 3.06. Investment Purpose. The Stockholder is acquiring the HSNi Shares solely for the purpose of investment and not with view to, or for offer or sale in connection with, any distribution thereof. The Stockholder acknowledges and understands that the HSNi Shares may not be sold except in compliance with the registration requirements of the Securities Act, unless an exemption therefrom is available.

     The Stockholder hereby acknowledges and agrees that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act and the rules and regulations thereunder, the certificates representing the HSNi Shares (including shares of HSNi Common Stock issuable as Additional HSNi Shares) may bear the following legend on the reverse side thereof:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE (THE 'SHARES') HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE LAWS REGULATING THE SALE OF SECURITIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     SECTION 3.07. Brokers. Other than Montgomery Securities, the fees of which shall be paid by HSNi (not to exceed the amount previously disclosed to HSNi), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder or the Company.

     SECTION 3.08. Commission Documents; Financial Information. The Company's Form S-1 filed with the Commission on September 20, 1996, as amended, the Company's Form 10-K in respect of the fiscal year ended January 31, 1997 (the "Form 10-K"), and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by the Company with the Commission on or before the Closing Date are collectively referred to as the "Commission Documents." As of their respective filing dates, the Commission Documents complied (or will comply) in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Commission Documents, and as of their respective dates none of the Commission Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply (or will comply) as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly (or will present fairly) as of their respective dates, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP. As used in this Agreement, the consolidated balance sheet of the Company and its Subsidiaries at January 31, 1997 included in the Form 10-K is hereinafter referred to as the "Balance Sheet," and January 31, 1997 is hereinafter referred to as the "Balance Sheet Date."

     Except as and to the extent expressly set forth in the Balance Sheet, or the notes, schedules or exhibits thereto, or as disclosed in the Form 10-K or
Schedule 3.08 hereof, (i) as of the Balance Sheet Date, neither the Company nor its Subsidiaries had any liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP and (ii) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any such liabilities or obligations other than in the ordinary course of business.

     SECTION 3.09. Approvals; Compliance with Laws. (a) Except (i) as disclosed in the Commission Documents filed prior to the date hereof or as set forth on Schedule 3.09(a) hereof and (ii) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, no notices, reports or other filings are required to be made by the Stockholder, the Company or any of its Subsidiaries with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by the Stockholder, the Company or any of its Subsidiaries from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (b) Except as set forth on Schedule 3.09(b) or as set forth in the Commission Documents filed prior to the date hereof and except as would not result in any Material Adverse Effect on the Company and its Subsidiaries considered as a whole, the business of the Company and each of its Subsidiaries has been and is presently being conducted in compliance with all applicable federal, state, county and local ordinances, statutes, rules, regulations and laws (collectively "Laws").

     SECTION 3.10. Litigation. Except as would not result in any Material Adverse Effect on the Company and its Subsidiaries considered as a whole, there are no judicial, administrative or arbitral actions, suits, claims, inquiries, investigations or proceedings (whether of a public or private nature) pending or, to the knowledge of the Stockholder, threatened against the Company, any of its Affiliates (relating to the Company or its Subsidiaries) or any of the Company's Subsidiaries.

     SECTION 3.11.  Related Party Transactions.  Except as set forth on Schedule
3.11 hereto or as disclosed in the Commission Documents filed prior to the date hereof, since January 1, 1996, there is no transaction required to be disclosed under the Securities Act or the Exchange Act pursuant to which an Affiliate of the Company and/or any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding Common Stock of the Company (other than the Subsidiaries) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any Subsidiary of the Company. Except as disclosed in the Commission Documents filed prior to the date hereof or as set forth on
Schedule 3.11 hereto, since January 1, 1996, there is no transaction required to be disclosed under the Securities Act or the Exchange Act pursuant to which an Affiliate of the Company and/or any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding Common Stock of the Company (other than the Subsidiaries) (a) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner or Associate (as such term is defined in Rule 12b-2 under the Exchange Act) of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any Subsidiary of the Company, (ii) engaged in a business related to the business of the Company or any Subsidiary of the Company or (iii) participating in any transaction to which the Company or any Subsidiary of the Company is a party or (b) is otherwise a party to any contract, arrangement or understanding with the Company or any Subsidiary of the Company. To the knowledge of the Stockholder, each of the contracts, arrangements or understandings set forth on Schedule 3.11 hereto to which the Company or any Subsidiary of the Company is a party provides for terms and conditions that are no less favorable to the Company than could be obtained from a non-Affiliate third-party in an arm's-length transaction.

     SECTION 3.12.  Absence of Certain Events; No Material Adverse
Change. Except as disclosed in the Commission Documents filed prior to the date hereof, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business operations in the ordinary course and there has not occurred any event or condition having or, that the Stockholder believes is likely to have, a Material Adverse Effect on the Company and its Subsidiaries considered as a whole. Without limiting the generality of the foregoing, other than as is disclosed in the Commission Documents filed prior to the date hereof or on Schedule 3.12 hereto, since the Balance Sheet Date there has not occurred:

          (a) any change or agreement to change the character or nature of the business of the Company or any of its Subsidiaries;

          (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Subsidiaries (including by merger or otherwise), except in the ordinary course of business;

          (c) any waiver or modification by the Company or any of its Subsidiaries of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect on the Company and its Subsidiaries considered as a whole;

          (d) any liability, contract, agreement, license or other commitment entered into or assumed by or on behalf of the Company or any of its Subsidiaries relating to a merger or acquisition or to the business, assets or properties of the Company or any of its Subsidiaries (whether oral or written), except in the ordinary course of business;

          (e) any loan, advance or capital expenditure by the Company or any of its Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

          (f) any change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Subsidiaries;

          (g) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of the Company or any of its Subsidiaries (other than dividends and distributions declared or paid by its wholly-owned Subsidiaries or by Joint Ventures);

          (h) other than in connection with the exercise of employee stock options outstanding on the date hereof, any issuance of any shares of capital stock of the Company or any of its Subsidiaries or any other change in the authorized capitalization of the Company or any of its Subsidiaries;

          (i) other than options granted to employees in the ordinary course of business prior to the date hereof, any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of the Company or any of its Subsidiaries; or

          (j) any increase in the compensation or benefits of any director, officer or other key employee of the Company or any of its Subsidiaries not required by an agreement or plan as in effect on the Balance Sheet Date to any such person.

     SECTION 3.13. Full Disclosure. All of the statements made by the Stockholder in this Agreement (including, without limitation, the representations and warranties made by the Stockholder herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date shall not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date shall not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than as is disclosed in the Commission Documents filed prior to the date hereof, there is no material fact as to the Company or its Subsidiaries which the Stockholder has not disclosed to HSNi and which, in the reasonable judgment of the Stockholder, has had or will have a Material Adverse Effect on the Company and its Subsidiaries considered as a whole.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF HSNI

     HSNi hereby represents and warrants to the Stockholder as follows:

     SECTION 4.01. Organization and Good Standing. HSNi is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole. HSNi has full corporate power and authority to own and manage its properties and to carry on its business as it is now being (and as it is currently proposed to be) conducted. The copies of HSNi's certificate of incorporation (the "HSNi Certificate"), by-laws and other organizational documents and instruments (in each case, as amended and/or restated through the date hereof), heretofore delivered to the Stockholder, are true, complete and correct copies thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the power and authority to own or lease its properties and to conduct its business as now conducted, except as would not result in any Material Adverse Effect on HSNi and its Subsidiaries considered as a whole. All outstanding shares of the capital stock of each HSNi Subsidiary have been validly issued and are fully paid and nonassessable. Except as set forth in the HSNi Form 10-K, there are no outstanding options, warrants, rights, agreements or commitments of any nature whatsoever of any third party to subscribe for or purchase any equity security of any Subsidiary or to cause any Subsidiary to issue any such equity security.

     SECTION 4.02. Capitalization. The authorized capitalization of HSNi as of the date hereof consists of: 150,000,000 shares of HSNi Common Stock, $.01 par value per share, 30,000,000 shares of HSNi Class B Common Stock, $.01 par value per share ("HSNi Class B Stock"), and 15,000,000 shares of preferred stock, $.01 par value per share, of HSNi ("HSNi Preferred Stock"), of which, as of May 1, 1997, there were 36,094,593 shares of HSNi Common Stock outstanding, 10,225,056 shares of HSNi Class B Stock outstanding and no shares of HSNi Preferred Stock outstanding. All such shares outstanding on the date hereof are, and any shares that will be issued under the HSNi Certificate, when issued, will be, duly authorized, validly issued and fully paid and nonassessable. Other than (a) options to purchase an aggregate of 11,359,592 shares of HSNi Common Stock issued pursuant to employee benefit plans and agreements of HSNi as of April 30, 1997, (b) rights to acquire shares of HSNi Class B Stock and HSNi Common Stock under agreements (the "Liberty Agreements") described in a Joint Proxy Statement/Prospectus dated November 20, 1996 filed by HSNi with the Commission on Form S-4 (the "HSNi Form S-4") and (c) shares of HSNi Common Stock issuable upon exercise or conversion, as the case may be, of Savoy Warrants, Savoy Options, Savoy Debentures, the Savoy Note, HSNi Options and HSNi Debentures (each such term as defined in the HSNi Form S-4), as of the date hereof, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon HSNi requiring or providing for, and there are no outstanding debt or equity securities of HSNi which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by HSNi of any new or additional shares of HSNi Common Stock (or any other securities of HSNi which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of HSNi Common Stock). There are no preemptive or other similar rights available to the existing holders of HSNi Common Stock or other securities of HSNi.

     SECTION 4.03. Due Authorization; Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the HSNi Board of Directors (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation including, without limitation, Section 203 of the Delaware Business Corporation Act, is or becomes operative with respect to this Agreement or the transactions contemplated hereby) and by the requisite consent of HSNi stockholders acting by consent pursuant to HSNi's By-laws and, except for notification requirements under HSNi's By-laws and under Rule 14c-2 under the Exchange Act to deliver the Information Statement to HSNi stockholders at least 20 calendar days prior to consummation of the Exchange, no other corporate proceedings on the part of HSNi are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of HSNi, enforceable against HSNi in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights, and the remedy of specific performance and injunctive relief may, as the case may be, subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.04.  Absence of Breach; No Conflict.  Except as set forth on
Schedule 4.04 hereto, the execution, delivery, and performance of this Agreement by HSNi, and the consummation by HSNi of the transactions contemplated hereby, will not (a) give rise to a right to (or otherwise) terminate, accelerate the maturity of or increase any payment due under, conflict with, result in a breach or violation of any of the terms, conditions or provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any approval, waiver or consent under, or result in the creation or imposition of any Lien upon any property or assets of HSNi or any Subsidiary pursuant to the terms of, any note, bond, mortgage, pledge, indenture, deed of trust, lease, agreement, indemnity, obligation, commitment, instrument, franchise, license, certificate or permit to which HSNi or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound; (b) violate or conflict with any term or provision of the certificate of incorporation, by-laws or equivalent organizational instruments and documents (in each case, as amended and/or restated through the date hereof) of HSNi or any of its Subsidiaries (in each case as in effect on the Closing Date); or (c) violate any judgment, decree, order, writ, statute, rule or regulation of any judicial, arbitral, public, or governmental authority having jurisdiction over HSNi, any of its Subsidiaries or any of their respective properties or assets except as would not result in a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole.

     SECTION 4.05. The HSNi Shares. The HSNi Shares have been, and any Additional HSNi Shares will be, duly authorized and legally and validly issued, are (or will be) fully paid and nonassessable.

     SECTION 4.06. Investment Purpose. HSNi is acquiring the Shares solely for the purpose of investment and not with view to, or for offer or sale in connection with, any distribution thereof. HSNi acknowledges and understands that the Shares may not be sold except in compliance with the registration requirements of the Securities Act, unless an exemption therefrom is available.

     HSNi hereby acknowledges and agrees that upon the transfer by the Stockholder of the Shares to HSNi, and until such time as the same is no longer required under the applicable requirements of the Securities Act and the rules and regulations thereunder, the certificates representing the Shares may bear the following legend on the reverse side thereof:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE (THE 'SHARES') HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE LAWS REGULATING THE SALE OF SECURITIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     SECTION 4.07. Brokers. Other than Allen & Company Incorporated, the fees of which shall be solely the responsibility of HSNi, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HSNi.

     SECTION 4.08. Commission Documents; Financial Information. The HSNi Form 10-K in respect of the fiscal year ended December 31, 1996 (the "HSNi Form 10-K"), and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by HSNi with the Commission following the date thereof and on or before the Closing Date are collectively referred to as the "HSNi Commission Documents." As of their respective filing dates, the HSNi Commission Documents complied (or will comply) in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder applicable to such HSNi Commission Documents, and as of their respective dates none of the HSNi Commission Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HSNi included in the HSNi Commission Documents comply (or will comply) as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly (or will present fairly) as of their respective dates, in all material respects, the consolidated financial position of HSNi and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP. As used in this Agreement, the consolidated balance sheet of HSNi and its Subsidiaries at March 31, 1997 included in the HSNi Form 10-Q filed with the Commission in respect of the fiscal quarter ended March 31, 1997 is hereinafter referred to as the "HSNi Balance Sheet," and March 31, 1997 is hereinafter referred to as the "HSNi Balance Sheet Date."

     Except as and to the extent expressly set forth in the HSNi Balance Sheet, or the notes, schedules or exhibits thereto, or as disclosed in the HSNi Form 10-K, (i) as of the HSNi Balance Sheet Date, neither HSNi nor its Subsidiaries had any liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP and (ii) since the HSNi Balance Sheet Date, neither HSNi nor any of its Subsidiaries has incurred any such liabilities or obligations other than in the ordinary course of business.

     SECTION 4.09. Approvals; Compliance with Laws. (a) Except (i) as set forth on Schedule 3.09(a) hereof and (ii) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, no notices, reports or other filings are required to be made by HSNi, or any of its Subsidiaries with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by HSNi or any of its Subsidiaries from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (b) Except as would not result in any Material Adverse Effect on HSNi and its Subsidiaries considered as a whole, the business of HSNi and its Subsidiaries has been and is presently being conducted in compliance with all applicable Laws.

     SECTION 4.10. Litigation. Except as would not result in any Material Adverse Effect on HSNi and its Subsidiaries considered as a whole, there are no judicial, administrative or arbitral actions, suits, claims, inquiries, investigations or proceedings (whether of a public or private nature) pending or, to the knowledge of HSNi, threatened against HSNi, any of its controlled Affiliates or any of the HSNi Subsidiaries.

     SECTION 4.11. Related Party Transactions. Except as disclosed in the HSNi Form S-4 or the HSNi Commission Documents, since January 1, 1996, no officer or director of HSNi has borrowed any monies from or has outstanding any indebtedness or other similar obligations to HSNi or any Subsidiary of HSNi. Except as disclosed in the HSNi Form S-4 or the HSNi Commission Documents, since January 1, 1996, no officer or director of HSNi (a) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner or Associate (as such term is defined in Rule 12b-2 under the Exchange Act) of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of HSNi or any Subsidiary of HSNi, (ii) engaged in a business related to the business of HSNi or any Subsidiary of HSNi or (iii) participating in any transaction to which HSNi or any Subsidiary of HSNi is a party or (b) is otherwise a party to any contract, arrangement or understanding with HSNi or any Subsidiary of HSNi.

     SECTION 4.12.  Absence of Certain Events; No Material Adverse
Change. Except as disclosed in the HSNi Form 10-K, since the HSNi Balance Sheet Date, HSNi and its Subsidiaries have conducted their business operations in the ordinary course and there has not occurred any event or condition having or, that management believes is likely to have, a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole. Without limiting the generality of the foregoing, other than as is disclosed in the HSNi Commission Documents filed prior to the date hereof or on Schedule 4.11 hereto, since the HSNi Balance Sheet Date there has not occurred:

          (a) any change or agreement to change the character or nature of the business of HSNi or any of its Subsidiaries;

          (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of HSNi or its Subsidiaries, except in the ordinary course of business;

          (c) any waiver or modification by HSNi or any HSNi Subsidiary of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole;

          (d) any loan, advance or capital expenditure by HSNi or any of its Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

          (e) any change in the accounting principles, methods, practices or procedures followed by HSNi in connection with the business of HSNi or any change in the depreciation or amortization policies or rates theretofore adopted by HSNi in connection with the business of HSNi and its Subsidiaries; or

          (f) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of HSNi or any HSNi Subsidiary (other than dividends declared or paid by wholly-owned Subsidiaries);

          (g) other than in connection with the exercise of employee stock options or the conversion of outstanding convertible debt instruments, any issuance of any shares of capital stock of HSNi or any

     HSNi Subsidiary or any other change in the authorized capitalization of the Company or any HSNi Subsidiary, except as contemplated by this Agreement or the Liberty Agreement; or

          (h) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of HSNi or any HSNi Subsidiary, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in the ordinary course of business consistent with past practice.

     SECTION 4.13. Full Disclosure. All of the statements made by HSNi in this Agreement (including, without limitation, the representations and warranties made by HSNi herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date shall not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date shall not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than as is disclosed in the Form S-4 or the HSNi Commission Documents filed prior to the date hereof, there is no material fact as to HSNi or its Subsidiaries which HSNi has not disclosed to the Stockholder and which, in the reasonable judgment of HSNi, has had or will have a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.01. Additional HSNi Shares. HSNi hereby covenants to the Stockholder that it shall reserve and keep available out of its authorized but unissued shares of HSNi Common Stock (including any shares of HSNi Common Stock held by HSNi in its corporate treasury), for the purpose of effecting the adjustment in full of the number of HSNi Shares deliverable hereunder in accordance with Section 2.02 of this Agreement, such number of its duly authorized shares of HSNi Common Stock as shall be sufficient to effect such adjustment.

     SECTION 5.02. Registration Rights. (a) HSNi hereby grants the Stockholder certain registration rights on the basis of one demand registration right for each 4,000,000 shares of Common Stock being exchanged hereunder, together with customary piggyback registration rights relating thereto. Accordingly, HSNi hereby covenants to the Stockholder that following the one year anniversary of the Closing Date, if requested by the Stockholder, it shall be required promptly to cause the HSNi Shares and the Additional HSNi Shares, if any, owned by the Stockholder or his Affiliates to be registered under the Securities Act in order to permit the Stockholder or such Affiliate to sell such shares in one or more (but not more than three) registered public offerings (each, a "Demand Registration"). The Stockholder shall also be entitled to customary piggyback registration rights. If the amount of shares sought to be registered by the Stockholder and his Affiliates pursuant to any Demand Registration is reduced by more than 50% pursuant to any underwriters' cutback, then the Stockholder may elect to request the Company to withdraw such registration, in which case, such registration shall not count as one of the Stockholder's three Demand Registrations. If the Stockholder requests that any Demand Registration be an underwritten offering, then the Stockholder shall select the underwriter(s) to administer the offering, provided that such underwriter(s) shall be reasonably satisfactory to HSNi. If a Demand Registration is an underwritten offering and the managing underwriter advises the Stockholder in writing that in its opinion the total number or dollar amount of securities proposed to be sold in such offering is such as to materially and adversely affect the success of such offering, then HSNi will include in such registration, first, the securities of the Stockholder, and, thereafter, any securities to be sold for the account of others who are participating in such registration (as determined by HSNi). In connection with any Demand Registration or inclusion of the Stockholder's or his Affiliate's shares in a piggyback registration, the Company, the Stockholder and/or his Affiliates shall enter into an agreement containing terms (including representations, covenants and indemnities by HSNi and the Stockholder), and shall be subject to limitations, conditions, and blackout periods, customary for a secondary offering by a selling stockholder. The costs of the registration (other than underwriting discounts, fees and commissions) shall be paid by HSNi. HSNi shall not be required to register such shares if the Stockholder would be permitted to sell the HSNi Shares and/or Additional HSNi Shares in the quantities proposed to be sold and at such time under Rule 144 of, or other exemption from, the Securities Act.

     (b) If HSNi and the Stockholder cannot agree as to what constitutes customary terms within 10 days of the Stockholder's request for registration (whether in a Demand Registration or a piggyback registration), then such determination shall be made by a law firm of national reputation mutually acceptable to HSNi and the Stockholder.

     SECTION 5.03. HSR Filings. Following the date hereof, the Stockholder and HSNi shall, and the Stockholder shall use all reasonable efforts to cause the Company to, file promptly any forms required under applicable law and take any other action reasonably requested in connection with obtaining the expiration or termination of the waiting period under the HSR Act.

     SECTION 5.04. Access to Information. (a) From the date hereof until the Closing, (i) the Stockholder shall use all reasonable efforts to cause the Company and its Subsidiaries and each of the Company's and its Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel (collectively, "Representatives") to, and (ii) HSNi and its Subsidiaries and each of HSNi's and its Subsidiaries' Representatives shall: (x) afford the officers, employees and authorized agents, accountants, counsel and representatives of the other party reasonable access to its offices, properties, plants, other facilities, books and records and to those officers, directors, employees, agents, accountants and counsel who have any knowledge relating to its business and (y) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the other party such additional financial and operating data and other information regarding its assets, properties and goodwill as the other party may from time to time reasonably request. All information obtained by a party or its Representatives pursuant to this Section 5.04 shall be kept confidential in accordance with the provisions of Article XII hereof.

     SECTION 5.05. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement (including, without limitation, promptly preparing, filing with the Commission and mailing to stockholders, in the case of HSNi, the Information Statement and, in the case of the Stockholder (and to the extent required), the Company Information Statement). HSNi and the Stockholder shall, and the Stockholder shall use all reasonable efforts to cause the Company to (a) cooperate with the parties hereto in order to obtain any consents (including, without limitation, the Bank Consent) required to be obtained or to otherwise take action to effectuate the transactions contemplated hereby (including without limitation refinancing the Credit Agreement on terms reasonably acceptable to the Company and HSNi (the "Bank Refinancing") if the Bank Consent is not obtained) and (b) take such action as is required so as to cause the representations and warranties made by such party to be true at and as of the Closing, the covenants contained herein to be complied with and the conditions to the parties' obligations to proceed to the Closing to be satisfied.

     SECTION 5.06. Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Stockholder shall use all reasonable efforts to cause the Company and its Subsidiaries to carry on their businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Stockholder shall use all reasonable efforts to cause the Company and its Subsidiaries not to (without the consent of HSNi) take any action that would cause the representations and warranties made in paragraphs (a) through
(j) of Section 3.12 to be untrue. In
addition, as an accommodation to HSNi to facilitate an orderly transition, the Stockholder will continue to serve as Chairman of the Company for a period not to exceed six months following the Closing.

     SECTION 5.07. Tag-Along Rights. HSNi hereby confirms that it has been informed of the "Tag-Along Rights" provided for in the Shareholders Agreement and hereby agrees, subject to the accuracy of the last two sentences of Section 3.05(b) of this Agreement, to purchase shares of Common Stock from those Company shareholders who exercise their "Tag-Along Rights" in accordance with the terms of the Shareholders Agreement and will provide demand registration rights to such holders on the basis of one demand registration right for each 4,000,000 shares of Common Stock sold to HSNi pursuant to such tag-along right. In addition, to the extent any such exchanging holder receives under this Agreement more than 1% of HSNi's outstanding equity securities, such holder shall be permitted to "piggyback" on any demand registration by the Stockholder if at the time thereof such holder cannot sell his or its HSNi shares received pursuant to his or its tag-along right under Rule 144 under the Securities Act (or its equivalent) without volume limitation. The Stockholder shall be solely responsible for giving notices to such holders in connection with any such registration.

     SECTION 5.08. Stockholders Agreement. In connection with the Closing, the Stockholder shall enter into the Stockholders Agreement attached hereto as Exhibit A (the "Stockholders Agreement") with the parties thereto. HSNi shall use all reasonable efforts to cause Diller and Liberty Media Corporation to enter into the Stockholders Agreement.

                                   ARTICLE VI

                                   DIRECTORS

     SECTION 6.01. Director Election. Prior to the Closing, the Stockholder shall use all reasonable efforts to cause the directors of the Company and the Company to exercise all authority under applicable law (including, without limitation, if required, preparing, filing and mailing to the Company's stockholders an information statement (the "Company Information Statement") in accordance with Rule 14f-1 under the Exchange Act) so that, effective upon the Closing, the Board of Directors of the Company shall consist of up to a majority of persons designated by HSNi (the precise number of which shall be determined by HSNi). Such designees shall be reasonably satisfactory to the Company's directors in the exercise of their fiduciary duties to the Company's stockholders. HSNi shall cooperate with the Company and shall provide to the Company the information required to be contained in the Company Information Statement, to the extent the Company Information Statement is required under the Exchange Act, concerning the persons proposed by HSNi to serve as Company directors.

     SECTION 6.02. HSNi Director Appointment. Prior to the Closing, HSNi shall take such action under applicable law so that, effective upon the Closing, the Stockholder shall be elected to serve as a director of HSNi. Subject to applicable law (including the rules and regulations of the FCC), so long as the Stockholder has not disposed of one-third or more of the HSNi Shares acquired hereunder (appropriately adjusted for stock splits, stock dividends, combinations, reorganizations and the like), other than to his Permitted Transferees (provided that at all times the Stockholder is the beneficial owner of at least 5% of HSNi's outstanding equity securities (assuming for this purpose that all HSNi equity securities issuable under the Liberty Agreements are outstanding)), HSNi shall take all necessary action to cause the Stockholder (or a designee of the Stockholder acceptable to HSNi) to be included in the slate of nominees recommended by the HSNi Board and shall use all reasonable efforts to cause the election of the Stockholder or such designee.

                                  ARTICLE VII

                            CLOSING; SECOND CLOSING

     SECTION 7.01. Closing. Subject to the provisions of Articles VIII and IX hereof and unless otherwise agreed by the parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York at

10:00 a.m., Eastern time, on July 9, 1997; provided, however, that if the conditions set forth in Sections 8.03, 8.05, 8.09, 9.06, 9.07 and 9.08 shall not have been satisfied or, where legally permissible, waived by such date, the Closing shall occur on the second Business Day after the last of such conditions has been satisfied or waived, at such time and place as is specified above. The date of the Closing is referred to in this Agreement as the "Closing Date."

     SECTION 7.02. Deliveries. At or prior to the Closing, the parties shall deliver all documents, instruments, certificates and writings required to be executed and delivered by them at or prior to the Closing pursuant to this Agreement.

     SECTION 7.03. Second Closing. If an adjustment in the number of HSNi Shares to be delivered in the Exchange is required to be made under Section 2.02(b), a second closing (the "Second Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York at 10:00 a.m., Eastern time, on the fifth Business Day following the determination of the number of Additional HSNi Shares to be delivered in accordance with
Section 2.02(b).

     SECTION 7.04. Deliveries at Second Closing. At the Second Closing, HSNi shall deliver to the Stockholder, against receipt therefor, certificates representing the Additional HSNi Shares and/or the FCC Excess Shares bearing a legend as set forth in Section 3.06.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
            THE STOCKHOLDER TO EXCHANGE, SELL AND DELIVER THE SHARES

     The obligations hereunder of the Stockholder to exchange, sell and deliver the Shares to HSNi, and accept delivery of the HSNi Shares, are subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in Section 8.01 through Section 8.10 below. These conditions are for the Stockholder's sole benefit and may be waived by the Stockholder (in whole or in part) at any time in his sole discretion.

     SECTION 8.01. Accuracy of HSNi's Representations and Warranties. The representations and warranties of HSNi contained in Article IV hereof shall be true and correct as of the date when made and as of the Closing Date, as though made on such date (except that representations and warranties made as of a specific date need be true and correct only as of such date), and the Stockholder shall have received a certificate attesting thereto signed by a duly authorized officer or agent of HSNi.

     SECTION 8.02. Performance by HSNi. HSNi shall have performed, satisfied and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by it on or prior to the Closing Date, and the Stockholder shall have received a certificate attesting thereto signed by a duly authorized officer or agent of HSNi.

     SECTION 8.03. HSR Act. The waiting periods under the HSR Act applicable to the Stockholder's acquisition of the HSNi Shares and to HSNi's acquisition of the Shares shall have expired or have been earlier terminated.

     SECTION 8.04. No Injunction. No temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction shall have been issued which prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement.

     SECTION 8.05. Information Statements. Twenty calendar days shall have elapsed from the mailing of the Information Statement to HSNi stockholders, and, if required under the Exchange Act, 10 calendar days shall have elapsed from the mailing of the Company Information Statement to the Company's stockholders.

     SECTION 8.06. Stockholders Agreement. The Stockholders Agreement shall be executed and delivered by Diller and Liberty Media Corporation.

     SECTION 8.07. No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending with, or to the knowledge of the Stockholder, threatened by, any public or governmental authority, against or affecting HSNi or the Stockholder or their respective properties or rights, before any court, arbitrator or administrative or governmental body which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) challenges the validity or legality of any transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

     SECTION 8.08.  No Material Adverse Effect.

     (a) There shall not have occurred and there shall not otherwise exist any condition, event or development having, or likely to have (in the reasonable judgment of the Stockholder), a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole.

     (b) Diller shall not have ceased serving HSNi as its Chief Executive Officer and Chairman of the Board.

     SECTION 8.09. Approvals and Consents. HSNi shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions contemplated hereby. The Bank Consent shall have been obtained or, in lieu thereof, the Bank Refinancing shall have been effected.

     SECTION 8.10. Proceedings. All corporate and other proceedings to be taken by HSNi in connection with the transactions contemplated by this Agreement and all documents reflecting or evidencing such proceedings shall be reasonably satisfactory in scope, form and substance to the Stockholder and his legal counsel, and the Stockholder and his legal counsel shall have received all such duly executed counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                                   ARTICLE IX

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
               OF HSNI TO EXCHANGE, ISSUE AND DELIVER THE SHARES

     The obligations of HSNi hereunder to exchange, issue and deliver the HSNi Shares, and accept delivery of the Shares, are subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in Section
9.01 through Section 9.08 below. These conditions are for HSNi's sole benefit and may be waived (in whole or in part) at any time in its sole discretion.

     SECTION 9.01. Accuracy of the Stockholder's Representations and Warranties. The representations and warranties of the Stockholder contained in
Article III hereof shall be true and correct as of the date when made and as of the Closing Date, as though made on such date (except that representations and warranties made as of a specific date need be true and correct only as of such date), and HSNi shall have received a certificate attesting thereto signed by the Stockholder.

     SECTION 9.02. Performance by the Stockholder. The Stockholder shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with on or prior to the Closing Date, and HSNi shall have received a certificate attesting thereto signed by the Stockholder.

     SECTION 9.03. No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending with, or to the knowledge of HSNi, threatened by, any public or governmental authority, against or affecting the Company or its properties or rights, before any court, arbitrator or administrative or governmental body which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) challenges the validity or legality of any transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

     SECTION 9.04. No Material Adverse Effect. There shall not have occurred and there shall not otherwise exist any condition, event or development having, or likely to have (in the reasonable judgment of HSNi), a Material Adverse Effect on the Company and its Subsidiaries considered as a whole.

     SECTION 9.05. No Injunction. No temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction shall have been issued or threatened which prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement.

     SECTION 9.06. Approvals and Consents. The Company and the Stockholder, as applicable, shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions contemplated hereby. The Bank Consent shall have been obtained or, in lieu thereof, the Bank Refinancing shall have been effected.

     SECTION 9.07. HSR Act. The waiting periods under the HSR Act applicable to the Stockholder's acquisition of the HSNi Shares and to HSNI's acquisition of the Shares shall have expired or have been earlier terminated.

     SECTION 9.08. Information Statements. Twenty calendar days shall have elapsed from the mailing of the Information Statement to HSNi stockholders, and, if required under the Exchange Act, 10 calendar days shall have elapsed from the mailing of the Company Information Statement to the Company's stockholders.

     SECTION 9.09. Proceedings. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated by this Agreement and all documents reflecting or evidencing such proceedings shall be reasonably satisfactory in scope, form and substance to HSNi and its legal counsel, and HSNi and its legal counsel shall have received all such duly executed counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                                   ARTICLE X

                             TERMINATION; EXPENSES

     SECTION 10.01. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of the Stockholder and HSNi.

     SECTION 10.02. Termination by the Stockholder or HSNi. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Stockholder or HSNi if and to the extent that (a) the Closing shall not have occurred at or prior to 5:00 p.m., Eastern time, on December 31, 1997; provided, however, that the right to terminate this Agreement under this
Section 10.02 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or (b) any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in effect any statute, rule or regulation, temporarily, preliminarily or permanently restraining, enjoining or otherwise prohibiting the Exchange or the consummation of the transactions contemplated by this Agreement.

     SECTION 10.03. Termination by HSNi. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of HSNi, if (a) the Stockholder shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Stockholder at or prior to such date of termination, and the Stockholder shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, (b) there shall have been a misrepresentation or breach by the Stockholder with respect to any representation or warranty made by him in this Agreement which would entitle HSNi not to consummate the transactions contemplated hereby under Article IX and such misrepresentation or breach cannot be cured prior to the Closing Date, or (c) there shall have occurred and be continuing any condition, event or development having, or reasonably likely to have, a Material Adverse Effect on the Company and its Subsidiaries considered as a whole.

     SECTION 10.04. Termination by the Stockholder. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Stockholder, at any time prior to the Closing Date, if (a) HSNi shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by HSNi at or prior to such date of termination and HSNi shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure, (b) there shall have been a misrepresentation or breach by HSNi with respect to any representation or warranty made by it in this Agreement which would entitle the Stockholder not to consummate the transactions contemplated hereby under Article VIII and such misrepresentation or breach cannot be cured prior to the Closing Date, (c) there shall have occurred and be continuing any condition, event or development having, or reasonably likely to have, a Material Adverse Effect on HSNi and its Subsidiaries considered as a whole, or (d) Diller shall have ceased serving HSNi as its Chief Executive Officer and Chairman of the Board.

     SECTION 10.05. Expenses. Except as provided in Section 3.7 hereof, each party shall be responsible for the payment of any expenses incurred by such party (including fees and expenses of counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE XI

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     Except as set forth below in the proviso to this Article XI, the representations and warranties of the parties set forth in this Agreement shall not survive the Closing Date; provided, however, that (a) the representations and warranties of the Stockholder set forth in Sections 3.03, 3.05, 3.06 and
3.07 of this Agreement shall survive the Closing Date indefinitely, and (b) the representations and warranties of HSNi set forth in Sections 4.03, 4.05, 4.06 and 4.07 of this Agreement shall survive the Closing Date and continue indefinitely. All covenants of the parties contained in this Agreement that contemplate action following the Closing shall survive the Closing; all other covenants shall terminate at the Closing.

                                  ARTICLE XII

                                CONFIDENTIALITY

     Each party hereto agrees that any nonpublic information heretofore delivered, provided or made available to it or to be provided to it in the future, shall not be used to the detriment of HSNi, the Company or any of their respective Subsidiaries or their business or operations and shall be kept confidential and not disclosed to any third party; provided, however, that disclosure of such information may be made (a) to any officers, directors, general partners, representatives, shareholders, agents, employees, Affiliates and Associates of the person receiving such information who agree to keep the nonpublic information confidential to the same extent and degree as provided herein, or (b) to the extent the same: (i) shall be or hereinafter become publicly available other than as a result of a disclosure by the party receiving such information; (ii) was lawfully available to the party receiving such information prior to its having received such information; (iii) becomes available to the party receiving such information from a source other than the party providing such information, provided such source is not known to the receiving party to be bound by a duty of confidentiality to the party providing such information; or (iv) shall be required to be disclosed by law or during the course of or in connection with any litigation or other proceeding, provided that the party so required to make disclosure shall notify the party provided such information of its obligation to disclose such information and shall fully cooperate with the party which provided such information in order to protect such confidentiality, or (c) by any party in connection with the enforcement of its rights hereunder (to the minimum extent necessary to enforce such rights, as determined in good faith by the party seeking to enforce such right).

                                  ARTICLE XIII

                                 MISCELLANEOUS

     SECTION 13.1. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by telecopy and confirmed by telecopy answerback, addressed as follows:

        (a)  If to the Stockholder, to:

            Paul G. Allen
            c/o William Savoy
            110 110th Avenue, NE
            Suite 500
            Bellevue, Washington 98004
            Telephone: (206) 453-1940
            Telecopy: (206) 453-1985

             With a copy to:

            Irell & Manella
            1800 Avenue of the Stars
            Suite 900
            Los Angeles, California 90067
            Telephone: (310) 203-7069
            Telecopy: (310) 282-5669

            Attention: Al Segel

        (b)  If to HSNi, to:

            HSN, Inc.
            2501 118th Avenue North
            St. Petersburg, Florida 33716
            Telephone: (813) 572-8585
            Telecopy: (813) 556-6882

            Attention: James G. Gallagher

             With a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 W. 52nd Street
            New York, New York 10019
            Telephone: (212) 403-1000
            Telecopy: (212) 403-2000

            Attention: Pamela S. Seymon
or at such other address as may be substituted by notice given as herein provided. The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on (A) the date on which personally delivered, with receipt acknowledged, (B) the date on which telecopied and confirmed by telecopy answerback, (C) the next Business Day if delivered by overnight or express mail, courier or delivery service, or (D) three Business Days after the same shall have been deposited in the United States mail, as the case may be. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     SECTION 13.2. Entire Agreement. This Agreement (together with the annex, schedules and exhibits hereto which are incorporated by reference herein) together with the Stockholders Agreement represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter, and can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

     SECTION 13.3. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Neither the Stockholder nor HSNi may assign its rights hereunder without the prior written consent of the other party hereto.

     SECTION 13.4. Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning or interpretation of the terms or other provisions of this Agreement.

     SECTION 13.5. Reasonable Efforts. Whenever in this Agreement the Stockholder is required to use all reasonable efforts to cause the Company to take or refrain from taking any action, the Stockholder shall not be required to breach his fiduciary duties to the Company in causing the Company to take or refrain from taking such action. Notwithstanding the foregoing, in the event the Company fails to comply with the covenants contained herein despite the Stockholder's efforts, for purposes of HSNi's rights under this Agreement, such failure shall be a breach of the applicable covenant, permitting, to the full extent of HSNi's rights under this Agreement, HSNi to terminate this Agreement, and there shall be no liability on the part of the Stockholder for the Company's failure (provided the Stockholder acts in good faith).

     SECTION 13.6. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, applicable to contracts to be made, executed, delivered and performed wholly within such state, and in any case, without regard to the conflicts of law principles of such state.

     SECTION 13.7. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     SECTION 13.8. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the covenants contained in this Agreement were not performed in all material respects by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach thereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that such covenants are not performed in accordance with their terms or are otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches and violations of any of the covenants contained in this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

     SECTION 13.9. No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     SECTION 13.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

                                          Paul G. Allen

                                          By:       /s/  PAUL G. ALLEN

                                            ------------------------------------
                                                       William Savoy
                                                      Attorney-in-Fact

                                          HSN, INC.

                                          By:      /s/  VICTOR KAUFMAN

                                            ------------------------------------
                                                    Name: Victor Kaufman
                                                   Office of the Chairman

                                                                         ANNEX B

                             STOCKHOLDERS AGREEMENT

     This Stockholders Agreement is made and entered into as of May 20, 1997 by and among Paul G. Allen, an individual ("Allen"); Barry Diller, an individual ("Diller"), on behalf of himself and his Affiliates (as defined below) (including, without limitation, Arrow Holdings, LLC, BDTV, Inc. and BDTV II, Inc.); and Liberty Media Corporation, a Delaware corporation ("Liberty"), on behalf of itself and its Affiliates (including, without limitation, Liberty HSN, Inc.).

     WHEREAS, pursuant to a Stock Exchange Agreement, dated May 20, 1997, between Allen and HSN, Inc., a Delaware corporation (the "Company") (the "Exchange Agreement"), Allen will acquire shares of HSNi Common Stock, as defined below;

     WHEREAS, Diller and Liberty and their respective Affiliates collectively have "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of an aggregate number of shares of HSNi Common Stock and HSNi Class B Common Stock, as defined below, which represent over 50% of the total voting power of the outstanding Voting Stock of the Company; and

     WHEREAS, Allen, Diller and Liberty desire to enter into this Agreement to set forth their respective rights and obligations with respect to certain matters relating to their shares of Common Stock (as defined below).

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a specified person shall mean any other person directly or indirectly controlling or controlled by or under direct common control with such specified person. For purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Common Stock" shall mean and include, without limitation, (i) the HSNi Common Stock; (ii) the HSNi Class B Common Stock; (iii) any security or other instrument (A) received as a dividend on, or other payment made to holder of, the Common Stock (or any security or other instrument referred to in this definition); (B) issued in connection with a split of the Common Stock (or any security or other instrument referred to in this definition) or as a result of any exchange or reclassification of the Common Stock (or any security or other instrument referred to in this definition) or (C) issued as a result of any consolidation, merger or other event which results in the conversion or exchange of the Common Stock (or any security or other instrument referred to in this definition); and (iv) any option, warrant or right to acquire the Common Stock (or any security or other instrument referred to in this definition).

          "HSNi Common Stock" shall mean common stock, par value $.01 per share of the Company.

          "HSNi Class B Common Stock" shall mean Class B common stock, par value $.01 per share of the Company.

          "Permitted Transferee" shall mean, with respect to Allen, (i) an Affiliate of Allen in which Allen is the sole equity owner, (ii) Allen's spouse, parents, members of his immediate family or his lineal descendants or to a trust the beneficiary of which is any of such persons, (iii) any of Allen's executors, administrators, testamentary trustees, legatees or beneficiaries named by will or by the laws of intestate succession or (iv) any investment fund, investment account or investment entity whose investment manager, investment advisor, general partner or managing member is Allen or a Permitted Transferee of

     Allen and such manager, advisor, partner or member has sole voting power with respect to the HSNi Common Stock so transferred by Allen.

          "Person" or "person" shall mean an individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated association, union, business association, firm or other entity.

          "Voting Stock" shall mean all capital stock of the Company that by its terms may be voted on all matters submitted to the stockholders of the Company generally.

     SECTION 2.  Voting Agreement Relating to Election of Directors.

     At all times after the date of this Agreement, (i) Allen shall be entitled to nominate Allen (or a designee of his acceptable to the Company) in each election of the Company's directors or, if the Company shall have a staggered Board of Directors, in each election in which Allen or his designee would stand for re-election upon the expiration of his or her term as a director of the Company, (ii) each of Diller and Liberty agrees, and agrees to cause each of his or its respective Affiliates, to vote all shares of Voting Stock over which he or it may then exercise voting power, at any annual or special meeting of stockholders of the Company called for the purpose of the election of directors or to execute written consents of stockholders without a meeting with respect to the election of directors, in favor of Allen or his designee (or, if necessary, to cause his or its designee or designees on the Board of Directors of the Company, if any, to vote in favor of the election of Allen or his designee) and
(iii) each of Diller and Liberty shall, and shall cause his or its respective Affiliates to, take whatever other action is reasonably necessary to ensure that the Board of Directors shall at all times include Allen or his designee as a member (including voting all shares of Voting Stock over which he or it may then exercise voting power to ensure that the Company's charter and bylaws do not at any time conflict with the provisions of this Agreement), subject to applicable law. Allen or his designee shall not be removed except for cause or with the consent of Allen. Upon any such removal for cause or with the consent of Allen, Allen shall have the right to designate a replacement director.

     Nothing in this Agreement shall be construed as requiring that Allen or his designee be counted as one of the directors that Diller or Liberty would be entitled to designate under the Stockholders Agreement dated as of August 24, 1995, as amended, by and between Diller and Liberty following a "Restructuring Transaction" or a "Change in Law" (as such terms are defined in such Stockholders Agreement).

     This Agreement shall terminate upon the disposition by Allen and his Permitted Transferees collectively, in one or more transactions, to third parties (other than Permitted Transferees) of one-third or more of the shares of HSNi Common Stock (as adjusted for stock splits, stock dividends, combinations, reorganizations and the like) acquired by Allen in the first closing of the Exchange Agreement; provided, however, that this Agreement shall terminate earlier if Allen and his Permitted Transferees do not beneficially own at least 5% of the Company's outstanding equity securities assuming for this purpose that all Company equity securities issuable under the Liberty Agreements (as defined in the Exchange Agreement) are outstanding).

     SECTION 3.  Miscellaneous.

     (a) Effective Time of this Agreement. This Agreement shall become effective upon the first closing of the Exchange Agreement. If the Exchange Agreement is terminated for any reason, this Agreement shall also terminate.

     (b) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE.

     (c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto.

     (d) Amendments and Waivers. This Agreement may be amended, waived or modified only with the written consent of each of the parties hereto. Any amendment that shall be so consented to shall be effective and binding on all of the parties hereto.

     (e) Specific Enforcement. Each of the parties hereto acknowledges and agrees that (i) monetary damages would be an inadequate remedy for a breach of any of the provisions of this Agreement, (ii) the other parties shall therefore be entitled to specific performance of its rights under this Agreement and (iii) in the event of any action for specific performance it shall waive the defense that a remedy at law would be adequate.

     (f) Attorney's Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorney's fees in addition to its cost and expense and any other available remedy.

     (g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

     (h) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          Paul G. Allen

                                          By:       /s/  PAUL G. ALLEN
                                            ------------------------------------
                                                       William Savoy
                                                      Attorney-in-Fact

                                                    /s/  BARRY DILLER
                                          --------------------------------------
                                                        Barry Diller

                                          Liberty Media Corporation,
                                            a Delaware corporation

                                          By:     /s/  ROBERT R. BENNETT
                                            ------------------------------------
                                              Name:  Robert R. Bennett
                                              Title:

                                                                         ANNEX C
                          [ALLEN & COMPANY LETTERHEAD]

                                                                    May 19, 1997

The Board of Directors
HSN, Inc.
2501 118th Avenue North
St. Petersburg, FL 33716

Members of the Board of Directors:

     You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to HSN, Inc., a Delaware corporation ("HSNi"), of the terms of the Proposed Transaction referred to hereinafter.

     Pursuant to the proposed Stock Exchange Agreement (the "Exchange Agreement"), to be entered into between Paul G. Allen and HSNi, the parties thereto are to effect an exchange transaction pursuant to which, on the terms and subject to the conditions set forth in the Exchange Agreement (the "Proposed Transaction"), HSNi will exchange newly issued and outstanding shares of its Common Stock for the approximately 12,283,000 shares of Ticketmaster Group, Inc. ("Ticketmaster") common stock, no par value (the "TKTM Common Stock"), owned by Paul G. Allen. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Exchange Agreement.

     We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction will be, obtained. As you know, Allen & Company Incorporated ("Allen") has from time to time provided various investment banking and financial advisory services to HSNi and its affiliates and has acted as its financial advisor in connection with the Proposed Transaction pursuant to the letter agreement dated May 19, 1997. In addition, as you know, Allen served as lead managing underwriter in connection with the initial public offering of 7,250,000 shares of TKTM Common Stock in November 1996, and Allen and certain of its officers and directors own securities of HSNi. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade in securities of HSNi and TKTM.

     We also understand that the consummation of the Proposed Transaction, together with the possible exercise of certain tag-along rights by certain shareholders and the completion of certain other steps that may be contemplated, will confer upon you effective control of TKTM.

     In arriving at our opinion, we have among other things:

          (i) reviewed the terms and conditions of the Proposed Transaction, including the draft Exchange Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

          (ii) analyzed certain financial aspects of the Proposed Transaction and consideration to be paid to TKTM shareholders;

          (iii) reviewed and analyzed publicly available historical business and financial information relating to HSNi and TKTM, as presented in documents filed with the Securities and Exchange Commission;

          (iv) analyzed selected summary non-public financial and operating results of operations of HSNi and TKTM;

          (v) analyzed the financial conditions and prospects of HSNi and TKTM;

          (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with operating statistics and dynamics similar to those of HSNi and TKTM;

The Board of Directors
HSN, Inc.
May 19, 1997
Page 2

          (vii) reviewed the trading history of HSNi's Common Stock and the TKTM Common Stock, including such stocks' performance in comparison to market indices and to selected companies with operating statistics and dynamics similar to those of HSNi and TKTM;

          (viii) conferred with the management teams of each of HSNi; and TKTM;

          (ix) reviewed public financial and transaction information relating to premiums paid in "change-of-control" transactions; and

          (x) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting HSNi and TKTM and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of HSNi or TKTM. With respect to selected summary financial and operating results referred to above, we have assumed they were reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of HSNi and TKTM as to the future financial performance of HSNi and TKTM, respectively.

     In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of HSNi and TKTM.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of HSNi in its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by HSNi with the Securities and Exchange Commission with respect to the Proposed Transaction. Furthermore, the opinion rendered herein does not constitute a recommendation that HSNi pursue the Proposed Transaction over any other alternative transactions which may be available to HSNi or that any stockholder of HSNi vote to approve the Proposed Transaction.

     Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Proposed Transaction are fair, from a financial point of view, to HSNi.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ NANCY B. PERETSMAN
                                            ------------------------------------
                                            Nancy B. Peretsman
                                            Managing Director

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